    As filed with the Securities and Exchange Commission on June 12, 1996.

                                                      Registration No. 333-3922.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         Pre-Effective Amendment No. 2
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                           THE FEMALE HEALTH COMPANY
    ------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)


   Wisconsin                          3069                     39-1144397
- ----------------                -----------------           ------------------
(State or Other                 (Primary Standard            (I.R.S. Employer
Jurisdiction of                    Industrial               Identification No.)
Incorporation or                  Classification
Organization)                      Code Number)



                     919 North Michigan Avenue, Suite 2208
                            Chicago, Illinois 60611
                                (312) 280-2281
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

        O.B. Parrish, Chairman of the Board and Chief Executive Officer
                     919 North Michigan Avenue, Suite 2208
                           Chicago, Illinois 60611
                                (312)-280-2281
    ------------------------------------------------------------------------
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                         Reinhart, Boerner, Van Deuren,
                           Norris & Rieselbach, s.c.
                      1000 North Water Street, Suite 2100
                              Milwaukee, WI 53202
                         Attn:  Robert E. Bellin, Esq.
                             James M. Bedore, Esq.


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] __________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] _____________________________________

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                           THE FEMALE HEALTH COMPANY

                             CROSS REFERENCE SHEET

Form S-1 Item Number and Caption                                     Location in Prospectus
- --------------------------------                                     ----------------------
1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus......................   Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover
      Pages of Prospectus.........................................   Inside Front Cover of Prospectus; Outside Back
                                                                     Cover of Prospectus

3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges..........................   Prospectus Summary; Risk Factors

4.  Use of Proceeds...............................................   Use of Proceeds

5.  Determination of Offering Price...............................   Plan of Distribution

6.  Dilution......................................................   Dilution

7.  Selling Security Holders......................................   Principal and Selling Shareholders

8.  Plan of Distribution..........................................   Plan of Distribution

9.  Description of Securities to be Registered....................   Description of Capital Stock

10. Interests of Named Experts and Counsel........................   Legal Opinions

11. Information with Respect to the Registrant....................   Prospectus Summary; Risk Factors;
                                                                     Price Range of Common Stock and
                                                                     Dividend Policy; Business

12. Disclosure of Commission Position
      on Indemnification for Securities Act Liabilities...........   N/A

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             PRELIMINARY PROSPECTUS

                   SUBJECT TO COMPLETION DATED JUNE 12, 1996

                                1,790,580 Shares

                           THE FEMALE HEALTH COMPANY

                                  COMMON STOCK

  Of the 1,790,580 shares of Common Stock of The Female Health Company (the "Company") offered hereby, 1,500,000 shares are being offered for sale by the Company to the public on a "best efforts" basis with no required minimum and up to 110,000 shares are or may be issued by the Company to the Company's secondary placement agent as compensation for consulting and other services. See "Plan of Distribution." The remaining 180,580 shares are being sold by the Selling Shareholders, including 150,000 shares which may be received by a Selling Shareholder upon exercise of a warrant. The warrant is currently exercisable as to 50,000 shares and becomes exercisable for the remaining shares if the market price of the Company's Common Stock achieves certain preestablished levels. The exercise price per share of stock under this warrant is $3.50. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

  The Common Stock is currently listed on the American Stock Exchange under the symbol "FHC." As of June 11, 1996, the last reported sale price of the Common Stock on the American Stock Exchange was $5.50 per share.

  THERE ARE CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BEFORE PURCHASING SHARES IN THIS OFFERING. SEE "RISK FACTORS" ON PAGE 8.
                             ______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


- ------------------------------------------------------------------------------------------------------------------------------------
                                                  Underwriting Discounts and    Proceeds to   Proceeds to Selling
                             Price to Public(1)         Commissions(2)         Company(3)(4)     Shareholders
- ------------------------------------------------------------------------------------------------------------------------------------
Per Share...............         $     4.40                $    .08              $     4.32         $   4.40

Total(5)................         $7,394,552                $120,000              $6,480,000         $794,552
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Of the 1,790,580 shares being registered for sale hereby, 1,500,000 shares are being offered for sale by the Company to the public (the "Shares"), up to 110,000 will be sold by the Company to its secondary placement agent in this offering and 180,580 shares will be sold by Selling Shareholders. The shares to be sold by the Company to the public will be offered at the Price to Public specified above on a "best efforts" basis for a period terminating 30 days after the date of this Prospectus. The up to 110,000 shares to be sold by the Company to the Company's secondary placement agent will be sold in consideration of certain consulting and other services. Accordingly, the Company will not receive any cash proceeds from this sale. It is anticipated that the 180,580 shares being sold by the Selling Shareholders will be sold from time to time by the Selling Shareholders primarily in transactions (which may include block transactions) on the American Stock Exchange at the market price then prevailing, although sales may also be made by the Selling Shareholders in negotiated transactions or otherwise. The shares being sold by the Selling Shareholders may be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. The Price to Public represents the public offering price for the Shares being sold by the Company. The shares may be sold by the Selling Shareholders at prices more or less than this price. See "Plan of Distribution" for a more complete discussion of the method of distribution of the shares by the Company and the Selling Shareholders.

(2) The Company has employed two placement agents to assist the Company in its sales efforts in this offering. The Company will pay the primary placement agent commissions of $.08 per share on sales of 1,500,000 Shares of the Common Stock to be sold by the Company to the public. In addition, the Company will issue to this placement agent, at a nominal cost, a warrant to purchase such number of shares of the Company's Common Stock as is determined by the following formula: (40 x the gross proceeds to the Company in this offering) / 1,000. The warrant will be exercisable at a price per share equal to $4.53, which is approximately 81% of the average of the closing prices of the Company's Common Stock for the five trading days immediately preceding the date on which the public offering price of the Company's Common Stock in this offering was determined. The Company has agreed to issue to the secondary placement agent 60,000 shares of the Company's Common Stock and an additional 10,000 shares for each $1 million of proceeds received by the Company in this offering as a result of the sales efforts of this secondary placement agent, up to a maximum of 50,000 additional shares. Underwriting discounts and commissions in the table above does not include the market value of $605,000 (based on the $5.50 last sale price per share of the Company's Common Stock on June 11, 1996) for the 110,000 shares which may be issued to the Company's secondary placement agent in this offering. See "Plan of Distribution."

     Underwriting discounts and commissions in the table above also does not include $256,080, representing the difference between the aggregate market value (based on the June 11, 1996 last sale price per share) and the exercise price per share of $4.53 for the 264,000 shares underlying the warrant which will be issued to the Company's primary placement agent in this offering based on the public offering price per share and assumed proceeds to the Company in this offering if all of the Shares are sold. The Company has also agreed to reimburse the primary placement agent for its actual out-of-pocket expenses incurred in this offering. It is estimated that such expenses will not exceed $5,000. All discounts and commissions on sales of Common Stock by the Selling Shareholders, if any, will be paid directly by the Selling Shareholders.

(3) Before deducting expenses payable by the Company estimated to be approximately $245,000, including certain expenses of the Selling Shareholders. The expenses of this offering, other than brokerage commissions and certain expenses being paid by one of the Selling Shareholders, are being paid by the Company. See "Principal and Selling Shareholders."

(4) Proceeds to Company does not include the exercise price which would be received by the Company upon a Selling Shareholder's exercise of its warrant to purchase 150,000 shares of the Company's Common Stock at an exercise price of $3.50 per share, the underlying stock of which is being registered for resale by the Selling Shareholder. The warrant is currently exercisable as to 50,000 shares and will become exercisable for the remaining shares if the market price of the Company's Common Stock achieves certain preestablished values. If the warrant is exercised in full, the Company would receive additional proceeds of $525,000 and if the warrant is exercised as to the currently vested portion, the Company would receive additional proceeds of $175,000. See "Principal and Selling Shareholders."

(5) Assumes all of the shares being offered by the Company are sold. The shares are being offered on a "best efforts" basis and, accordingly, the Company may sell less than all of the shares offered hereby.

     The Shares to be sold by the Company to the public hereunder are being offered on a "best efforts" basis by the Company with the assistance of the two placement agents, subject to prior sale, withdrawal or cancellation of the offering without notice. Any modification to the offering will be made by means of an amendment to this Prospectus. Certain directors and officers of the Company may participate in the sale of the Shares by the Company. Such officers and directors will rely on the exemption from broker-dealer registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended and sales of the Shares by the Company will be conducted within the requirements of Rule 3a4-1, so as to permit such officers and directors (all of whom may be deemed to be associates within the meaning of Rule 3a4-1) to participate in the sale of the Shares. No directors or officers of the Company will be compensated in connection with his or her participation in the offering by the payment of commissions or other renumeration based either directly or indirectly on the sales of the Shares. There is no minimum offering amount. Accordingly, the Company may sell less than all of the Shares. The Company will receive and retain the proceeds from its sales of the Shares from time to time during this offering and no arrangements have been made to place any such proceeds in escrow. There can be no assurance that the proceeds raised by the Company in this offering, whether all or less than all of the Shares are sold, will provide the Company with sufficient capital to achieve its plans. See "Risk Factors." The shares being sold by the Selling Shareholders will be sold primarily in transactions on the American Stock Exchange. However, the Selling Shareholders may sell shares to market makers acting as principals, or through broker dealers acting as principals for themselves or agents for their customers or in privately negotiated transactions. See "Plan of Distribution" for a more complete discussion of the method of distribution of the shares by the Company and the Selling Shareholders.


                            GS/2/ SECURITIES, INC.
                            COLLOPY & COMPANY, INC.



                 The date of this Prospectus is ________, 1996.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     Statements contained herein and concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by references to the copy of the applicable document filed with the Commission.


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of this Web site is (http: //www.sec.gov). The Company's Common Stock is traded on the American Stock Exchange and copies of the foregoing material may also be inspected and copied at such exchange.

                                  THE COMPANY

     The Company today is a global start-up company. Its business consists of the manufacture and sale of the female condom, known in the United States as Reality(R) and under various other trade names in foreign countries. The Company was incorporated in its original form in Wisconsin in 1971.

     Over the past several years, the Company has expended significant time and resources in the development of the female condom and securing FDA approval to market the female condom in the United States. During this time, the Company also operated its original business of developing, manufacturing and marketing specialty chemical and branded consumer products for the leisure time, household and institutional health care markets and for third parties. Prior to entering the commercialization phase of the female condom, the Company's Board of Directors determined that the continued growth and development of the female condom and the Company's other products would require separate management and accountability. Accordingly, in April of 1994, the Board of Directors formed WPC Holdings, Inc. ("Holdings") as a wholly owned subsidiary of the Company and transferred to Holdings all of the assets and liabilities of the Company other than those related primarily to the female condom. Prior to this restructuring, the Board of Directors determined that the Company was not able to simultaneously devote the time and resources necessary to adequately and effectively develop its two entirely different businesses.

     After considering various alternatives, on March 10, 1995, the Board of Directors selected the female condom as the central focus for the Company's strategic direction. This resulted in a strategy to sell Holdings and change the Company's name to The Female Health Company. After negotiations with the two potential purchasers, the Company executed a purchase agreement in June 1995 agreeing to sell Holdings to WPC Acquisition Corporation, subject to approval of the Company's shareholders (the

"Sale"). At a special meeting of the Company's shareholders held on January 18, 1996, the shareholders approved the Sale and on January 29, 1996, the Company effectuated the Sale.

     While the Company was in the process of preparing a proxy statement to request that the Company's shareholders approve the Sale, the Company became aware that the sole stockholder of Chartex Resources Limited (which, together with its wholly owned subsidiary, Chartex International, Plc, is referred to herein collectively as "Chartex"), the manufacturer and owner of certain worldwide rights to, and the Company's sole supplier of, the female condom, was considering various alternatives for Chartex's future, including a sale of its stock or assets to a third party or a liquidation. Because of this and the perceived benefits of an acquisition of Chartex, the Company negotiated with the sole stockholder to acquire Chartex, and on November 20, 1995 the Company executed an acquisition agreement to purchase the outstanding stock of Chartex (the "Chartex Acquisition"). The Company effectuated the Chartex Acquisition on February 1, 1996.

     As a result of the Sale and the Chartex Acquisition, the Company's sole business now consists of the manufacture, marketing and sale of the female condom. The Company owns certain global intellectual property rights for the female condom, including patents in the United States, the European Union, Japan and various other countries, regulatory approvals in certain countries, including a PMA in the U.S., and certain proprietary manufacturing technology. In addition, the Company owns a state of the art, FDA approved, manufacturing facility in London, England capable of producing 60 million female condoms per year. The Company also has an approximately (Pounds)39 million (approximately $60 million) tax loss carryforward in the U.K.

     The Company believes the female condom has global potential to prevent unintended pregnancy and sexually transmitted diseases, including AIDS ("STDs"). The World Health Organization ("WHO") estimates that worldwide there are 333 million new cases of STDs each year and the American Journal of Obstetrics and Gynecology (1993) noted that half of all pregnancies in women between the ages of 15 and 44 in the U.S. alone are unintended. Prevention of STDs and unintended pregnancies can significantly lower health care costs through the avoidance of expensive treatment for STDs and the expenses associated with unintended pregnancies.

     The Company intends to initially focus the majority of its marketing efforts on three key markets: the United States, Japan and the global public sector market. The Company will also seek to continue to establish marketing partners in other markets throughout the world. In the United States, the Company will continue the educational-based thrust of its marketing, focusing on advertisement and promotion directed toward young adults and city, county and state public sector programs. In Japan, the Company has entered into a relationship with a $1 billion division of a $5 billion Japanese health care company. This division will market the female condom in Japan once it receives Japanese regulatory approval, which is currently anticipated to occur in late 1996 or early 1997. As the third part of its main marketing focus, the Company intends to continue to develop its global public sector sales through sales to WHO, the United States Agency for International Development ("USAID") and their affiliates.

     The Company believes that in addition to these high priority markets, opportunities exist in several other markets worldwide. As appropriate and the Company's resources permit, additional markets may be introduced. Specifically, the female condom has not yet been introduced in Brazil, Canada, China, France, Germany, Italy, India, Mexico and Russia. To date, Chartex has entered into exclusive distributor arrangements with several companies in various countries, including Argentina, Austria, Belgium, Greece, Hong Kong, Korea, the Netherlands, Portugal, Singapore, Spain, Switzerland and Thailand. These exclusive distributor agreements generally require the distributor to purchase a specified minimum quantity of units per year during the term of the agreement and require the distributor to spend a specified minimum amount on promotional expenses.

     To date, the product has not been launched in any major markets other than the United States and the United Kingdom. However, the product has been launched in 14 other smaller countries representing less than 2% of the potential market, and the sales volume in these countries has been less than anticipated. Management believes the lower than expected sales in these countries resulted from Chartex's initial failure to utilize an education-based marketing strategy.

     Management believes that a steady education based approach to marketing the female condom will successfully develop the market. Experience to date suggests this is occurring. 21 studies conducted by various independent investigators in 17 countries with 3,500 participants reflected the following response ranges:


               50% to 90%     like the female condom
               30% to 97%     would recommend its use
               25% to 86%     preferred it to the male condom

     In addition, according to various studies, about 40% to 60% of women who try the female condom indicate that they would continue to use it. Significant scientific support has developed for the female condom. There are more than 20 studies underway in the U.S., including comparison to the male condom, effectiveness, propensity to use and acceptability. The U.S. government is providing more than $8 million to fund this research. There is also significant and growing public sector interest. USAID is conducting a 22-country needs assessment study. WHO has conducted several studies and has expressed serious interest in the female condom. In addition, the cities of Philadelphia and Chicago have initiated successful public sector outreach/distribution programs.

     Management believes that given the market need and the results of these studies, as the health care community and women become familiar with the female condom, use of the female condom throughout the world will increase.

     The Company's corporate offices are located at 919 North Michigan Avenue, Suite 2208, Chicago, Illinois, 60611, and its telephone number is (312) 280-2281. The Company's operating unit is located at 875 North Michigan Avenue, Suite 3660, Chicago, Illinois 60611, and its telephone number is (312) 280-1119.


                                  THE OFFERING


Shares Offered . . . . . . . .  1,790,580 shares of the $.01 par value Common
                                Stock of the Company (the "Common Stock"), up to 1,610,000 of which will be sold by the Company (the "Shares") and up to 180,580 of which will be sold by the Selling Shareholders (see "Principal and Selling Shareholders" and "Plan of Distribution").

Shares to be Outstanding
  After the Offering . . . . .  8,068,312 shares of Common Stock (assuming all of the Shares are sold, the Company's secondary placement agent receives 110,000 shares in this offering and that a Selling Shareholder exercises its warrant to purchase the 50,000 shares of Common Stock which are currently vested under a warrant).

American Stock Exchange
  Symbol  . . . . . . . . . .   FHC

                         SUMMARY FINANCIAL INFORMATION


                                                  Year Ended September 30,                 Six Months Ended
                                          ----------------------------------------        -------------------
                                                                                               March 31,
                                                                                          -------------------
                                              1993          1994          1995          1995             1996
                                          ------------  ------------  ------------  ------------  -------------------
STATEMENT OF OPERATIONS DATA:
Net revenues............................  $    25,379   $ 1,671,885   $ 2,179,155   $   982,902        $   730,508
Cost of products sold...................       25,379     1,138,905     2,558,420       690,972          1,197,455(1)
Selling expense.........................           --     1,774,754     4,276,610     3,092,224            797,334
Research and new product
 development expenses...................    1,103,790       489,656       135,121        67,415            154,612
Reality exclusivity fees(2).............    2,766,462     2,993,299     2,578,941     1,727,390                 --
Loss from continuing
 operations.............................   (3,971,861)   (5,501,767)   (8,446,958)   (5,214,740)        (2,439,492)
Net loss................................   (3,736,000)   (3,000,134)   (8,382,359)   (5,834,487)        (2,443,953)
Loss from continuing
 operations per common and
 dilutive common equivalent
 share..................................        (1.02)        (1.13)        (1.40)        (0.92)             (0.38)




                                                        September 30,                         March 31,
                                                        ------------                          ---------
                                               1993          1994          1995          1995             1996
                                          ------------  ------------  ------------  ------------  -------------------
BALANCE SHEET DATA:
CONTINUING OPERATIONS:
Working capital (Deficit)...............   (1,717,088)    3,216,970    (2,034,064)          N/A(3)        (656,912)
Total assets............................    3,615,142     9,245,775     6,575,025           N/A(3)      11,518,051
Long-term debt and capital lease
 obligations............................           --        85,387       145,720           N/A(3)       2,799,657
Stockholders' equity....................      763,073     5,638,456       387,612           N/A(3)       5,087,222
DISCONTINUED OPERATIONS:
Working capital.........................    1,698,344     4,827,966     5,211,277           N/A(3)              --
Total assets............................    6,460,448     9,401,541     9,540,376           N/A(3)              --
Long-term debt, capital lease
 obligations and minority interest......    1,927,782     1,763,122     1,608,475           N/A(3)              --
Stockholders' equity....................    3,574,448     7,038,172     7,163,596           N/A(3)              --

____________________
(1) Includes a $300,000 charge for inventory obsolescence reserve in the quarter ended March 31, 1996 which was taken by the Company to reflect the aging of its current inventory and the Company's lower than anticipated sales volume.

(2) Prior to June 30, 1995, the Company recorded charges relating to minimum royalties necessary to maintain exclusive rights to market and distribute Reality in the U.S., Canada and Mexico. Due to pending discussions with Chartex as to a potential acquisition or other arrangement between the companies, the Company ceased recording further exclusivity charges after June 30, 1995. In conjunction with the Company's acquisition of Chartex effective February 1, 1996, the balances of the Company's exclusivity liability and prepaid royalty asset were eliminated in the purchase accounting. Refer to Notes 1 and 7 of the Company's September 30, 1995 Consolidated Financial Statements for further information on these items.

(3)  Balance sheet information as of March 31, 1995 was not deemed necessary.

                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below as well as the other information contained in this Prospectus.

     1. Additional Capital Required; Potential Dilution. The Female Health Company and its wholly owned subsidiary Chartex Resources Limited ("Chartex Limited") and Chartex Limited's wholly owned subsidiary Chartex International Plc ("Chartex International" and together with Chartex Limited, collectively, "Chartex") have fixed cash expenses of approximately $400,000 per month before capital expenditures and debt repayment. At May 31, 1996, the Company had approximately $0.6 million of cash available for working capital purposes. If the Company meets its operating plans, it will need to source at least approximately $1 million by June 30, 1996, an additional $1 million within one month thereafter and a cumulative amount of approximately $8.0 million by March 31, 1997.

          The Company intends to seek to source the foregoing amounts from one or more of the following sources: refinance of the Chartex manufacturing facility (including refinancing the approximately $1.7 million mortgage and extracting up to $1 million of cash from equity (appraised value in excess of current loan value)); up to $0.6 million from a working capital credit facility which would be based on eligible accounts receivable; and up to approximately $6.2 million from sales of Common Stock in this offering. However, there can be no assurance that the Company will be able to source all or any portion of this required capital through these or other sources or that such amount, if raised, will be sufficient to operate the Company until sales of the female condom generate sufficient revenues to fund operations. In addition, any such funds raised may be costly to the Company and/or dilutive to existing shareholders. At present, the Company has no immediate plans to sell any additional shares of its Common Stock other than the sale of the shares contemplated by this Prospectus.

          The Company is offering its shares hereunder on a "best efforts" basis with no minimum number of shares required to be sold. Accordingly, the Company may sell all or less than all of the Shares offered hereby. If the Company is not able to source the required funds or any future capital which becomes required, the Company may be forced to sell certain of its assets or rights or cease operations. The Company has had preliminary contacts with two possible sources for a refinancing of the Chartex facility. Based on these discussions, management believes that the Company will be able to complete a refinancing before the end of 1996. The Company does not currently have in place any accounts receivable financing or other line of credit financing but it will actively pursue such financing once this offering is completed.

     2. Potential for Differing Sales Prices Per Share Sold in This Offering. The Company is offering the Shares to the public at a price per share which is less than the current market price of the Company's Common Stock. However, the Selling Shareholders may sell shares in transactions (which may include block transactions) on the American Stock Exchange at the market price then prevailing. As a result, purchasers of the Common Stock from the Selling Shareholders in this offering may pay more per share than purchasers who purchase the Shares from the Company. See "Plan of Distribution."

     3. Reliance on Product Line; Lower Than Anticipated Reality Sales; Operating Losses. The Company expects to derive its future revenues from sales of the female condom, its sole current product. The female condom is a revolutionary new product. The product itself is in the early stages of its commercialization. The female condom has been on retailers' shelves in the United States for approximately 19 months as of March 31, 1996 and has been launched by Chartex in the U.K. and 14 other small countries between 1992 and 1995. Since such time, sales of the female condom have been significantly lower than management's expectations. The Company had net sales from continuing operations of $730,508 for the six months ended March 31, 1996 compared to sales of $982,902 for the six months ended March 31, 1995. Net sales to the "private sector" (trade sales) were $296,271 for the six month period ended March 31, 1996 compared with $643,318 for the prior year period. Net sales to the "public sector" for the six month period ended March 31, 1996 were $434,237 compared with $339,584 for the prior year period. In addition, during the period from January 1, 1996 through the date of the Chartex Acquisition on February 1, 1996, Chartex had net sales of (Pounds)15,000 (approximately $23,000). Accordingly, the ultimate level of consumer acceptance of the female condom, which includes the consumer's decision to purchase the female condom versus other available products, is not yet known.

          Management believes that sales of the female condom have been less than anticipated due to its revolutionary nature as the first female condom, the seriousness of the consumer decision to use it and the understanding required to use a new class of product. In considering using the female condom, women often ask three questions: "Will it work?"; "How do I use it correctly?"; and "How will my partner react?" Addressing these questions requires education over time and the support of the medical provider community. Management believes that with additional marketing and consumer education, sales will increase. However, there can be no assurance to this effect.

          The Company's current level of expenditures has been established to support a higher level of revenues associated with the female condom. The Company will continue to report operating losses until such revenues significantly increase or the Company significantly reduces its cost structure.

          If sales do not significantly increase, the Company will continue to report operating losses and, ultimately, the Company's viability may be in jeopardy. For the period beginning with the commercial launch of Reality in the United States in the fourth quarter of fiscal 1994 and ending on March 31, 1996, the Company sold approximately 3.4 million Reality devices. The Company's average selling price during this period was $1.33 per device, including 250,000 devices sold to Family Health International for a clinical acceptability study (supported by the United States Agency for International Development) at a discounted price. For the Company's six month period ended March 31, 1996, the average selling price of the female condom was $1.22 per device. From 1992 through March 31, 1996, Chartex sold approximately 5.4 million devices (exclusive of sales to the Company) at an average selling price of less than $1.00 per device. The Company estimates that approximately 18.8 million female condoms must be sold worldwide at an average selling price of $1.00 per device to break even on a cash basis. The $1.00 per device average selling price is based on the Company's estimate of projected mix in sales of devices based on current prices.

     4. Market Acceptance of the Female Condom and Potential Write-Off of Assets. There can be no assurance that the female condom will be accepted by a sufficient number of consumers to be profitable to the Company. The Company will be required to write-off or write-down any assets related to the female condom, with a resulting charge to earnings, if the Company is not able to successfully market and generate substantial revenue from sales of the female condom.

     5. Integration of Chartex Operations. The Company's future short-term and long-term success will be dependent upon its ability to effectively integrate and manage Chartex's operations. The Company believes that its current management team will be sufficient to properly manage the

Company's and Chartex's operations. However, because Chartex is located in London, England and the Company's management team is primarily located in the United States, there can be no assurance that the Company will not find it necessary to seek additional managers in the future to be located in London or that such managers will be available on terms acceptable to the Company or that, with or without such additional managers, the Company will be able to effectively integrate the Company's and Chartex's operations.

     6. Foreign Currency and Market Risk. The Company anticipates that a material portion of the Company's future sales will be in foreign markets. Sales in such foreign markets will be subject to normal currency risks associated with changes in the exchange rate of foreign currencies relative to the United States Dollar. In addition, some of the Company's future international sales may be in developing nations where dramatic political or economic changes are possible. Such factors may impair the Company's future sales, or the collectability of any such sales, in those countries.

     7. Dependence on Key Personnel. The Company's success will depend in large part upon its ability to attract and retain highly qualified marketing and sales personnel. The Company is particularly dependent upon the services of O.B. Parrish, its Chairman of the Board and Chief Executive Officer and Mary Ann Leeper, Ph.D., its President and Chief Operating Officer. The Company has entered into an employment agreement with Dr. Leeper. The loss of the services of these or certain other key individuals, or the failure of the Company to attract and retain other skilled personnel, could have a material adverse impact on the Company.

     8. Future Research on Product Efficacy. The Company continues research and is participating and expects to continue to participate in future government-sponsored studies on the effectiveness of the female condom compared to other barrier contraceptive products in preventing sexually transmitted diseases and unintended pregnancy. The Company believes that the results of these additional studies will be favorable to the Company. However, if the results prove to be unfavorable, such unfavorable results would have a material adverse impact on the Company.

     9. Potential Inventory Writedowns. The United States Food and Drug Administration ("FDA") approved an increased shelf life for Reality from two years to three years, which provides a new average shelf life of 16 months (as of March 31, 1996) for the Company's existing Reality inventory. If the Company's sales of Reality do not significantly increase, the Company may need to expend funds to relabel this inventory to reflect the new shelf life and may also experience significant additional inventory writedowns in the future.

     10. Volatility of Stock Price. The market price of the Company's Common Stock has been and may continue to be affected by quarter-to-quarter variations in the Company's operating results, announcements by the Company's competitors and other factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, particularly among emerging growth company stocks, which have often been unrelated to the operating performance of particular companies. Factors not directly related to the Company's performance, such as governmental regulation or negative industry reports, may also have a significant adverse impact on the market price of the Company's Common Stock. See "Price Range of Common Stock."

     11. Product Liability. The nature of the Company's product may expose the Company to significant product liability risks. The Company maintains product liability insurance with coverage limits of $5 million per year on the female condom. There can be no assurance that the Company will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against product liability claims. While no product liability claims on the female condom have been brought against the Company to date, a successful product liability claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

     12. Future Sales of Common Stock. Sales of the Company's Common Stock in the public market after this offering, or the perception that such sales may occur, could adversely affect the market price of the Company's Common Stock. Upon completion of this offering (assuming all 1,610,000 shares offered by the Company are sold, including the maximum 110,000 shares which may be issued to the Company's secondary placement agent in this offering, and that a Selling Shareholder exercises its warrant to purchase the 50,000 shares which are currently vested under the warrant), the Company will have 8,068,312 shares of Common Stock outstanding. Of these shares, 6,362,732 shares currently outstanding are, and all of the shares sold hereby will be, eligible for resale in the public market by persons other than "affiliates" of the Company (generally, a person who has a control relationship with the Company) without regard to any resale limitations under Rule 144 of the Securities Act. Further, the Company has issued options and warrants to purchase an aggregate of 1,498,538 shares of Common Stock, approximately 799,842 of which are exercisable within the next six months, and has agreed to issue to the primary placement agent in this offering a warrant to purchase such number of shares of Common Stock as is determined by the following formula: (40 x the gross proceeds to the Company in this offering)/1,000. The Company has filed or intends to file registration statements under the Securities Act to register the sale of the shares underlying these options and warrants and, accordingly, any shares received upon exercise of these options or warrants would also be freely tradeable without restriction by persons other than affiliates. See "Shares Eligible for Future Sale."

     13. Government Regulation. Reality is subject to regulation by the FDA, pursuant to the federal Food, Drug, and Cosmetic Act (the "FDC Act"), and by other state and foreign regulatory agencies. Under the FDC Act, medical devices must receive FDA clearance before they can be sold. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is monitored through periodic inspections by the FDA. The failure to comply with applicable regulations may result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions and could have a material adverse effect on the Company.

     14. History of Losses; Sufficiency of Capital. The Company has incurred net losses from continuing operations of $3,971,861, $5,501,767 and $8,446,958 in its fiscal years ended September 30, 1993, 1994 and 1995, respectively. The Company has incurred a net loss from continuing operations of $2,439,492 for the six months ended March 31, 1996. Chartex has incurred operating losses of approximately $20,100,000, $3,500,000 and $5,900,000 for the years ended December 31, 1993, 1994 and 1995, respectively, using a 1.5 U.S. dollar to U.K. pound exchange rate.

There can be no assurance that the Company will achieve a profitable level of operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     15. Dilution. The net pro forma tangible book value of the Company at March 31, 1996, as adjusted for the issuance of the 1,610,000 shares of Common Stock offered by the Company hereby, the exercise by a Selling Shareholder of the vested portion (50,000 shares) of its warrant to purchase 150,000 shares of Common Stock at an exercise price of $3.50 per share and the issuance of 15,580 shares to a Selling Shareholder was $10,066,752 or $1.25 per share of Common Stock. See "Dilution." "Net tangible book value" is the book value of the Company's tangible assets minus the Company's liabilities. Investors who purchase Common Stock from the Company in this offering will experience an immediate dilution of $3.15 per share. The foregoing discussion assumes no exercise of any outstanding stock options, restricted stock or warrants (other than the currently vested portion of the warrant held by the Selling Shareholder). As of the date of this Prospectus, options and warrants (other than the vested portion of the warrant held by the Selling Shareholder or the warrant to be issued to the primary placement agent in this offering) to purchase 1,498,538 shares of Common Stock are outstanding and exercisable as to 799,842 shares. If any options or warrants with an exercise price of less than the public offering price per share are exercised, there will be further dilution to new investors. See "Dilution." See also "Plan of Distribution" for a description of the warrant to be issued to the primary placement agent in this offering.

     16. Competition. The Company believes that there is currently no other female condom sold in the world. The Company is aware of at least one other party that is currently developing an intravaginal pouch which could compete with Reality. This party has obtained a patent on their device. Chartex instituted a suit for patent infringement in December, 1990 against this other company, its vice chairman and the alleged inventor of the competing intravaginal pouch. The defendants brought a summary judgment motion alleging that, regardless of the infringement or noninfringement of the Chartex patents by the competing product, the defendants were entitled to exemption from infringement litigation under 35 U.S.C. (S) 271(e)(1). This statute exempts devices from patent infringement if the making or using of those devices is "solely for uses reasonably related to the development and submission of information" to the FDA. The summary judgment was granted based upon a review of the statutory section expressed in a Northern District of California decision which is pending under appeal to the U.S. Court of Appeals for the Federal Circuit. The summary judgment motion against Chartex has been appealed by Chartex to the U.S. Court of Appeals for the Federal Circuit. There can be no assurance as to the breadth or degree of protection that the Chartex patents will afford Chartex and the Company.

          Other parties may also seek to develop an intravaginal pouch which does not infringe Chartex's patents. These products, if developed, could be distributed by companies with greater financial resources and customer contacts than the Company.

          There are a number of other products currently marketed which have a higher degree of accepted efficacy for preventing conception. These products include birth control pills, Norplant and Depo Provera. However, other than the female condom, only the male condom is generally recognized as being efficacious in preventing STDs. Companies manufacturing these products are generally larger than the Company and have access to greater resources than the Company. In addition, the female condom is generally sold at the retail level at between $2.75 and $3.00 per device. This price is comparatively greater than the price of the male condom. Accordingly, the female condom will not be able to compete with the male condom solely on the basis of price.

                                USE OF PROCEEDS

     The net proceeds to the Company from its sale of 1,610,000 shares of Common Stock hereunder (including the 110,000 shares which may be issued to the Company's secondary placement agent in consideration of its services to the Company) and the exercise of the portion of a Selling Shareholder's warrant which is currently vested (50,000 shares) are estimated to be approximately $6,410,000, based on the public offering price of $4.40 per share for the 1,500,000 shares to be sold by the Company for cash and the exercise price of $3.50 per share for the 50,000 vested warrant shares and after deducting underwriting commissions of $120,000 and estimated expenses of $245,000. If the Selling Shareholder's warrant vests as to the remaining 100,000 shares and the warrant is exercised by the Selling Shareholder for such shares, the Company would receive an additional $350,000 in exercise price from this Selling Shareholder. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

     The Company intends to use net proceeds from this offering, in order of priority, as follows:

 . $0.5 million to repay a (Pound)312,500 promissory note issued by the Company as partial consideration for the Chartex acquisition. The note is due July 31, 1996 and bears interest at LIBOR plus 1-1/8%.

 . $0.2 million to make a partial prepayment on a (Pound)520,000, noninterest bearing promissory note issued by the Company as partial consideration for the Chartex acquisition. The terms of the note require a partial prepayment upon the Company's receipt of certain government grant funds which the Company received in 1996.

 . $1.3 million to fund the Company's operating and working capital needs through July 31, 1996.

 . $4.0 million (including amounts necessary for marketing the female condom in the U.S., the U.K. and the global public sector market) to fund the Company's operating and working capital needs from August 1, 1996 through September 30, 1997, the date when the Company currently anticipates achieving a positive cash flow.

     Any remaining net proceeds to repay a $1.0 million promissory note due on November 21, 1996 and a $1.0 million promissory note due on March 25, 1997. These notes each bear interest at 12% per year. The amounts borrowed under these notes were used by the Company to make certain payments required in connection with the Chartex acquisition and to provide working capital, respectively. See "Certain Transactions."

     Because the Shares are being offered by the Company on a "best efforts" basis with no required minimum, the Company may sell less than all of the Shares offered hereby. In such event, the Company would receive less proceeds from this offering, which could have a material adverse effect on the Company. If the Company receives less proceeds than would be necessary to accomplish all of the above-specified uses of the proceeds, the Company will reduce or eliminate its U.S. and U.K. marketing expenditures (approximately $3.4 million through September 30, 1997) and use the proceeds otherwise in the order of priority indicated above. This could result in a slower development of the business or the Company's inability to continue operations.

                                 CAPITALIZATION

     The following table sets forth the unaudited short-term indebtedness and capitalization of the Company as of March 31, 1996 and as adjusted to reflect the issuance and sale by the Company of 1,500,000 shares of Common Stock offered hereby and after deducting estimated offering expenses, and the application of the net proceeds thereof, the issuance by the Company of 50,000 shares to a Selling Shareholder upon its exercise of the vested portion of its warrant, the issuance by the Company of 15,580 shares to a Selling Shareholder which occurred in April 1996 and the issuance by the Company of 110,000 shares to the Company's secondary placement agent in this offering.



                                              March 31, 1996
                                          -----------------------
                                           Actual    As Adjusted
                                          ---------  ------------
                                              (in thousands)
                                                Unaudited
Short-term indebtedness:
 Current portion of long-term debt and
   capital lease obligations............  $  2,167      $  2,167
 Notes payable to shareholders..........     2,160         2,160
                                          --------      --------
                                          $  4,327      $  4,327
                                          ========      ========
Long-term debt and capital lease
 obligations, less current
 maturities.............................  $    633      $    633
Stockholders' equity:
 Class A Preferred Stock, par value $.01
   per share, 5,000,000 shares
   authorized, no shares issued and
   outstanding..........................        --            --
 Common Stock, par value $.01 per share,
   15,000,000 shares authorized
   6,392,732 shares issued and
   outstanding (8,068,312 shares as
   adjusted)............................        64            81
 Additional paid-in capital.............    29,411        35,805
 Foreign currency translation (loss)....       (20)          (20)
 Accumulated deficit....................   (24,368)      (24,368)
                                          --------      --------
 Total stockholders' equity.............     5,087        11,498
                                          --------      --------
  Total capitalization..................  $  5,720      $ 12,131
                                          ========      ========

                                    DILUTION

     The net tangible book value of the Company at March 31, 1996 was $3,656,752 or $0.57 per share of Common Stock. Without taking into account any changes after March 31, 1996, other than to give effect to the issuance of the 1,500,000 shares by the Company to the public in this offering, the issuance of 110,000 shares to the Company's secondary placement agent in this offering, the issuance of 15,580 shares to a Selling Shareholder in April 1996 and the issuance of 50,000 shares to a Selling Shareholder upon exercise of the vested portion of its warrant to purchase 150,000 shares and estimated offering expenses of $245,000 and underwriting discounts of $120,000, the pro forma net tangible book value of the Company was $10,066,752 or $1.25 per share of Common Stock, representing an immediate dilution of $3.15 per share to investors who purchase Common Stock from the Company in this offering and an immediate increase of $0.68 per share to existing shareholders. "Net tangible book value" is the book value of the Company's tangible assets minus the Company's liabilities.

     The following table illustrates the dilution in net tangible book value per Share to investors in the offering:



          Assumed public offering price....................   $4.40
          Net tangible book value per share
           at March 31, 1996(1).................   $0.57
          Increase attributable to sales of
           shares to new investors(2)...........    0.68
          Pro forma net tangible book value
           per share after offering(2).....................    1.25
                                                              -----
          Dilution per Share to new investors..............   $3.15
                                                              =====

- ---------------------

(1) "Net tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of outstanding shares of Common Stock.

(2) Includes the issuance of 15,580 shares of stock to John A. Wundrock and assumes the issuance of 50,000 shares to C.C.R.I. Corporation upon exercise of the currently vested portion of its warrant at the exercise price of $3.50 per share. See "Principal and Selling Shareholders" and "Plan of Distribution."

     The following table sets forth as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share of Common Stock paid by existing shareholders and new investors purchasing shares of Common Stock in this offering, at the offering price of $4.40 per share for the 1,500,000 shares, $3.50 per share for the 50,000 shares to be received upon exercise of the vested portion of the warrant and $0 for the 15,580 shares and 110,000 shares.


                                Shares Purchased           Total Consideration
                                ----------------           -------------------      Average Price
                              Number       Percent        Amount        Percent       Per Share
                              ------       -------        ------        -------       ---------
   Existing shareholders     6,392,732       79%       $29,475,630        81%           $4.61
   New investors             1,675,580       21%         6,775,000        19%           $4.04
                             ---------      ---        -----------       ---
          TOTAL              8,068,312      100%       $36,250,630       100%
                             =========      ===        ===========       ===

     The foregoing discussion and tables assume no exercise of any outstanding stock options, warrants (other than the vested portion of the warrant held by the Selling Shareholder) or restricted stock grants. The discussion and tables also do not reflect the exercise of the warrant to be issued to the primary placement agent in this offering. See "Plan of Distribution." As of the date of this Prospectus, options and warrants (other than the vested portion of the warrant held by a Selling Shareholder and the warrant to be issued to the primary placement agent in this offering) to purchase 1,498,538 shares of Common Stock are outstanding and are currently exercisable as to approximately 799,842 shares. To the extent any options with an exercise price of less than the public offering price per share are exercised, there will be further dilution to new investors.

                                   DIVIDENDS

     The Company has not paid any cash dividends on its Common Stock and does not expect to pay any cash dividends in the foreseeable future. The Company intends to reinvest its earnings in the continued development and expansion of its business.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock trades on the American Stock Exchange under the symbol FHC. As of May 20, 1996, there were approximately 491 holders of record of the Common Stock.

     The following table sets forth the historical high and low sale prices of a share of the Common Stock. For the first quarter of fiscal 1994 through the first quarter of fiscal 1995, the prices shown are actual sales prices as reported on the Nasdaq Small-Cap Market. On January 26, 1995, the Common Stock was listed for trading on the American Stock Exchange. Accordingly, for the second quarter of fiscal 1995 and beyond, the prices shown are actual sales prices as reported on the American Stock Exchange.


                                      Sale Price
                                 -------------------
               Fiscal Year         High        Low
               -----------       -------     -------

               1994
               ----
               First Quarter     $16         $10-1/2
               Second Quarter     15           9-1/2
               Third Quarter      14-1/4       9-1/2
               Fourth Quarter     12-1/2       9-1/2

               1995
               ----

               First Quarter      10-3/4       3-3/4
               Second Quarter      6-3/4       3-3/4
               Third Quarter       4-3/4       2-3/8
               Fourth Quarter      4           2-1/2

               1996
               ----

               First Quarter       3-15/16     2-1/2
               Second Quarter      5           2-9/16


     See the Cover Page of this Prospectus for a recent sale price for a share of the Common Stock on the American Stock Exchange.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data for the five years in the period ended September 30, 1995 has been derived from the consolidated financial statements of the Company as audited by Ernst & Young LLP, independent auditors, whose report with respect to the September 30, 1993, 1994 and 1995 financial statements appears elsewhere in this Prospectus. The selected consolidated financial data as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 has been derived from the unaudited condensed consolidated financial statements of the Company appearing elsewhere in this Prospectus. The following data are qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                     Year Ended September 30                   Six Months Ended
                                                                     -----------------------                       March 31,
                                                                                                                   ---------
                                             1991         1992         1993         1994(1)        1995          1995        1996(2)
                                             ----         ----         ----         ----           ----          ----        ----
                                                     (Dollars in Thousands, Except Share and per Share Date)
OPERATING STATEMENT DATA:
Net Revenues:
  Continuing Operations                          --           --   $       25   $    1,672     $    2,179   $      983   $      731
                                         ==========   ==========   ==========   ==========     ==========   ==========   ==========
  Discontinued Operations                $   13,350   $   11,258   $   12,484   $   14,503     $   13,488   $    4,445   $    3,258
                                         ==========   ==========   ==========   ==========     ==========   ==========   ==========
Income (Loss) from:
  Continuing Operations                  $     (409)  $   (4,195)  $   (3,972)  $   (5,502)    $   (8,447)  $   (5,215)  $   (2,439)
  Discontinued Operations                    (1,071)        (126)         236        2,502             65         (620)          (4)
                                         ----------   ----------   ----------   ----------     ----------   ----------   ----------
                                         $   (1,480)  $   (4,321)  $   (3,736)  $   (3,000)    $   (8,382)  $   (5,835)  $   (2,443)
                                         ==========   ==========   ==========   ==========     ==========   ==========   ==========

Weighted Average Number of
 Common Shares Outstanding                3,278,108    3,492,692    3,896,423    4,849,160      6,023,460    5,666,522    6,392,732
                                         ==========   ==========   ==========   ==========     ==========   ==========   ==========

 Income (loss) per Common and
  Common Equivalent Share:
   Continuing Operations                 $     (.12)  $    (1.20)  $    (1.02)  $    (1.13)    $    (1.40)  $    (0.92)  $     (.38)
   Discontinued Operations                    (0.33)       (0.04)        0.06         0.51           0.01        (0.11)          --
                                         ----------   ----------   ----------   ----------     ----------   ----------   ----------
                                         $    (0.45)  $    (1.24)  $    (0.96)  $    (0.62)    $    (1.39)  $    (1.03)  $    (0.38)
                                         ==========   ==========   ==========   ==========     ==========   ==========   ==========
Cash Dividends Declared
 per Share                                       --           --           --           --             --           --           --

BALANCE SHEET DATA AT
 END OF PERIOD:
Total Assets:
  Continuing Operations                  $    3,996   $    2,444   $    3,615   $    9,246(3)  $    6,575     N/A(4)     $   11,518
  Discontinued Operations:
    Total                                     4,229        7,662        6,461        9,401          9,540     N/A(4)             --
    Less Liabilities and
     Minority Interest                       (2,989)      (4,399)      (2,886)      (2,363)        (2,376)    N/A(4)             --
                                         ----------   ----------   ----------   ----------     ----------                ----------

                                              1,240        3,263        3,575        7,038(5)       7,164     N/A(4)             --
                                         ----------   ----------   ----------   ----------     ----------                ----------

                                         $    5,236   $    5,707   $    7,190   $   16,284     $   13,739     N/A(4)     $   11,518
                                         ==========   ==========   ==========   ==========     ==========                ==========

Long-Term Indebtedness:(6)

    Total                                $      663   $    1,933   $    1,869   $    1,827     $    1,729     N/A(4)     $    2,800
    Discontinued Operations                     163        1,933        1,869        1,742          1,583     N/A(4)             --
                                         ----------   ----------   ----------   ----------     ----------                ----------
    Continuing Operations                $      500   $      --    $      --    $       85     $      146     N/A(4)     $    2,800
                                         ==========   ==========   ==========   ==========     ==========                ==========

Stockholders' Equity:
  Continuing Operations                  $    3,470   $    2,192   $      763   $    5,639     $      388     N/A(4)     $    5,087
  Discontinued Operations                     1,240        3,263        3,575        7,038          7,163     N/A(4)             --
                                         ==========   ==========   ----------   ----------     ----------                ----------
                                         $    4,710        5,455        4,338       12,677          7,551     N/A(4)          5,087
                                         ==========   ==========   ==========   ==========     ==========                ==========

Book Value Per Share:

   Continuing Operations                 $     1.06   $     0.59   $     0.19   $     1.04     $     0.06     N/A(4)     $     0.80

   Discontinued Operations                     0.38         0.88         0.87         1.31           1.12     N/A(4)             --
                                         ----------   ----------   ----------   ----------     ----------                ----------

                                         $     1.44   $     1.47   $     1.06   $     2.35     $     1.18     N/A(4)     $     0.80
                                         ==========   ==========   ==========   ==========     ==========                ==========

- ----------------------------------------

     (1) Includes results related to the commencement of the U.S. marketing and distribution of Reality beginning in the fourth quarter of fiscal 1994.

     (2) The Company completed the sale of its wholly-owned subsidiary, WPC Holdings, Inc., on January 29, 1996. Accordingly, information on discontinued operations applies for the period ended January 29, 1996.
     (3) In February 1994, the Company received $10.8 million (net) from a private placement of 1,250,000 shares of Common Stock. See Note 5 below and "Note 10 to Notes to Consolidated Financial Statements."

     (4) Balance sheet information as of March 31, 1994 was not deemed necessary.
     (5) In December 1993, Holdings received $2,299,787 from the Disposer Care licensing litigation settlement. Also, approximately $1 million of the proceeds from the February 1994 private placement of Common Stock was allocated to Holdings.
     (6) Includes current portion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Net revenues by industry segment were as follows:

                                                                                            Six Months Ended
                                                    Year Ended September 30,                   March 31,
                                          --------------------------------------------  -------------------------
                                              1993           1994            1995           1995         1996
                                          ------------  ---------------  -------------  ------------  -----------
CONTINUING OPERATIONS
    Consumer health care--Reality         $    25,379    $ 1,671,885      $ 2,179,155   $   982,902   $   730,508
                                          ===========    ===========      ===========   ===========   ===========

DISCONTINUED OPERATIONS
    Leisure time                          $10,204,600    $10,140,690      $11,059,196   $ 3,487,646   $ 2,429,428(1)
    Institutional Health Care               1,620,924      1,447,890        1,236,685       594,082       410,643(1)
    Other                                     658,455      2,914,595(2)     1,191,681       363,684       418,275(1)
                                          -----------    -----------      -----------   -----------   -----------
                                          $12,483,979    $14,503,175      $13,487,562   $ 4,445,412   $ 3,258,346
                                          ===========    ===========      ===========   ===========   ===========


Operating results were as follows for the periods indicated:

                                                                                            Six Months Ended
                                                   Year Ended September 30,                     March 31,
                                          -------------------------------------------   -------------------------
                                             1993           1994             1995          1995          1996
                                          -----------    -----------      -----------   -----------   -----------

    Continuing operations                 $(3,971,861)   $(5,501,767)     $(8,446,958)  $(5,214,740)  $(2,439,492)
    Discontinued operations                   235,861      2,501,633           64,599      (619,747)       (4,461)
                                          -----------    -----------      -----------   -----------   -----------
        TOTALS                            $(3,736,000)   $(3,000,134)     $(8,382,359)  $(5,834,487)  $(2,443,953)
                                          ===========    ===========      ===========   ===========   ===========

_____________________

(1) Net revenues are for the period October 1, 1995 through January 29, 1996, the date Holdings was sold by the Company.

(2) Includes a $2,299,787 nonrecurring gain on settlement of a licensing litigation matter.

     On March 10, 1995 the Company's Board of Directors (the "Board") approved a formal plan to dispose of its Holdings subsidiary which included the leisure-time, institutional health care and other products segments. The Board believed that the diverse product offerings by the Company lacked focus and synergy and may have had a negative effect on the market value of the Company's Common Stock. Accordingly, the Board believed that continuing with both businesses on a consolidated or separate basis would detract from and weaken both businesses, potentially reducing shareholder value. As a result of the Board's decision, the Company reclassified financial information to reflect Holdings' operations as a discontinued segment. Continuing operations reflect corporate and female condom operations. On June 20, 1995, the Company entered into a definitive agreement with a third party to sell Holdings for consideration valued at $8.285 million and, on January 29, 1996, completed the sale. See Notes 3 and 16 to the Company's September 30, 1995 Consolidated Financial Statements and Note 5 to the Company's March 31, 1996 Condensed Consolidated Financial Statements for further information on the disposal of and presentation of Holdings.

     During the fourth quarter of fiscal 1995 the Company commenced discussions regarding the possible acquisition of Chartex. Chartex is the owner of the intellectual property and proprietary manufacturing technology for the female condom, the Company's sole continuing product. The Company previously licensed its rights to market and distribute Reality in its territories from Chartex. On November 20, 1995, the Company signed a definitive agreement to purchase Chartex and on February 1, 1996, consummated the Chartex Acquisition. See Note 18 to the Company's September 30, 1995 Consolidated Financial Statements and Note 6 to the Company's March 31, 1996 Condensed Consolidated Financial Statements for further information on the acquisition of Chartex.

     The purchase of Chartex provides the Company with certain worldwide intellectual property relating to the female condom, including patents which have been issued in the U.S., Japan and the European Union, proprietary manufacturing technology and a state-of-the-art manufacturing facility. The Chartex Acquisition also resulted in the elimination in consolidation of all previously recorded and contingent liabilities, including royalties, from the Company to Chartex, along with related prepaid royalties on the books of the Company. The Chartex Acquisition also enables the Company to develop worldwide strategies for the production and marketing of the female condom to consumers and the public sector. In addition, the Chartex Acquisition permits the Company to consider U.S. and worldwide partners on an unencumbered basis.

     As a result of the Chartex Acquisition, the Company does not believe that its historical results of operations are necessarily indicative of future results.

     The Company is a start-up female health company with a single, unique product, the female condom. From 1987 through late fiscal 1994 the Company's continuing operations were focused on developing and seeking FDA approval of the female condom. As a result, the Company has incurred significant losses related to the research and new product development expenses incurred. The Company has also incurred significant expense related to minimum royalties under its prior license agreement for the exclusive right to market the female condom in certain territories.

     The female condom is a revolutionary new product which is in the early stages of commercialization. The female condom has been on retailers' shelves in the United States since approximately September 1994 and has been launched in the U.K. and 14 other countries between 1992 and 1995. Since such time, sales have been substantially lower than management's expectations. Accordingly, the ultimate level of consumer acceptance of the female condom is not yet known. Although management believes that with additional marketing and consumer education, sales will increase, if sales do not significantly increase, the Company will continue to report operating losses and may experience significant inventory write-downs in the future and, ultimately, the Company's viability may be in jeopardy. For the period beginning with the commercial launch of Reality in the United States in the fourth quarter of fiscal 1994 and ending on March 31, 1996, the Company sold approximately 3.4 million Reality devices. The Company's average selling price during this period was $1.33 per device, including 250,000 devices sold to Family Health International for a clinical acceptability study (supported by the USAID) at a discounted priced. From 1992 through March 31, 1996, Chartex sold approximately 5.4 million devices (exclusive of sales to the Company) at an average selling price of less than $1.00 per device. The Company estimates that approximately 18.8 million female condoms must be sold annually worldwide at an average selling price of $1.00 per device to break even on a cash basis. (The $1.00 per device average selling price is based on the Company's estimate of projected mix in sales of devices based on current prices.) This is equivalent to annual worldwide use by approximately 523,000 women three times per month.

     Female condoms sold by the Company were as follows for the periods indicated:

                                                       Six Months Ended
                          Year Ended September 30,         March 31,
                        ----------------------------  -----------------
                         1993     1994       1995      1995      1996
                        ------  ---------  ---------  -------  --------
Number of female
condoms sold            19,860  1,173,750  1,647,958  666,588   597,128
                       =======  =========  =========  =======   =======

      Because the female condom is a start-up business and the commercial distribution of the female condom in the United States only began in July 1994, with promotion beginning in mid-September 1994 management believes it is too early to tell what level of sales the female condom will ultimately achieve. Sales of the female condom since its commercial launch have been less than management's expectations. Management believes that it will take longer and require more resources than originally expected to be able to determine the ultimate level of sales of the female condom.

      The commercial launch of the female condom began late in fiscal 1994. Fiscal 1994 operating results include the results of the national launch of the female condom. Fiscal 1993 operating results reflect the significant level of development associated with the female condom. As a result, fiscal 1993 and fiscal 1994 are not indicative of future U.S. results.

      While overall female condom sales have developed more slowly than anticipated, there have been encouraging developments: 38 states covering approximately 85% of the population have approved the female condom for reimbursement under Medicaid or similar programs; in a survey of 4,500 OB/GYN and family practice physicians, 55% indicated they would recommend the female condom 6-21 times per week; in an independent acceptance study conducted in New York City and published in the July 4, 1995 issue of "Family Planning Perspectives," 66% of the women participants liked the female condom and 73% reported they preferred it to the male condom. In a study conducted by Family Health International and published in the December 1994 issue of the American Journal of Public Health, 80% of the participants indicated they would recommend the female condom to a friend, and in a study completed at Princeton University it was estimated that proper use of the female condom with every sex act could reduce the chance of a woman contracting AIDS from an infected partner by as much as 90%.

      To date, 23 state, 80 county, 27 city and 4 military agencies are female condom users. The states include Indiana, Illinois, Maryland, Massachusetts, Michigan, New York and Pennsylvania. In addition, county agencies in 24 states have purchased the female condom, including counties in California, Colorado, Florida, Maryland, Michigan, New York, Ohio, Texas and Virginia. The city agencies purchasing the female condom include Jacksonville, Florida; Chicago, Illinois; New Orleans, Louisiana; Baltimore, Maryland; Minneapolis, Minnesota; Kansas City, Missouri; Newark, New Jersey; New York, New York; Columbus, Ohio; and Philadelphia, Pennsylvania.

      Currently, the U.S. Government is providing more than $8 million in funding for female condom clinical studies which focus on behavior, use, acceptability and efficacy and comparisons to the male condom. As discussed below, the Company has employed an education-based approach to the introduction of the female condom as a completely new consumer product. The Company believes that this approach will ultimately result in the successful development of a market for the female condom. However, there can be no assurances that the female condom will ultimately be a commercially successful product for the Company.

      The Company is particularly dependent upon the services of O.B. Parrish, Chairman of the Board and Chief Executive Officer of the Company, and Mary Ann Leeper, Ph.D., President and Chief Operating Officer of the Company. The Company has an employment agreement with Dr. Leeper (see

Note 9 of the Notes to Consolidated Financial Statements). The loss of the services of Mr. Parrish or Dr. Leeper could adversely impact the Company's operations.

      The manufacture, sale and distribution of the female condom is regulated by a number of governmental agencies. The Company is not aware of any actions by these regulating agencies which would adversely impact the Company's financial condition or results of operations.

COMMERCIAL LAUNCH OF REALITY IN THE U.S.

      The Company's launch of Reality began in September 1994 with a national press conference in New York City. The program was designed to reach women through public efforts, as well as through traditional marketing and promotional programs. Roundtable discussions with leading women's health professionals and advocates took place in late fiscal 1994 and early fiscal 1995 in seven major U.S. cities and were followed in most cases by a press conference with intensive pre- and post-event contact with local print and broadcast media. Print advertising directed to the medical and health care provider community began in early September and was followed by extensive consumer print advertising in the November and December issues of major women's magazines. During a period from September 1994 through January 1995, the Company engaged over 60 sales representatives, through an independent sales organization, to call on and "detail" Reality to OB/GYN practitioners and general practice physicians.
During this period, over 17,500 such calls were made. The launch effort also included a direct mail campaign to over 30,000 physicians and 65,000 retail pharmacists. In addition, the Company employed four area managers who made direct calls on physicians and clinics and who have provided in-service education to health care providers in public clinics. After January 1995, the Company's promotional efforts have been reduced due to limited availability of capital. The Company's efforts have been focused primarily on print and radio consumer advertising together with retail trade support. Efforts have also been directed towards getting the female condom approved for Medicaid reimbursement. In addition, a new marketing campaign was initiated in March 1996. The program continues to be education based but is more specific regarding use of the female condom. It is directed to the private and public sectors and includes outreach programs, seminars, workshops and advertising in young adult magazines and on urban music radio stations. The educational components of this marketing campaign answer the questions of what the female condom is, how it is used, how it protects, why it is important to practice safer sex and who should try the female condom. The marketing campaign also emphasizes that using the female condom feels good. The outreach program has been augmented in several cities and states by the respective departments of health. Examples are ongoing programs in Philadelphia, Pennsylvania and Chicago, Illinois. These cities have purchased large quantities of the female condom and use them for on-the-street outreach programs in communities whose populace is at high risk to sexually transmitted diseases. Currently, 38 states have listed the female condom in state funded/Medicaid or similar programs. The female condom is distributed in all 50 states, and is available in over 35,000 retail pharmacy and mass merchandise outlets and is free or at a significantly discounted price in over 1,000 public clinics.

RESULTS OF OPERATIONS--CONTINUING OPERATIONS

SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

      The Company reported a $252,394 decrease in net revenues to $730,508 for the six months ended March 31, 1996 compared to the same period of the preceding year. Net revenues pertain exclusively to sales of the female condom. Approximately 63% of the female condom sales dollars for the six months ended March 31, 1996 were sales to the public sector and 37% were trade sales compared with 33% to the public sector and 67% trade sales for the same period in the preceding year. Management believes the percentage changes in the mix between public and trade sector sales resulted from several factors. Trade sales for the 1995 period included a portion of the initial stocking for the national launch of the female condom in the U.S. In addition, 1996 net revenues to the trade sector were negatively impacted due to reduced marketing and promotion of the female condom due to limited capital available. Conversely, 1996 public sector sales have increased over the 1995 period as additional public sector governmental agencies approved the condom for distribution and began purchasing in quantity. See "Risk Factors--Reliance on Product Line; Lower than Anticipated Reality Sales; Operating Losses."

      Costs of products sold of $1,197,455 for the six months ended March 31, 1996 include a $300,000 inventory writedown and a $209,291 charge for Chartex factory overhead costs (depreciation of $123,460 and indirect production labor of $85,831) resulting from idle production capacity. After adjustment for the above, the Company reported a 6% gross margin for the six month period ended March 31, 1996 compared to a 30% gross margin for the same period of the preceding year. These results reflect the significant change in the sales mix which occurred between the "public" sector and "trade" sector. The average selling price per device decreased from $1.47 per device to $1.22 per device. This is reflective of the lower "public" sector pricing associated with bulk purchases of the product by governmental agencies.

      Sales and marketing expenses decreased $2,294,890 from $3,092,224 for the six month period ended March 31, 1995 to $797,334 for the six month period ended March 31, 1996. Prior year amounts included the marketing and promotion associated with the national launch of the female condom in the U.S. Because of the Company's limited working capital availability, marketing and promotion activities were curtailed during the current period.

      General and administrative expense totaled $930,918 for the six month period ended March 31, 1996 compared to $603,575 for the same period of the preceding year. The acquisition of Chartex and the addition of Chartex's general and administrative expenses, including depreciation and amortization of $47,257 account for this increase.

      Research and development expense increased $87,197 to $154,612 for the six-month period ended March 31, 1996 compared to $67,415 for the same period of the prior year. The increase relates to costs incurred in connection with on-going government-funded clinical trials.

      The Company has not recorded any exclusivity fees for the current year. Prior year amounts totaled $1,727,390. The Company ceased accruing further exclusivity fees under its licensing agreements with Chartex beginning with the fourth quarter of fiscal 1995 due to events which occurred in the fourth quarter which made payment of any exclusivity amounts unlikely. See Note 6 of the Notes to Unaudited Condensed Consolidated Financial Statements for a discussion of the treatment of the remaining accrued exclusivity amounts.

      Nonoperating expenses increased $73,615 to $89,681 for the six month period ended March 31, 1996 compared to the same period of the prior year. This increase is due to interest on borrowings from shareholders incurred during the current year in addition to the interest on Chartex debt obligations since the acquisition.

YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO SEPTEMBER 30, 1994

      The Company reported a $507,270 increase in net revenues to $2,179,155 for the year ended September 30, 1995 compared to the preceding year. Net revenues pertain exclusively to sales of the female condom. As previously indicated, the nationwide commercial launch of Reality in the U.S. commenced in the fourth quarter of fiscal 1994 and continued into the first quarter of fiscal 1995. Approximately 46% of the Reality sales for the year ended September 30, 1995 were retail trade sales and 54% were sales to the public sector. In fiscal 1994, approximately 85% of Reality sales were to the retail trade and 15% were to the public sector. Completion of the "pipeline" filling for the trade in early 1995 followed by public sector sales to several larger cities in fiscal 1995 contribute to this change in mix. The Company reported lower than expected sales of Reality. Management believes that sales of Reality have been less than anticipated due to its revolutionary nature as the first female condom, the seriousness of the consumer decision to use it and the understanding required to use a new class of product.

      The Company reported a $8,446,958 loss from continuing operations for the year ended September 30, 1995 compared to a loss of $5,501,767 for fiscal 1994. The $2,945,191 increase in loss from continuing operations in fiscal 1995 compared to fiscal 1994 is primarily due to extensive marketing costs associated with the commercial launch and national distribution of Reality in the U.S. and a $1,000,000 write-down related to slow-moving inventory.

      The Company reported a 28% gross margin in fiscal 1995 before the $1,000,000 inventory write-down compared to 32% in fiscal 1994. The decrease in gross margin percentage relates primarily to a shift in mix of sales between trade and public sector, with public sector sales carrying reduced pricing. The Company recorded a $1,000,000 inventory write-down due to the continued lower than expected sales of Reality and considering the level of product inventory on hand at September 30, 1995 and the product's shelf life. This inventory is saleable and stability studies are underway which management believes will further extend the shelf life of the inventory. Product purchases were impacted by minimum purchase requirements under the Company's supply agreement with Chartex. See Note 7 of the Notes to Consolidated Financial Statements for the Company.

      Selling expense, including the launch, aggregated $4,276,610 for fiscal 1995 compared to $1,774,754 for fiscal 1994. During much of the prior year period, Reality was still being developed and as a result was not actively marketed. Current period expense includes print magazine and radio advertising directed to consumers and public health providers and professional "detailing," mailings and public relations expenses incurred in connection with the education-based portion of the Company's marketing program. Current period expenses also included expenses of the sales and marketing organization established by the Company during the third quarter of fiscal 1994.

      General and administrative expense totalled $1,042,715 in fiscal 1995 compared to $925,876 in fiscal 1994. In May 1994 the Company formed The Female Health Company as a division of the Company to fully capitalize on the commercialization of Reality. Separate office space was leased, administrative staff hired and accounting and reporting systems established. Fiscal 1995 results include a full year of expense related to this separate division.

      Research and new product development expense decreased $354,535 to $135,121 for fiscal 1995 compared to fiscal 1994, during most of which time Reality was still being developed. Current year expense relates to costs incurred in connection with on-going government-funded clinical trials. As a condition of the FDA's approval of Reality, the Company agreed to provide product and assistance (but not funding) in conjunction with these studies.

      Reality exclusivity fees represents the difference between actual royalties owed based on product sales of Reality and the minimum annual amounts due for the U.S., Canada and Mexico in order to maintain exclusivity. Through June 30, 1995, the Company accrued on a monthly basis, a pro-rata portion of the annual amounts due. Actual royalties due are "paid" by reducing the prepaid royalty asset on the Company's balance sheet.

      Reality exclusivity fees decreased $414,358 in fiscal 1995 compared to fiscal 1994. Amounts were as follows:


                                          Fiscal Year Ended
                                            September 30,
                                       ------------------------
                                          1994         1995
                                       -----------  -----------
U.S.                                   $2,585,771   $2,289,727
Less reduction in prepaid royalties
  based on actual product sales          (156,388)    (183,721)
                                       ----------   ----------
                                        2,429,383    2,106,006
Canada                                    230,580      172,935
Mexico                                    333,336      300,000
                                       ----------   ----------
                                       $2,993,299   $2,578,941
                                       ==========   ==========

          The $3,000,000 minimum exclusivity fee for the U.S. royalty period ended February 27, 1994 was for an 18-month period. Subsequent royalty periods were for 12 months. As explained in Note 7 to the Notes to Consolidated Financial Statements, the Company ceased accruing further exclusivity shortfall amounts as of June 30, 1995.

          Nonoperating expense for fiscal 1995 relates to interest on the Company's revolving credit facility. Nonoperating income in fiscal 1994 represents interest income generated through investment of proceeds from the Company's February 1994 private placement of Common Stock.

          CONSUMER HEALTH CARE SEGMENT (REALITY): Because of the Company's decision to sell Holdings, the Company's results from continuing operations include only the Company's remaining segment (Consumer Health Care), nonoperating expense and corporate charges. The Consumer Health Care segment's operating loss (which excludes corporate charges and nonoperating expense) increased from a loss of $5,417,562 in fiscal 1994 to a loss of $7,952,993 in fiscal 1995. See above for a discussion of the factors resulting in the increased loss.

YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO YEAR ENDED SEPTEMBER 30, 1993

          Net revenues increased from $25,379 in fiscal 1993 to $1,671,885 in fiscal 1994 as the Company commenced the U.S. commercial launch of Reality during the fourth quarter of fiscal 1994.

          The Company's loss from continuing operations increased $1,529,906 to a loss of $5,501,767 for fiscal 1994 compared to a loss of $3,971,861 for fiscal 1993. Extensive marketing costs associated with the U.S. commercial launch of Reality and establishment of the separate Female Health Company division more than offset reduced product development costs and increased revenues associated with the commercial launch of Reality.

          Selling expense was $1,774,754 for fiscal 1994 compared to $-0- in fiscal 1993. Fiscal 1994 amounts included $650,525 of product sales expense, consisting of commissions, freight, product royalties, travel, sales personnel costs and overhead. Marketing expense totalled $1,124,229 and included costs of developing the advertising, marketing and commercial roll-out campaign for Reality. Also included are costs related to the initial "detailing" of Reality to OB/GYN and general practice physicians through an independent sales force engaged by the Company on a contract basis and costs associated with press conferences announcing the introduction of Reality. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the events comprising the commercial launch of Reality.

          General and administrative expense totalled $925,876 in fiscal 1994 compared to $101,609 in fiscal 1993. Fiscal 1994 consumer health care results include approximately $189,000 of nonrecurring expenses associated with formation of the separate operating unit, The Female Health Company, including costs of hiring division personnel, office space procurement and installation of computer and accounting systems. The remainder of the increase in general and administrative expense is due to on-going expenses of this new division, including personnel costs. The Female Health Company division had 16 employees at September 30, 1994 compared to none in fiscal 1993.

          Research and new product development expense totalled $489,656 in fiscal 1994 compared to $1,103,790 in fiscal 1993, a decrease of $614,134 as the Company completed the development phase and began to commercialize Reality in fiscal 1994.

          Reality exclusivity fees increased $226,837 in fiscal 1994 compared to fiscal 1993. Amounts included were as follows:

             Fiscal Year Ended
               September 30,
          ------------------------
             1993         1994
          -----------  -----------
U.S.       $2,166,667   $2,429,383
Canada        249,795      230,580
Mexico        350,000      333,336
           ----------   ----------
           $2,766,462   $2,993,299
           ==========   ==========

         The $3,000,000 minimum exclusivity fee for Reality for the U.S. royalty period ended February 27, 1994 was for an 18-month period. Subsequent royalty periods are for 12-month periods.

         Interest income of $139,483 in fiscal 1994 is due to invested proceeds from the Company's private placement of common stock.

         CONSUMER HEALTH CARE SEGMENT (REALITY): As noted above, with the decision to sell Holdings, the Company has continuing operations in only one segment--Consumer Health Care. Other than corporate charges of $220,176 in fiscal 1994 and $101,609 in fiscal 1993 and nonoperating income of $135,971 in fiscal 1994 and $-0- in fiscal 1993, the Company's continuing operations reflect the operations of the Consumer Health segment.

CORPORATE CHARGES

         Corporate charges increased $118,567 to $220,176 in fiscal 1994 compared to fiscal 1993. Corporate functions were previously performed by Holdings personnel. The Company has added corporate personnel to assume these responsibilities. In addition, the Company incurred increased legal and investor relations expense related to the restructuring of the Company's operations.

FINANCIAL CONDITION
- -------------------

         THE FOLLOWING DISCUSSION COVERS SIGNIFICANT CHANGES IN CERTAIN BALANCE SHEET ACCOUNTS BETWEEN SEPTEMBER 30, 1995 AND MARCH 31, 1996.

         Cash used in operations totaled $3,275,376 and was offset as the result of net proceeds from new borrowings of $2,003,158 and $1,108,024 of net cash remaining after the sale of Holdings and acquisition of Chartex.

         Trade accounts receivable increased $242,386 to $657,475 primarily as a result of the acquisition of Chartex trade receivables.

         The Chartex acquisition added $626,034 of inventory at March 31, 1996. This increase was offset by the additional reserve of $300,000 which the Company took in the quarter ended March 31, 1996, and the $598,639 reduction of U.S. inventory as the Company continues to sell on-hand product, resulting in a net inventory reduction of $272,605 at March 31, 1996.

         Intangibles and other assets increased $2,169,968 to $2,569,030 at March 31, 1996 as a result of the acquisition of Chartex's intellectual property rights and patents of $1,488,060 and the receipt of a long-term note and warehousing credit with a combined fair value of $1,035,000 as part of the Holdings sale. Capitalized expenses associated with the sale of Holdings ($157,945) and acquisition of Chartex ($150,000) were eliminated upon completion of these transactions.

         Furniture, fixtures and equipment, net of accumulated depreciation increased $3,572,108 primarily as a result of the Chartex acquisition.

         Net current assets of discontinued operations of $3,913,511 and net noncurrent assets of discontinued operations of $1,952,269 were eliminated in conjunction with the sale of Holdings. See Note 3 and Note 5 to the Notes to Unaudited Condensed Consolidated Financial Statements.

         Notes payable to shareholders increased by $2,160,000 as a result of bridge financing incurred during the current fiscal year. Proceeds were used to fund pre-closing and on-going funding commitments to Chartex; to pay certain expenses associated with the sale of Holdings and the purchase of Chartex; and to provide working capital for current operations.

         THE FOLLOWING DISCUSSION COVERS SIGNIFICANT CHANGES IN CERTAIN BALANCE SHEET ACCOUNTS BETWEEN SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1995.

         Trade accounts receivable decreased $0.9 million at September 30, 1995 compared to September 30, 1994. The prior year balances reflect the fourth quarter fiscal 1994 commercial launch and sell-in of product to retailers and wholesales in the U.S.

         Inventory (before obsolescence reserve) increased $1.6 million at September 30, 1995 to $4.2 million. Reality product is sourced from Chartex, which is based in London, England and, as a result, product lead-time is approximately 30 days. The Company previously purchased product in accordance with agreed upon purchase requirements from Chartex. In December 1994 the Company downwardly adjusted its purchase requirements for Reality to reflect the more gradual demand for Reality product post-launch. The Company does not currently have outstanding purchase orders for Reality product. Current inventory levels are higher than the Company would like. Reality product is currently labeled with a two-year shelf life. Current data supports a three-year shelf life. The Company applied for and received approval from the FDA to extend the shelf life to three years.

         Since the initial launch period for Reality (fourth quarter of fiscal 1994 and first quarter of fiscal 1995) the Company has not had sufficient capital to promote and market Reality to the level it believes is required. The Company believes that the reduced marketing spend during the fourth quarter of fiscal 1995 and early fiscal 1996 has resulted in lower than expected sales. As a result, the Company has made an evaluation that it may not be able to sell all of its existing inventory before the revised expiration period and therefore has recorded a fourth quarter provision of $1 million to reflect estimated inventory obsolescence. This reserve includes the cost of inventory which the Company has determined it may not be able to sell or sell in the normal course of business plus the estimated cost of "stickering" existing inventory to reflect the extended shelf life.

         Prepaid expense decreased $0.6 million at September 30, 1995 compared to September 30, 1994. Consumer and professional ad space cost (which ran during the first quarter of fiscal 1995) and inventoried sales kits and aids utilized since September 30, 1994 accounted for the decrease in prepaid expense.

         Net current assets of discontinued operations (exclusive of cash) increased $0.6 million at September 30, 1995 compared to September 30, 1994. During the same period, cash of discontinued operations decreased $0.2 million.

         The Company had recorded prepaid royalties of $1.9 million as of September 30, 1995 that pertain to Reality. Royalties were expensed as used in accordance with the prior licensing contract.

         Accounts payable remained relatively constant at $1.1 million at September 30, 1995 compared to $1.2 million at September 30, 1994. Of the $1.1 million in accounts payable at September 30, 1995, approximately $1.0 million relates to past due amounts to vendors generally incurred in marketing and promotion of Reality before it was determined that sales were going to be lower than expectations.

         The Company had accrued minimum royalties for amounts due Chartex under the Reality license agreements for the U.S., Canada and Mexico. Amounts accrued at September 30, 1995 include minimum amounts due based on the pro-rata straight line accrual of the annual minimum royalty since the last royalty payment through June 30, 1995, at which time further accruals ceased (see Note 7 to the Notes to Consolidated Financial Statements) less any reduction for prepaid royalties utilized (based on actual product sales). Due to the amount spent by the Company on marketing Reality during fiscal 1994 and early fiscal 1995 and the lower than anticipated sales volume, the Company did not have the capital necessary to make the minimum royalty payments and therefore early in fiscal 1995, the Company informed Chartex that it would not make when due the required minimum annual royalty payments for the U.S., Canada and Mexico.

         On February 1, 1996, the Company acquired the outstanding stock of Chartex--see Note 18 to the Consolidated Financial Statements.

LIQUIDITY AND SOURCES OF CAPITAL

CASH PROVIDED BY (USED IN) OPERATIONS WAS AS FOLLOWS FOR FISCAL 1993, 1994 AND 1995 AND THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996:

                                                                           Six Months Ended
                                   Year Ended September 30,                    March 31,
                           ----------------------------------------   ---------------------------
                               1993          1994          1995           1995           1996
                           ------------  ------------  ------------   ------------   ------------
Continuing operations      $(1,306,810)  $(9,357,528)  $(4,887,110)   $(4,937,564)   $(3,275,376)
Discontinued operations      1,518,698     1,693,852       255,553       (334,590)            --
                           -----------   -----------   -----------    -----------    -----------
                           $   211,888   $(7,663,676)  $(4,631,557)   $(5,272,154)   $(3,275,376)
                           ===========   ===========   ===========    ===========    ===========

       CONTINUING OPERATIONS: Cash used in fiscal 1995 of approximately $4.9 million generally results from cash operating losses. Reductions in post-commercial launch receivables and reductions in prepaid expense generally were offset by increases in pre-obsolescence reserve inventories. The Consumer Health segment was in a developmental stage through the first half of fiscal 1994. The Company has historically incurred cash operating losses relating to developmental expenses incurred and royalties paid in connection with the female condom. Cash used in operations in fiscal 1994 includes $3.3 million in payments to Chartex for "exclusivity fees." The remainder of the fiscal 1994 cash used in operations results from funding operating losses and inventory purchases. The principal source of cash for these expenditures has been the sale of Common Stock.

       The significant usage of operating cash in the six months ended March 31, 1995 reflects the substantial sales and marketing expenses incurred in the commercial launch of Reality in the U.S. combined with the lower than expected sales during this period. Due to a shortage of available cash, the Company was able to spend only nominal amounts on marketing Reality in the six months ended March 31, 1996. For the six-month period ended March 31, 1996, the Company incurred substantial cash operating losses that include operating cash for Chartex since February 1, 1996 of approximately $0.6 million to support the cost at the Chartex facility.

       Although female condom sales to date have been significantly lower than management anticipated, management believes that with additional marketing and consumer education, sales will increase. Accordingly, the Company expects that it will need to incur a significant amount of marketing and promotion expenditures related to the female condom in fiscal 1996. The Company's ability to continue marketing and promoting the female condom is dependent upon the Company sourcing additional cash to stimulate consumer sales. Initial marketing efforts will be directed at encouraging consumer trial of the product. Because the Company has a significant level of "paid-for" inventory, proceeds from increased sales of the female condom are expected to be able to fund a meaningful portion of the estimated $2 million marketing and promotion effort in the U.S. in fiscal 1996. The ultimate level of marketing expenditures required after fiscal 1996 will depend in large part on the results of the Company's fiscal 1996 marketing effort. Management believes it will be able to reasonably predict the probable ultimate potential level of future sales by the end of fiscal 1996 or soon thereafter and will, accordingly, be able to make appropriate adjustments to the Company's marketing budget thereafter. At present, the Company believes that its sales and marketing budget in the U.S. for fiscal years after 1996 will be approximately $2.5 million to $3.5 million per year and will be primarily funded through sales of the female condom. The increase in the marketing budget after fiscal 1996 reflects the Company's current intention to expand the marketing effort after fiscal 1996 to include television advertisements which are more costly then print and radio media and to increase the exposure of the female condom as consumers become more educated regarding its use.

       In November 1995, the Company signed an agreement to purchase 100% of the outstanding stock of Chartex for cash and notes payable. The Chartex Acquisition was completed on February 1, 1996. See Note 18 of the Company's Notes to Consolidated Financial Statements and Note 6 of the Company's Notes to Unaudited Condensed Consolidated Financial Statements.

       In October and November 1995, the Company received $1,160,000 in proceeds from newly-issued notes payable. See Notes 17 and 19 to the Company's Notes to Consolidated Financial Statements. In March 1996, the Company received an additional $1 million in proceeds from a one-year term note payable from a shareholder.

       Historically, the Company's operations and liquidity have been significantly impacted by the development and commercial, U.S. rollout of the female condom. In addition, the seasonal operating results of the Company's Holdings subsidiary (included as a discontinued operation) have impacted the Company's quarterly results and liquidity.

       Due to the Company's January 1996 sale of Holdings and its February 1996 acquisition of Chartex, the Company does not believe that its historical liquidity and capital structure are necessarily representative of expected future structure or requirements.

       On November 30, 1995 the Company's working capital credit facility with its bank terminated. The Company did not have any borrowings outstanding under the facility at termination. Until the Company sources additional working capital, the Company's and Chartex's operations will be required to be funded from operations and from cash generated from the sale of Holdings, less cash used to purchase Chartex.

       The Company realized approximately $6.1 million in cash from the sale of Holdings (net of transaction expenses). The total cash cost of the Chartex Acquisition (including expenses) was approximately $5.2 million. The Company had paid transaction expenses and certain pre-closing funding commitments to Chartex (which amounts have already been included in arriving at the above amounts) totaling approximately $1.3 million as of March 31, 1996. The $6.1 million in cash from the sale of Holdings less the $5.2 million in cash used to acquire Chartex plus $1.3 million of cash expenses already paid at March 31, 1996 results in approximately $2.2 million of net cash which the Company generated during its second fiscal quarter as a result of these transactions. This amount was used to pay current liabilities (which primarily consisted of accounts payable of $1 million) and the remaining $1.2 million was used to fund combined current operations of Chartex and the Company.

       At May 31, 1996 the Company had current liabilities of approximately $5.8 million. This amount includes $1.16 million of notes payable to shareholders which are due in November 1996, $1.0 million of notes payable to shareholders which are due in March 1997, a mortgage note loan of $1.7 million due in October 1996 and a $0.7 million note payable due in July 1996 in connection with the acquisition of Chartex.

       The Company's operating plan for the 10 month-period ending March 31, 1997 calls for cash needs as follows:


     . Cash used in operations                                  $3.1 million
     . Investing activities
       --Chartex purchase of equipment from ring supplier        0.3 million
     . Financing activities
       --repay notes payable to shareholders and capital
         lease amounts                                           2.2 million
       --repay note from Chartex Acquisition                     0.7 million
       --repay mortgage on Chartex manufacturing plant           1.7 million
                                                                ------------
     EXPECTED CASH NEEDS                                        $8.0 million
                                                                ============

     Management's plans call for raising additional working capital within the next 10 months. The combined company (Chartex and the Company) is expected to have negative cash flows until the third quarter of fiscal 1997. The Company believes that it will need at least $0.4 million in cash per month during the first year to fund the Company's operations and as a result will need to source approximately $8.0 million by March 31, 1997, with approximately $1.0 million required by June 30, 1996 and an additional $1.0 million required within one month thereafter.

     The Company intends to seek additional capital from the following sources: refinance of the Chartex manufacturing facility (including extraction of up to $1.0 million of cash from equity (appraised value in excess of current loan value)) totaling up to $2.7 million; up to $0.6 million from a working capital credit facility which would be based on eligible accounts receivable; and up to approximately $6.2 million from sales of Common Stock in this offering.

     However, there can be no assurance that the Company will be able to source all or any portion of these funds or that funds so sourced will be sufficient to operate the Company until sales of the female condom generate sufficient revenues to fund operations. In addition, any such funds raised may be costly to the Company and/or dilutive to existing shareholders. If the Company is not able to source the funds, the future of the Company would be in substantial jeopardy. Depending on the level of sales of the female condom and estimated operating losses, it may initially be difficult to source accounts receivable financing.

     Management is not aware of any material outstanding product liability claims or lawsuits which would have a material adverse effect on the Company's results of operations, financial position or cash flow. See Note 12 to the Company's September 30, 1995 Consolidated Financial Statements.

     The Company's current level of expenditures has been established to support a higher level of revenues associated with the female condom. The Company will continue to report operating losses until such revenues significantly increase or the Company significantly reduces its cost structure. If the Company is not able to source additional capital, the lack of funds to promote the female condom may significantly limit the Company's ability to realize value from its existing female condom inventory and to capitalize on the existing investments in the female condom's development, FDA approval and marketing to date in the normal course of business.

IMPACT OF INFLATION AND CHANGING PRICES

      Although the Company cannot accurately determine the precise effect of inflation, the Company has experienced increased costs of product, supplies, salaries and benefits, and increased general and administrative expenses. The Company attempts to pass on increased costs and expenses by increasing selling prices, when possible, and by improved efficiencies of operations.

FOREIGN CURRENCY AND MARKET RISK

     The Company anticipates that a material portion of the Company's future sales will be in foreign markets. Sales in such foreign markets will be subject to normal currency risks associated with changes in the exchange rate of foreign currencies relative to the United States Dollar. In addition, some of the Company's future international sales may be in developing nations where dramatic political or economic changes are possible. Such factors may impair the Company's future sales in those countries.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHARTEX

       Historically, the principal activity of Chartex was to bring unique health care products to the world market and to exploit associated trademarks and patents. Chartex has been primarily involved in the development, manufacture and marketing of the first female condom, for which it is the owner of the trademark Femidom and several patents. Chartex has worldwide rights for production and marketing of the female condom and has licensed certain rights to third party licensees/marketers/distributors.

     The following discussion has been prepared by management of the Company based on a review of the historical financial statements of Chartex included herein and based upon certain financial information obtained from Chartex. Chartex's historical results reflect a start-up company with a revolutionary new product. Chartex's financial results have been impacted by the fact that it has spent significant amounts of funds on the acquisition and development of proprietary manufacturing technology and the development of markets in which to sell the female condom. Historically, Chartex's operating results were largely funded by debt financing.

    Because the purchase of Chartex by the Company results in the elimination of a significant amount of debt and because the purchase price consideration for Chartex was less than the fair value of its net assets (i.e., the Chartex Acquisition is a "bargain purchase" for accounting purposes), the Company does not believe that the historical operating results of Chartex are necessarily representative of expected future results. Please refer to the Unaudited Pro Forma Financial Statements included elsewhere in this Prospectus for a discussion of the types of adjustments which result from consummation of the Chartex Acquisition.

Chartex Historical Operating Results
- ------------------------------------

     The following chart reflects the amount of Chartex's historical revenues from sales of the female condom and from product licensing activities:

                                   Year Ended December 31,
                                   -----------------------
                              1992   1993          1994   1995
                             -----  -----         -----   -----
                                           ((Pounds)000)
Net product sales to:
 The Company                     0      0         3,390     208
                             -----  -----         -----   -----
 Others                        609    823           222     220
                             -----  -----         -----   -----
                               609    823         3,612     428

Product licensing revenue--
     The Company               864*   387         2,001       0
                             -----  -----         -----   -----
          NET REVENUES       1,473  1,210         5,613     428
                             =====  =====         =====   =====

                                                   (000)
                                                  -----
# of female condoms sold     1,578  2,366         7,777   1,109
                             =====  =====         =====   =====

# of countries in which
 product was being sold          4     11            14      14
                             =====  =====         =====   =====
- ---------------

* Includes (Pounds)1,550,000 of licensing revenue, less a (Pounds)686,000 adjustment in respect of a 1992 agreement to allow the licensee to treat the 1991 licensing revenue as prepaid royalties.

     Since 1992, approximately 66% of Chartex's revenue from product sales has been generated from sales to the U.S. market (the Company) and approximately 17% of its revenue from product sales has been generated from sales to the U.K. market. No other individual market provided a significant amount of revenue.

     .  Year Ended December 31, 1995 Compared to December 31, 1994
        ----------------------------------------------------------

        Revenues for the year ended December 31, 1994 were significantly impacted by the U.S. launch and shipments into the U.S. market beginning April 1994. Chartex reported a (Pounds)1.1 million gross profit for the year ended December 31, 1994 generally as a result of the revenues associated with the U.S. launch of the female condom by the Company and licensing income. Chartex reported costs of goods sold in excess of revenues of approximately (Pounds)1.4 million for the comparable period of 1995, generally as a result of lower revenues and significant amounts of fixed costs. Marketing and distribution costs decreased (from (Pounds)1.4 million in 1994 to (Pounds)0.8 million in 1995) and administrative expenses decreased (from (Pounds)2.0 million in 1994 to (Pounds)1.8 million in 1995) as Chartex adjusted its organization and focus, concentrating on certain key markets. Interest expense increased from (Pounds)1.8 million to (Pounds)2.3 million, generally as a result of additional debt to fund operating losses. Also, 1994 results include (Pounds)1.9 million in income resulting from waiver of interest due to Chartex's parent for both 1993 and 1994, whereas, interest waived in 1995 of (Pounds)1.4 million was for that year only. These factors contributed to the (Pounds)2.6 million increase in net loss in 1995 compared to the same period of the preceding year.

     .  Year Ended December 31, 1994 Compared to December 31, 1993
        ----------------------------------------------------------

        1994 revenues were significantly impacted by net product sales and licensing revenues paid to Chartex by the Company in connection with North American territories and the 1994 commercial launch of Reality in the U.S. Sales outside the U.S. decreased in 1994 compared to 1993. During 1993, six new markets for the female condom were opened. In 1994, only two new markets other than the U.S. were opened. Cost of goods sold decreased approximately (Pounds)3.5 million in 1994 compared to 1993 in spite of higher sales in 1994. 1993 cost of goods sold was adversely affected by a (Pounds)2.8 million nonrecurring write-down of plant and equipment as a result of a permanent reduction in value of the equipment (see Note 3 to the Notes to Chartex's 1994 consolidated financial statements) and a (Pounds)0.8 million increase in depreciation relative to plant and equipment. Marketing and distribution costs decreased from (Pounds)2.4 million in 1993 to (Pounds)1.4 million in 1994 as Chartex began restructuring its operations late in 1993 to concentrate on supporting its major markets and not on developing and opening other markets. Administrative expenses decreased from (Pounds)4.2 million in 1993 to (Pounds)2.0 million in 1994 generally as a result of the restructuring of the companies' operations noted above. 1993 results also include a (Pounds)0.5 million charge related to vacating leased premises in conjunction with the restructuring of Chartex's operations. Interest expense was comparable at (Pounds)1.8 million in 1994 compared to (Pounds)1.9 million in 1993. During 1994, (Pounds)1.9 million of interest expense was waived by Chartex's parent. The waiver of interest was recorded as income in Chartex's 1994 historical financial statements. Chartex reported a net loss of (Pounds)2.1 million in 1994 compared to a net loss of (Pounds)15.3 million in 1993 generally as a result of increased revenues, 1993 nonrecurring charges and restructuring costs, and the waiver of interest.

     .  U.S./U.K. GAAP Differences
        --------------------------

        Chartex's historical financial statements are prepared in accordance with U.K. generally accepted accounting principles (GAAP). Adjustments required to reconcile Chartex's income and equity to results which would be reported based on U.S. GAAP are disclosed in Note 28 of Chartex's December 1995 consolidated financial statements. Chartex's 1994 reported net loss of (Pounds)2.1 million would increase to (Pounds)4.1 million under U.S. GAAP, generally because the waiver of (Pounds)1.9 million of interest expense would be treated as a contribution of capital under U.S. GAAP rather than as income. Similarly, Chartex's net loss of (Pounds)4.7 million for the year ended December 31, 1995 under U.K. GAAP would be a net loss of (Pounds)6.3 million under U.S. GAAP, generally due to the treatment of waived interest expense.

RESULTS OF OPERATIONS--DISCONTINUED OPERATIONS

SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

     The loss from discontinued operations decreased from $619,747 for the six month period ended March 31, 1995 to $4,461 for the six month period ended March 31, 1996. The Company has not included any of Holdings loss from operations for the period from October 1, 1995 through January 29, 1996. The Company recognized a loss of $4,461 on the sale of Holdings as a result of the January 1996 sale of Holdings (see Note 5 to the Notes to Unaudited Condensed Consolidated Financial Statements).

     On January 29, 1996 the Company concluded the sale of its Holdings subsidiary. Net revenues for the four-month period from October 1, 1995 through January 29, 1996 (date of sale) were $3,258,346. For the six-month period ended March 31, 1995, net revenues were $4,445,412.

     Holdings' gross margin for the four-month period from October 1, 1995 through January 29, 1996 was 46% of net sales. For the six-month period ended March 31, 1995 Holdings' gross margin was 46% of net sales.

     Operating expenses for the four-month period from October 1, 1995 through January 29, 1996 were $1,623,101. For the six-month period ended March 31, 1995, Holdings' operating expenses were $2,399,521.

     During the period from October 1, 1995 through January 29, 1996 the loss from the discontinued Holdings' operations was $229,000. The Company deferred recognition of its 100% share of the Holdings loss of $229,000 and included the deferred loss with other expenses incurred in connection with the sale of Holdings. During the six-month period ended March 31, 1996, the Company recognized a loss on the sale of the discontinued Holdings' operations of $4,461 (see Note 5 to the Notes to Unaudited Condensed Consolidated Financial Statements). For the six-month period ended March 31, 1995, the loss from discontinued operations was $619,747.

YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1994

     Net revenues of the Company's Holdings subsidiary decreased $1,015,613 to $13,487,562 for the year ended September 30, 1995 compared to $14,503,175 for the same period of the preceding year. Prior year results include nonrecurring revenue of $2,299,787 in connection with a licensing litigation settlement. Exclusive of this nonrecurring item, net revenues of Holdings increased $1,284,174 or

10.5% over the prior year amounts. Sales of products acquired in the Reflect, Inc. acquisition in July 1994 resulted in increased revenues of $690,560. This increase was offset by lower Baitmate sales due primarily to special one-time product offerings to Holdings' two largest customers in fiscal 1994 which did not reoccur in 1995.

     Income from the discontinued Holdings' operations decreased from $2,501,633 for the year ended September 30, 1994 to $64,599 for the year ended September 30, 1995. Results for 1994 included a nonrecurring gain of $2,299,787 from the licensing settlement. Results for 1995 include the $315,589 charge related to the Reflect Settlement Agreement (See Notes 3 and 10 to the Notes to Consolidated Financial Statements). Exclusive of these items, Holdings' income increased $178,342 to $380,188 in fiscal 1995, generally as a result of increased revenues.

YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO YEAR ENDED SEPTEMBER 30, 1993

     The Company reported $2,501,633 in income from discontinued operations in fiscal 1994 compared to income of $235,861 in fiscal 1993. Fiscal 1994 results included nonrecurring income of $2,299,787 related to the licensing litigation settlement. See Note 7 to Notes to the Consolidated Financial Statements. Fiscal 1993 results included a nonrecurring credit of $152,452 related to the reversal of a fiscal 1992 overprovision in connection with a patent infringement lawsuit involving Holdings' Baitmate products. Exclusive of these items, income from discontinued operations increased from $83,409 in fiscal 1993 to $201,846 in fiscal 1994. Profit improvement was generally the result of reduced interest expense ($162,890 reduction) due to the reduced working capital borrowing needs as a result of proceeds received from the licensing litigation settlement.

     Fiscal 1994 net revenues of the leisure time products segment decreased 0.6% ($63,910) to $10,140,690. Sales of leisure time products to the Company's two largest customers represented 61% of gross leisure time product sales in fiscal 1994 and 64% in fiscal 1993. Repel sales decreased $0.2 million (including $0.4 million from the Company's two largest customers) and Baitmate sales increased $0.2 million (all due to the Company's two largest customers) in fiscal 1994 compared to fiscal 1993. Changes in leisure time product sales were generally due to changes in volume of product sold.

     Chlorazene sales in the Company's institutional health care segment decreased $173,034 or 10.7% in fiscal 1994 compared to fiscal 1993. Management believes that lower sales are due to reduced customer demand as a result of a decreased number of treatments using products such as Chlorazene and, increased competition. Segment gross margin percentages were comparable between years at 54% of net product sales.

     Revenues from the Company's other product segments (less intersegment revenues of $537,378) increased $2,256,140 in fiscal 1994 compared to fiscal 1993. The licensing litigation settlement proceeds of $2,299,787 was the major reason for the increased revenue. Intersegment revenues related to the manufacture and sale of lubricant for Reality to the Consumer Health segment totalled $537,378.

                                    BUSINESS

     The Company is engaged in the manufacture and marketing of the female condom on a global basis. The Company's strategy is to focus on the three highest priority markets: the U.S., the global public sector market and Japan.

PRODUCTS

CONSUMER HEALTH CARE PRODUCTS - REALITY

          GENERAL. The Company received approval on May 7, 1993 to market and distribute the female condom in the United States. On April 14, 1994, the FDA approved the Chartex facility, allowing the Company to import large quantities of the female condom manufactured by Chartex. The female condom is the first
and, to date, only female condom approved by the FDA.    The Company's
acquisition of Chartex on February 1, 1996 gives the Company the rights to manufacture and sell the female condom throughout the world.

          The female condom is made of polyurethane, a thin but strong material which is resistant to rips and tears during use. The female condom consists of a soft, loose fitting sheath and two flexible rings. One of the rings is used to insert the device and hold it in place. The other ring remains outside the vagina after insertion. The female condom lines the vagina, preventing skin from touching skin during intercourse. The female condom device is prelubricated and disposable and is intended for use during only one sex act.

          The female condom is sold over-the-counter, without prescription. It is the only product approved by the FDA under a woman's control, which helps to prevent unintended pregnancy and STDs, including AIDS.

          HISTORY OF THE FEMALE CONDOM. The female condom was originally created by Dr. Lasse Hessel, a Danish physician. Dr. Hessel acquired the first U.S. patent for the female condom on April 5, 1988. The Company entered into a license agreement (the "U.S. Agreement") with International Trade House Ltd. ("International"), an affiliate of Dr. Hessel, on October 14, 1987. International's rights under the U.S. Agreement were subsequently assigned to Chartex. The U.S. Agreement, pursuant to which the Company acquired the exclusive license to market (and, under certain circumstances, manufacture) the female condom in the United States, except for mail order sales, was amended by Chartex and the Company on March 1, 1990, April 9, 1992 and April 20, 1993. The Company had also entered into license agreements granting the Company the exclusive right to manufacture and market, except for mail order sales, the female condom in Canada (the "Canadian Agreement") and Mexico (the "Mexican Agreement"). As a result of the Company's acquisition of Chartex, the effect of these license agreements are eliminated in consolidation and the Company now owns the worldwide rights to manufacture, market and sell the female condom.

     It required approximately seven years of extensive research to obtain the FDA's approval of the PMA for the female condom. It also required several years to develop custom designed proprietary manufacturing technology and equipment and secure FDA approval of Chartex's manufacturing facility in London, England. The Company believes that, in addition to existing patents, this approval process creates a significant barrier to the entry of competitive products.

          MARKET/MARKETING. The Company believes the female condom has significant global potential. WHO estimates there are 333 million new cases of STDs each year on a global basis. In the U.S. alone, in 1993 the American Journal of Obstetrics and Gynecology noted that one-half of all pregnancies in women between the ages of 15 and 44 are unintended. The female condom is the only product controlled by the woman that prevents unintended pregnancies and STDs, including AIDS.

          In addition to eliminating human suffering, the use of the female condom has the potential to significantly reduce health care costs by reducing the spread of STDs and reducing the number of unintended pregnancies. As a result, management believes there is a potential market for the female condom in all developed and developing countries.

          There are two basic markets which exist to varying degrees in all countries:

          Private Sector Trade: Women purchase the female condom in drug stores or other distribution outlets. This market may be reached through education-based marketing directed at consumers.

          Public Sector: The World Health Organization, the U.S. Agency for International Development and their affiliates and certain other organizations purchase and distribute products to prevent STDs and unintended pregnancies in developing countries throughout the world. In addition, corresponding entities in the U.S. and U.S. city, county and state agencies purchase and distribute such products on a local basis.

          The Company believes the three largest markets for the female condom are the U.S., the global public sector market and Japan. The Company's strategy is to initially focus on these three markets. However, if the Company is unable to raise sufficient capital in this offering to focus its marketing efforts on all three markets, the Company will first focus on the global public sector market since the Company believes the public sector market offers the greatest potential to the Company and that sales in the public sector will also lead to greater sales in the private sector. Accordingly, if the Company does not have sufficient resources, it will reduce its marketing efforts to the U.S. private sector. Such a reduction could adversely affect the Company.

          United States: Promotion activities in the U.S. are divided into two segments: efforts directed towards the public sector and efforts directed toward the private, consumer sector. The Company's U.S. public sector efforts are discussed below. In the U.S. private, consumer sector, the Company initiated a new advertising campaign in March, 1996 directed towards sexually active young adults. The focus of the campaign is to promote the concept that protected sex, safer sex, can still be pleasurable. The campaign utilizes a technique called advertorials and includes in the advertisement an attractive color or black and white picture plus an editorial which discusses what the female condom looks like, how to use it, who should use it, and how it protects. This campaign is currently running in young adult magazines and will be broadened to radio this summer. This campaign also includes a toll-free number for consumers to call to receive promotional materials on the female condom and a coupon for a free sample. Response to the new campaign has been very positive with the Company receiving an average of 1,200 calls to this toll-free number per day during the month of March. In addition, a strong public relations effort has been initiated to try to get the female condom placed in various entertainment media and scripts such as movies and TV programs which are popular with young adults.

          The Company anticipates that the cost of its planned promotional campaign in the U.S. (which it believes will benefit both private sector and public sector sales) will be approximately $2 million in fiscal year 1996 and, depending on the results of the campaign and the Company's financial condition, may be increased to approximately $2.5 million to $3.5 million in 1997 as the Company expands its promotional efforts to include selected television advertising. Currently, the Company has two employees who devote the majority of their time to private sector marketing. In addition, two of the Company's other employees devote a significant amount of their time to marketing in both the public and private sectors.

          Global Public Sector: The Company's public sector efforts are divided into two programs--a global approach directed to public health organizations around the world, in both developed and developing countries; and a U.S. national approach directed to state, county, district and city public health departments.

          Globally, the Company has formed a Scientific Advisory Group on Education of the female condom, known as "SAGE." The objectives of this international group of health educators and outreach clinical investigators particularly interested in the prevention of unintended pregnancy and sexually transmitted diseases including AIDS, is to help The Female Health Company develop outreach materials which inform and assist both counselors/trainers and patients/consumers to first try and then continue to use the female condom. The first meeting of SAGE was held on May 16-17, 1996. To further the development of sales to the global public sector, meetings have taken place with various international organizations such as the World Health Organization (WHO), the United Nations Program on AIDS (UNAIDS), and the United States Agency for International Development (USAID). The goal of these meetings is to examine and formulate various ways to develop large volume purchase programs for the female condom for distribution into developing countries.

          The Company's efforts toward the U.S. public sector include meetings, in-service presentations and participation at exhibits and lectures involving employees and volunteers of city, district and state public health departments and their programs. Company representatives meet with not only the outreach counselors and staff of these agencies but also the commodities purchasers. The programs include discussions of the female condom and the training required for its use as well as the behavioral component involved in using the female condom. The Company's objective is to not only share enough information to encourage purchase of the female condom but to include the educational information needed for the city/district/state to implement with their respective communities to foster use of the female condom. The states where these efforts have been initiated include Texas, Florida, California, New York, Pennsylvania, Illinois, Minnesota and New Jersey. The Company intends to expand the program to additional states in 1997.

          The Company believes that the cost of its public sector marketing efforts will not be substantial since the bulk of such efforts involve meetings between Company employees and public sector representatives rather than advertising or other more conventional marketing methods. Accordingly, since the employees who will perform the public sector marketing are currently on staff at the Company, the Company's incremental cost will be comprised mostly of travel-type expenses. Currently, the Company has two employees who devote the majority of their time to public sector marketing. In addition, the Company has two other employees who devote a significant amount of their time to marketing in both the public and private sectors.

          Japan: Chartex has entered into an exclusive distributor agreement with a $1 billion division of a $5 billion Japanese consumer products company. Pursuant to this agreement, this company will market the female condom in Japan. The Japanese company has completed successful clinical and marketing studies and hopes to receive Japanese regulatory approval to launch the product in Japan in early 1997. Over 85% of contracepting couples in Japan use male condoms since oral contraceptives are not available in the Japanese market. As such, the market research shows that the concept of a female condom and its use are of high interest to the Japanese. The agreement requires the Japanese company to purchase product from Chartex and to fund marketing in Japan. Because of this agreement, the Company anticipates that it will not need to expend significant funds to market the female condom in Japan since this entity will perform such marketing efforts.

          PRODUCT ACCEPTANCE. Management believes that due to the revolutionary nature of the female condom, it is necessary to educate the health care community and women regarding the female condom and its use. Women want to know the answers to the following questions: "Will it work?"; "How do I use it correctly?"; and "How will my partner react?" Management believes a steady education-based marketing approach will help consumers answer these questions. In addition, broad public sector use will help to educate women regarding the female condom. As women learn about the female condom, management believes they will use it.


          Recent events suggest this is beginning to happen. A summary of 21 studies conducted by various independent investigators in 17 countries with 3,500 participants reflected the following acceptance response ranges:

               50% to 90%     like the female condom
               30% to 97%     would recommend its use
               25% to 86%     prefer it to the male condom

          In addition, according to various studies, about 40% to 60% of women who try the female condom indicate they would continue to use it. Significant scientific support has developed with more than 20 studies underway in the U.S. alone measuring effectiveness, acceptance, propensity to use and comparison with the male condom. The U.S. government is providing more than $8 million to fund certain of these studies. In addition, public sector support is significant and growing. USAID is conducting a 22-country needs assessment study. WHO has conducted studies and expressed a serious interest in the female condom. In the U.S., the cities of Chicago and Philadelphia have initiated successful programs using the female condom.

          Management believes that marketing and increased public sector use will accelerate the product's acceptability.

          FDA APPROVAL PROCESS. The manufacture and marketing of medical devices in the United States are regulated pursuant to the Federal Food, Drug and Cosmetic Act, as amended (the "Food and Drug Act") which is administered by the FDA. The Company was required to submit a Pre-Market Application ("PMA") to the FDA prior to marketing Reality. The PMA contained detailed information to establish the safety and effectiveness of the device and detailed information regarding the manufacturing process. On May 7, 1993, the FDA granted approval to the Company to manufacture and market the female condom in the United States.

          The Chartex manufacturing facility (located in London, England) was required to be inspected and approved by the FDA before product manufactured there could be sold in the United States. On April 14, 1994, the Company's and Chartex's PMA Supplement to the FDA for the Chartex Facility was approved by the FDA.

          PRODUCT LABELING. In obtaining final approval from the FDA to market the female condom, the Company agreed to certain labeling requirements. These labeling requirements resulted primarily from the fact that the female condom is a new product and the number of participants in the Reality studies was small when compared to the number of people who have used the latex male condoms over many years. The Company agreed that until additional data is available, the female condom will carry the following labeling information: (a) latex condoms for men are highly effective at preventing STDs, including AIDS (HIV infection), if used properly; (b) if you are not going to use a male latex condom, you can use Reality to help protect yourself and your partner; (c) Reality only works when you use it, use it every time you have sex; and (d) before you try Reality, be sure to read the directions and learn how to use it properly. Additional comparative studies analyzing the effectiveness of the female condom and other contraceptive devices have been initiated which may result in changed labeling for Reality.

          RESEARCH RESULTS--REALITY EFFECTIVENESS.   Because of the need for
contraceptives controlled by women that also protect against STDs, the FDA modified the development program for Reality to accelerate its availability to American women. Thus, the major use-effectiveness or key contraceptive study was not as long and did not include as many women as the studies of other previously approved barrier contraceptives whose use is not controlled by women.

          The table below shows the pregnancy rates, including perfect use failure and typical use failure, at 6 months and estimated at 12 months for barrier contraceptives. The precise point estimates of failure rates during perfect use cannot be obtained for the sponge, cap or diaphragm, however, rough estimates have been published in health journals.*


- -------------------------------------------------------------------------------
                 6-MONTH AND ESTIMATED 12 MONTH FAILURE RATES
                  Pregnancies for 100 Women Using the Method
- -------------------------------------------------------------------------------
                                     Typical Use Failure
                                        (User Failure)
                                     -------------------
                      Perfect Use
                       Failure*       Six      Estimated
                   (Method Failure)  Months    12 Months
                   ----------------  ------    ---------
Reality                  2.6           12          21
Male condom**             NA            8          15
Cervical cap          4.3 - 5.8        10          18
Sponge                8.5 - 8.8        12          17
Diaphragm:
     Sponge study     1.7 - 2.7         8          15
     Cap study        3.1 - 4.7         8          15
Unprotected Sex           -             -          85
- -------------------------------------------------------------------------------

 * Based on clinical studies accepted for publication; Family Planning Perspectives, 1993.

** 1988 National Survey of Family Growth; perfect use estimates are not available.

          The annualized failure rate among women who use Reality correctly every time they have intercourse is 5%. Among typical users, the annualized failure rates for the Reality female condom range from 21% to 26%. This means that about one in four women who use Reality either incorrectly or inconsistently (not every time they have intercourse) may become pregnant. The critical prevention message is that in order to provide protection, the device must be used correctly every time.

        The studies of Reality also indicated the following:

     .  Across all studies, Reality rarely broke or tore during use.

     . In two studies, direct examination of the vagina after multiple episodes of intercourse using Reality showed: 0% sperm, no trauma to vaginal canal, and no change in bacterial flora.

     . Laboratory testing established the Reality female condom is an effective barrier in blocking HIV (the AIDS virus) and hepatitis B, the smallest virus known to cause STDs.

     .  No significant allergic reactions or side effects have been reported.


LAUNCH OF REALITY

THE U.S. MARKETPLACE

     Distribution to wholesalers, major drug store chains and supermarkets began in July, 1994. In August, Reality began to appear in retail stores across the country where family planning products are sold. Today, Reality is available in the majority of major drug store chains and many mass merchandisers, supermarket chains, and independent drug stores. Along with its retail launch, Reality continues to be available through public health and family planning clinics.

THE U.S. LAUNCH

     The marketing program for the launch of Reality began September 21, 1994 with a press conference in New York City and continued through 1995. The program was designed to reach women through public education efforts, as well as through traditional marketing and promotional programs. Roundtable discussions with leading women's health professionals and advocates took place in seven major cities, followed, in most cases, by a press conference with intensive pre- and post-event contact with local print and broadcast media. A video news release was produced for each market; local and national "TV Docs" were briefed on a one-to-one basis; along with meetings with editorial boards of newspapers in each city. Print advertising directed to the medical and health care provider community and consumers began in early September and was followed by extensive consumer print advertising in the November issue of major women's magazines.



HEALTH PROFESSIONALS

     Professional detailing representatives started calling on the country's top 10,000 physicians--OB/GYN family practitioners, general practitioners, plus AIDS educators, counselors and therapists who see young, sexually active women concerned about their health. In addition, another 30,000 physicians were contacted through the mail about Reality's availability. Over 65,000 retail pharmacists, nationwide, were also contacted.

          DISTRIBUTION. Reality is currently being distributed in consumer packaging directly to major drug and grocery chains, mass merchandisers and private institutions and clinics. Product is distributed to independent drug stores and other retail outlets through wholesalers. The retail price to consumers ranges from $2.75-$3.00 per device. Reality is also being distributed in bulk and at reduced prices to the public sector through not-for-profit organizations, consistent with the Company's public sector contract with FHI.

          The Company is currently marketing three different product offerings to the retail and wholesale trade, including a three pack, a six pack and a prepack counter display which includes eight three packs and two six packs in a free-standing unit. Each three pack and six pack contains a 0.5 oz. bottle of additional lubricant and a detailed instruction leaflet. Condoms are individually wrapped in a packet and come pre-lubricated.

          The Company also provides Reality in bulk supply. Each case is comprised of 60 bulk devices, 20 bottles of extra lubricant and 20 instruction leaflets. Clinic packs are sold to public health clinics at reduced prices.

          License for Reality Trademark. In fiscal 1992, the Company signed an exclusive license (except for the licensor's rights) with Meijers Inc. to use the trademark "Reality" in the U.S. and Canada. For this exclusive license to the Reality trademark, the Company agreed to pay the licensor the greater of (a) $0.015 per female condom sold in the U.S. and Canada for the first seven years and $0.01 per female condom sold thereafter or (b) a minimum annual royalty equal to 50% of the average annual royalties paid during the period five years immediately preceding the year for which the royalties are due or $4,500, whichever is greater.

          AGREEMENTS FOR PUBLIC-SECTOR PRICING AND ROYALTIES. On September 24, 1992, the Company entered into an agreement with Family Health International ("FHI"). FHI is a nonprofit organization, supported in part by USAID, created to conduct research on products used to prevent unwanted pregnancies and sexually transmitted diseases. FHI, in conjunction with the Contraceptive Research and Development Program ("CONRAD"), conducted a major contraceptive effectiveness study for the Reality female condom to assess safety and efficacy. USAID sponsored and funded the Reality study as part of its overall program on population, family planning and AIDS awareness and prevention.

          The agreement with FHI sets forth the terms and conditions regarding future utilization of the pregnancy efficacy study results and provides that the Company will sell Reality to certain "Public Sector" organizations at a price of 115% of the Company's cost of manufacture and distribution as defined in the agreement (including cost of acquisition, unrecovered royalties and cost of educational material), but not to exceed the best price given to any other client ("Public Sector Price"). However, product requirements are limited to:
(1) 20% of product available for sale by the Company ("Product Availability") in years one and two; (2) the greater of 6 million units or 20% of Product Availability in year three; (3) the greater of 8 million units or 20% of Product Availability in year four; and (4) the greater of 10 million units or 20% of Product Availability in year five and beyond. Public Sector organizations are defined in the agreement and include governmental organizations, nonprofit agencies/organizations, public or private nonprofit facilities receiving federal funds and USAID and USAID contractors whose principal functions include family planning, female health and reproductive health services.

          As additional consideration for FHI's funding and conducting the contraceptive efficacy study, and unrelated to any future requirements on the part of FHI, the agreement further provides that FHI will be paid a royalty on private sector Reality sales. The royalty is calculated on a sliding scale based on the number of Reality units sold. The royalty rates range from the greater of $.005/unit or .36% of the manufacturers sales price for product sales in excess of 10 million units to $.025/unit or 1.8% of the manufacturers sales price for product sales in excess of 50 million units, all subject to a cumulative maximum royalty of $10 million.

          MARKET ACCEPTANCE AND COMPETITION. There is no other FDA approved female condom sold in the United States and, accordingly, there is no model to provide assurance of the ultimate level of consumer acceptance of Reality.

COMPETITION

     The Company is manufacturing and marketing the only female condom. While management believes that the female condom is a brand new category of product, management believes that it will compete in part with male condoms. The market for male condoms is characterized by a number of larger companies which have significantly greater financial resources and whose brand names are more widely recognized. Due principally to extensive manufacturing processes involved with the female condom as compared to male condoms, the female condom will generally be sold at the retail level at a price which is higher than male condoms.

     The Company is aware of at least one other party who was developing a female condom designed to compete with Reality and who has obtained a patent on its device. However, management believes this party is not currently pursuing its product. Other parties may also seek to develop a female condom. These competing products could be distributed by companies with greater financial resources and customer contacts than the Company's.

GOVERNMENT REGULATION

     As a manufacturer and marketer of a branded consumer product for the health care market, the Company and the female condom are subject to regulation, principally from the FDA, the EPA , the Federal Trade Commission (the "FTC"), the Department of Transportation (the "DOT"), the Consumer Products Safety Commission (the "CPSC"), the Occupational Safety and Health Agency ("OSHA") and various states' health licensing agencies. Reality is regulated by the FDA. Transportation of Reality is regulated by the DOT and marketing and sales of Reality are regulated by the FTC.

     Reality is specifically regulated by the FDA. Pursuant to section 515(a)(3) of the Safe Medical Amendments Act of 1990 (the "SMA Act"), the FDA may temporarily suspend approval and initiate withdrawal of PMA if the FDA finds that any device is unsafe or ineffective, or on the basis of new information with respect to the device, which, when evaluated together with information available at the time of approval, indicates a lack of showing of reasonable assurance that the device is safe or effective under the conditions of use prescribed, recommended, or suggested in the labeling thereof. Failure to comply with the conditions of FDA approval invalidates the approval order. Commercial distribution of a device that is not in compliance with these conditions is a violation of the SMA Act.

RESEARCH AND DEVELOPMENT, PRODUCT DEVELOPMENT AND QUALITY ASSURANCE

     In fiscal 1993, 1994 and 1995 and for the three months ended December 31, 1995, the Company incurred research and development and new product development expenditures from continuing operations of $1,103,790, $489,656, $135,121 and $71,717, respectively. These expenditures have primarily been related to developing and conducting clinical trials for new products, including Reality, and to developing new products and improving existing products.

EMPLOYEES


     As of May 31, 1996, the Company had ten full-time employees and one part-time employee. In addition, there are 30 full-time and part-time employees at its Chartex subsidiary. No Company employees are represented by a labor union. The Company believes that its employee relations are good. The Company's success will partially depend upon its ability to attract and retain highly qualified marketing and sales personnel.

FACILITIES AND MANUFACTURING


     The Company leases approximately 4,504 square feet of office space in downtown Chicago under a seven-year operating lease. The Company also leases additional office space in downtown Chicago under an operating lease with a term expiring on September 30, 2001. The Company utilizes warehouse space and sales fulfillment services of an independent public warehouse located near Minneapolis, MN for storage and distribution of the female condom. The Company also stores certain equipment and product in the Jackson, Wisconsin facility of its previously wholly owned subsidiary pursuant to a warehouse agreement with the purchaser of the subsidiary. The Company's 40,000 square foot manufacturing facility is located in London, England and is run by Chartex, the Company's newly-acquired wholly owned subsidiary. Of Chartex's 30 total employees, approximately 20 employees operate this facility (including 10 supervisory factory employees). Chartex will employ additional employees as production levels warrant. The manufacturing operation involves proprietary equipment and processes to manufacture the polyurethane female condom. The facility utilizes machinery averaging approximately three years of age and capable of producing approximately 60 million units of the female condom per year. The facility has produced approximately 500,000 devices year to date. The Company believes production will increase dramatically when the Company begins to supply product for the launch in Japan (anticipated to occur in early 1997) and as the Company's U.S. and public sector sales increase. The facility is an FDA-registered establishment. The Company believes that its manufacturing and packaging procedures are performed in accordance with the FDA's requirements.

BACKLOG

     The backlog of unfilled orders was $144,100 at April 15, 1996 compared to $9,300 at the same date in the prior year. Of the orders contained in the Company's current backlog, all are expected to be filled during fiscal 1996. The increase in backlog is due primarily to the backlog of $115,300 at Chartex. The backlog consists primarily of product for which the customers' sales order specified a delayed delivery date.

PATENTS AND TRADEMARKS

     The Company holds patents on the female condom in the United States, the European Union, Japan, Canada, Australia and China and holds patents on the manufacturing technology in various countries. The Company also licenses the trademark "Reality" in the United States and has trademarks on the names "femidon" and "femy" in certain foreign countries.

LEGAL PROCEEDINGS

     The Company is not involved in any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers are as follows:

          Name                             Title                        Age
          ----                             -----                        ---

O.B. Parrish                Chairman of the Board, Chief
                            Executive Officer, active Chief Financial
                            Officer and Director                        62

William R. Gargiulo, Jr.    Vice President, Secretary
                            and Director                                67

Mary Ann Leeper, Ph.D.      President, Chief Operating Officer
                            and Director                                55

Jack Weissman               Vice President-Trade Sales                  47

Michael Pope                Vice President of the Company,
                            director of Chartex
                            Resources Limited, director of Chartex
                            International, Plc and General Manager
                            of Chartex International, Plc               38

David R. Bethune            Director                                    55

Stephen M. Dearholt         Director                                    49


     O.B. Parrish has served as Chief Executive Officer of the Company since 1994, as active Chief Financial Officer since February 1996 and as the Chairman of the Board and a Director of the Company since 1987. Mr. Parrish is a shareholder and has served as the President and as a Director of Phoenix Health Care of Illinois, Inc. ("Phoenix of Illinois") since 1987. Phoenix of Illinois is a general partner of Phoenix Health Care Group, Limited Partnership ("Phoenix Partnership"), the owner of approximately 21% of the outstanding common stock of the Company. Mr. Parrish also was the Co-Chairman and a Director of Inhalon Pharmaceuticals, Inc. until its sale to Medeva, Plc. and is Chairman and a Director of ViatiCare, Ltd. From 1977 until 1986, Mr. Parrish was the President of the Global Pharmaceutical Group of G.D. Searle & Co. ("Searle"). From 1974 until 1977, Mr. Parrish was the President of Searle International, the foreign sales operation of Searle. Prior to that, Mr. Parrish was Executive Vice President of Pfizer's International Division. See "Principal and Selling Shareholders."

     William R. Gargiulo, Jr. has served as Vice President and Secretary of the Company from 1996 to present, as Assistant Secretary of the Company from 1989 to 1996, as Vice President - International of The Female Health Company Division from 1994 until 1996, as Chief Operating Officer of the Company from 1989 to 1994, and as General Manager of the Company from 1988 to 1994. Mr. Gargiulo has also served as a Director of the Company since 1987. Mr. Gargiulo is a Trustee of a trust which is a shareholder of Phoenix of Illinois. From 1984 until 1986, Mr. Gargiulo was the Executive Vice-President of Searle's European operations. From 1976 until 1984, Mr. Gargiulo was the Vice President of Searle's Latin American operations.

     Dr. Leeper has served as the President and Chief Operating Officer of the Company since 1996 and as President and Chief Executive Officer of The Female Health Company Division from May 1994 until January 1996, as Senior Vice President - Development of the Company from 1989 until January 1996 and as a Director of the Company since 1987. Dr. Leeper is a shareholder and has served as a Vice President and Director of Phoenix of Illinois since 1987. Previously, Dr. Leeper served as Vice President - Market Development for Searle's Pharmaceutical Group and in various Searle research and development management positions. As Vice President - Market Development, Dr. Leeper was responsible for worldwide licensing and acquisition, marketing and market research. In earlier positions, she was responsible for preparation of new drug applications and was a liaison with the FDA.

     Mr. Weissman has served as Vice President - Trade Sales of The Female Health Company since June 1995. From 1992 until 1994, Mr. Weissman was Vice President - Sales for Capital Spouts, Inc., a small manufacturing company. During the period from 1989 to 1992, Mr. Weissman acted as General Manager - HTV Group, an investment group involved in the development of retail stores. Mr. Weissman joined Searle's consumer products group in 1979 and held positions of increasing responsibility, including National Account Manager and Military Sales Manager from 1985 to 1989. Mr. Weissman was Account Manager - Retail Business Development, for the NutraSweet Company, a Searle subsidiary. Prior to Searle, Mr. Weissman worked in the consumer field as Account Manager and Territory Manager for Norfolk Thayer & Whitehall Laboratories.

     Mr. Pope has served as Vice President of the Company since 1996 and as General Manager of Chartex International, Plc since the Company's 1996 acquisition of Chartex. Mr. Pope has also served as a Director of Chartex Resources Limited and Chartex International, Plc since 1995. Previously, Mr. Pope was Director of Technical Operations for Chartex which included responsibility for manufacturing, engineering, process development and quality assurance. Mr. Pope was responsible for the development of the high speed proprietary manufacturing technology for the female condom and securing the necessary approvals of the manufacturing process by regulatory organizations, including the FDA. Mr. Pope was also instrumental in developing and securing Chartex's relationship with its Japanese marketing partner. Prior to joining Chartex, Mr. Pope was Production Manager and Technical

Manager for Franklin Medical, a manufacturer of disposable medical devices. Prior to that, Mr. Pope was Site Manager, Engineering and Production Manager, Development Manager and Silicon Manager for Warne Surgical Products.

     Mr. Bethune has served as a Director of the Company since January 1996.
Mr. Bethune is currently President and Chief Executive Officer of Asgen, Inc., a private pharmaceutical company founded in 1994 and dedicated to the development of high quality generic pharmaceuticals and orphan drugs. Investors and collaborators in the venture include Applied Analytical Industries, Inc., the Mova Pharmaceutical Corporation and the Mayo Biostudies Unit. Mayo Biostudies will utilize resources within the Mayo clinic system to conduct biostudies for Asgen. Mr. Bethune was Group Vice President of American Cyanamid Company from September 1992 and a member of its Executive Committee from April 1993 until the recent sale of the company to American Home Products. For American Cyanamid Company, Mr. Bethune had global executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as medical research. Previously, he was President of the Lederle Laboratories Division of American Cyanamid Company. Mr. Bethune rejoined Lederle from Searle, where he was President of Operations in the United States, Canada and the Caribbean since 1986. From 1984 until 1986, Mr. Bethune served as Vice President and General Manager, United States Pharmaceuticals. Mr. Bethune is a past member of the Board of Directors of the American Foundation for Pharmaceutical Education and Partnership for Prevention and is a founding Trustee of the American Cancer Society Foundation.

     Mr. Dearholt has served as a Director of the Company since April 1996. Mr. Dearholt is a co-founder and partner in Response Marketing, one of the largest privately owned life insurance marketing organizations in the United States. He has over 23 years of experience in direct response advertising and data based marketing of niche products. Since 1985, he has been a 50% owner of R.T. of Milwaukee, a private investment holding company which operates a stock brokerage business in Milwaukee, Wisconsin. In late 1995, Mr. Dearholt arranged, on very short notice, the $1 million bridge loan which assisted the Company in the purchase of Chartex.

     The Company has an Audit Committee and a Compensation Committee. The Board's Audit Committee is comprised of Messrs. Bethune and Dearholt. The responsibilities of the Audit Committee, in addition to such other duties as may be specified by the Board of Directors, include the following: (1) recommendation to the Board of Directors of independent auditors for the Company; (2) review of the timing, scope and results of the independent auditors' audit examination; (3) review of periodic comments and recommendations by the auditors and of the Company's response thereto; and (4) review of the scope and adequacy of internal accounting controls. The Audit Committee did not meet during the fiscal year ended September 30, 1995.

     The Board's Compensation Committee is comprised of Messrs. Gargiulo and Bethune. The responsibility of the Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, is to make recommendations to the Board of Directors with respect to compensation for the executive officers and to administer the Company's 1989, 1990, 1994 and Outside Director Stock Option Plans. The Compensation Committee met once during the fiscal year ended September 30, 1995.

     There is no standing nominating or similar committee of the Board of Directors.

     All directors serve until the next annual meeting of the Company's shareholders and until his or her successor has been duly elected or until his or her prior death, resignation or removal. Each executive officer holds office until his or her successor has been duly elected or until his or her prior death, resignation or removal.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below sets forth certain information concerning compensation paid to, earned by or awarded to: (i) the Chief Executive Officer of the Company and (ii) the four other most highly compensated executive officers of the Company, or its previously wholly owned subsidiary, WPC Holdings, Inc. (which was sold effective January 29, 1996), during the fiscal years ended September 30, 1995, 1994 and 1993. The foregoing individuals are referred to herein as the "named executive officers." John A. Wundrock, Thomas J. Bonesho and Charles J. Nevsimal all ceased to be employed by the Company after the sale of Holdings on January 29, 1996.


                                            Annual Compensation              Long-Term Compensation    Payouts
                                 -----------------------------------------   ----------------------  ------------
                                                                                      Awards
                                                                             ----------------------
                                                                 Other       Securities
       Name and                                                 Annual       Underlying      LTIP        All
       Principal         Fiscal   Salary           Bonus     Compensation   Options/SARs   Payouts      Other
       Position           Year      ($)             ($)           ($)            (#)         ($)     Compensation
- -----------------------  ------  --------        ----------  -------------  -------------  -------   ------------
O.B. Parrish               1995    90,000               --             --         44,000        --          --
  Chairman and             1994    37,500(1)            --             --             --        --          --
  Chief Executive          1993        --               --             --             --        --          --
  Officer

John A. Wundrock           1995   252,641(2)(3)         --      67,816(4)         44,000        --      15,511(5)
  Former President         1994   186,291(3)            --             --             --        --      12,640(5)
  and Chief Executive      1993   174,775(3)            --             --             --        --      11,984(5)
  of WPC Holdings
  and former Chief
  Executive Officer
  of the Company

Mary Ann Leeper,           1995   175,000               --             --        200,000        --          --
  Ph.D. President and      1994    72,917(1)            --       9,047(6)             --        --          --
  Chief Operating          1993        --               --             --             --    93,100          --
  Officer

Thomas J. Bonesho          1995   119,031(2)(3)      1,083             --             --        --       1,019(7)
  Former Executive         1994    89,706(3)         3,428             --          7,500        --         989(7)
  Vice President-          1993    83,625(3)         1,015             --             --        --       1,172(7)
  WPC Holdings and
  former Executive
  Vice President
  of the Company

Charles J. Nevsimal        1995    77,900(3)        41,353(8)          --             --        --          --
  Former Executive         1994    74,902(3)        37,200             --          5,000        --          --
  Vice President-          1993    73,002(3)         1,015             --             --        --          --
  Sales and Marketing
  of WPC Holdings


______________________________

(1) Salary began in May 1994 following the formation of the Female Health Division.
(2) Represents payments of $56,267 to Mr. Wundrock and $24,897 to Mr. Bonesho in settlement of disputed salary amounts which were not previously paid to these named executive officers pursuant to a Company-wide salary freeze in fiscal 1992 but which these officers were entitled to pursuant to their employment agreements. Messrs. Wundrock and Bonesho are no longer officers of the Company.
(3) Represents non-accountable automobile allowance of $3,960 per year for Mr. Wundrock, $3,000 per year for Mr. Bonesho and $5,400, $4,900 and $3,000 for fiscal 1995, 1994 and 1993, respectively for Mr. Nevsimal. Mr. Nevsimal is no longer an officer of the Company.
(4) Includes $50,920 representing the cash surrender value of a split-dollar life insurance policy transferred to Mr. Wundrock and $16,896 of financial and legal counseling.
(5) Includes matching Company contributions of $1,875, $2,329, and $2,182 to the Company's 401(k) Plan and the dollar value of the benefit to Mr. Wundrock of the remainder of the life insurance premiums paid by the Company of $13,636, $10,311 and $9,802 for fiscal years 1995, 1994 and
     1993, respectively.

(6) Includes $9,047 of legal fees incurred by Dr. Leeper in connection with the drafting and negotiating of her employment agreement with the Company and in connection with general tax and financial planning for Dr. Leeper. Pursuant to Dr. Leeper's employment agreement, the Company was required to reimburse Dr. Leeper for up to $15,000 of legal fees incurred by her in the first year of her employment term for the cost of her personal financial, legal and tax counseling, including the cost for the preparation of her personal tax returns and professional estate planning services and up to $10,000 for legal fees for such services for each year of her employment term thereafter.
(7) Includes matching Company contributions of $867, $837 and $1,058 to the Company's 401(k) Plan and the dollar value of the benefit to Mr. Bonesho of the remainder of the life insurance premiums paid by the Company of $152, $152 and $114 for fiscal 1995, 1994 and 1993, respectively.
(8) Includes $23,633 in settlement of disputed bonus payments for fiscal 1991 through 1994.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options/SARs granted during fiscal 1995 to the named executive officers:

                                               Individual Grants
- -----------------------------------------------------------------------------------
                              Number of      % of Total                               Potential Realizable Value at Assumed Annual
                              Securities    Options/SARs                                  Rates of Stock Price Appreciation for
                              Underlying     Granted to    Exercise or                                 Option Term
                             Options/SARs   Employees in   Base Price    Expiration   --------------------------------------------
Name                         Granted (#)    Fiscal Year     ($/Share)       Date                  5%$               10% ($)
- ------------------------------------------------------------------------------------------------------------------------------------

O.B. Parrish                   44,000          10.29%         6.00         4/5/05             166,028             420,748


John A. Wundrock               44,000          10.29%         6.00         4/5/05             166,028             420,748


Mary Ann Leeper, Ph.D.        200,000          46.78%         6.00         4/5/05             754,674           1,912,491

EMPLOYMENT AGREEMENTS

       Dr. Leeper entered into an employment agreement with the Company effective May 1, 1994. The original term of Dr. Leeper's employment extends to April 30, 1997 and thereafter renews automatically for additional three-year terms unless notice of termination is given. The employment agreement is terminable by the Company at any time if such termination is for cause (as defined in the employment agreement). If Dr. Leeper is terminated without cause, the Company is obligated to continue to pay Dr. Leeper her base salary and any bonus to which she would otherwise have been entitled for a period equal to the longer of two years from date of termination or the remainder of the then applicable term of the employment agreement. In addition, the Company is obligated to continue

Dr. Leeper's participation in any health, life insurance or disability plan sponsored by the Company and in which Dr. Leeper participated prior to her termination of employment. Dr. Leeper's employment agreement provides for a base salary of $175,000, $195,000 and $225,000, respectively, for each of the first three years of her employment term, subject to the achievement of certain performance goals established by Dr. Leeper and the Company. If the employment agreement is renewed beyond the initial three-year term, the base salary will be increased annually by the Board of Directors based upon Dr. Leeper's performance and such other factors as the Board of Directors deems appropriate. The employment agreement also provides Dr. Leeper with certain fringe benefits including an annual cash bonus of up to 100% of her base salary if certain performance goals to be established by the Board of Directors are achieved.

       Prior to the sale of WPC Holdings, the Company had entered into employment agreements with each of Messrs. Wundrock, Bonesho and Nevsimal. Each of these agreements was assigned to WPC Holdings and assumed by the buyer of Holdings. Accordingly, Messrs. Wundrock, Bonesho and Nevsimal are no longer officers of the Company. However, because these prior officers did not release the Company from any future liability under these employment agreements at the time of their assignment, the Company remains contingently liable on these employment agreements if WPC Holdings defaults in making any payments under the agreements.

       Mr. Wundrock's employment agreement extends through October 1, 1999 and Mr. Bonesho's employment agreement extends through October 1, 1996. Mr. Wundrock's and Mr. Bonesho's employment agreements renew automatically for successive five-year and one-year periods, respectively, unless notice of termination is given. The employment agreement is terminable by the Company before expiration if such termination is for cause (as defined in the employment agreement). If Mr. Wundrock or Mr. Bonesho is terminated without cause, the Company is obligated to continue their salary and bonus payments for the remaining terms of their agreements. Mr. Wundrock's employment agreement provides for an annual salary of $212,186, in fiscal 1995 and a minimum 7.5% annual increase thereafter. Mr. Bonesho's employment agreement provides for an annual salary of $99,489 in fiscal 1995 and a minimum 7.5% annual increase thereafter.

       Mr. Nevsimal's employment and noncompetition agreement may be terminated at any time with 60 days' written notice or immediately if for cause (as defined in the employment agreement). Mr. Nevsimal's employment agreement provides for an annual base salary of $70,000, a sales commission based on sales to key national accounts providing a minimum operating margin and participation in the 1990 Stock Option Plan. As part of the agreement, upon termination, Mr. Nevsimal agrees not to compete with the Company for nine months if he is terminated without cause or 24 months if he voluntarily terminates his employment or is terminated for cause.

       Messrs. Wundrock, Bonesho and Nevsimal are no longer employees of the Company.

AGGREGATED OPTION VALUES AT SEPTEMBER 30, 1995

       The following table presents the value of unexercised options held by the named executive officers at September 30, 1995:

- ------------------------------------------------------------------------------------
                          Number of Securities Underlying     Value of Unexercised
                              Unexercised Options at        In-The-Money Options at
                                September 30, 1995            September 30, 1995*

Name                        Exercisable/Unexercisable      Exercisable/Unexercisable
- ------------------------------------------------------------------------------------
O.B. Parrish                             0/44,000                    $0/$0
John A. Wundrock                   20,000/174,000                    $0/$0
Mary Ann Leeper, Ph.D.                  0/200,000                    $0/$0
Charles J. Nevsimal                   8,750/4,250                    $0/$0
Thomas J. Bonesho                    14,375/8,125                    $0/$0
- ------------------------------------------------------------------------------------

* Values are calculated by subtracting the exercise price from the $3.50 per share closing price of the Company's Common Stock on September 30, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1995, the Board's compensation committee (the "Compensation Committee") was comprised of Mr. Gargiulo. The Board has appointed Messrs. Gargiulo and Bethune to the Compensation Committee for fiscal 1996. The responsibility of the Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, is to make recommendations to the Board of Directors with respect to compensation for the executive officers and to administer the 1989, 1990, 1994 and Outside Director Stock Option Plans and the Cash and Performance Share Plan and any other compensation, performance or long-term incentive plans established by the Company. Mr. Gargiulo is currently the Vice President and Secretary of the Company and, during the 1995 fiscal year, served as the Assistant Secretary of the Company, the Vice President-International for The Female Health Company Division and as a director of WPC Holdings, Inc.

     In May 1994, the Company and Phoenix of Illinois entered into a five-year consulting and noncompetition agreement (the "Consulting Agreement"). Under the Consulting Agreement, Phoenix of Illinois agreed to provide specific corporate services to the Company in connection with the establishment of The Female Health Company, commercial launch of Reality, identification and licensing or acquisition of additional female health products, capital formation and certain other corporate services, including contract negotiations, mergers and acquisitions and restructurings. Phoenix of Illinois agrees not to compete with the Company's product categories during the term of the Consulting Agreement and for the two years after termination of the agreement. In fiscal 1994, Phoenix of Illinois received $91,667 in consulting fees as consideration for services provided under the Consulting Agreement. The consulting fee was cancelled effective October 1994. In addition, on January 27, 1995 the Company awarded to Phoenix of Illinois options to purchase 90,000 shares of the Company's Common Stock at $6.00 per share. Mr. Gargiulo is the trustee of a trust which is a minority shareholder of Phoenix of Illinois. See "Certain Transactions."

     COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive compensation for serving in such capacity. Directors who are not employees of the Company each receive $1,000 for attendance at each Board meeting or meeting of a committee of which he or she is a member. In addition, pursuant to the terms of the Company's Outside Director Stock Option Plan, each director who is not an employee of the Company receives an automatic grant of options to purchase 30,000 shares of the Company's Common Stock at an exercise price equal to the last sale price of the Company's Common Stock on the "Grant Date," as listed on the American Stock Exchange or such other exchange or over-the-counter market on which the Company's Common Stock is traded on the Grant Date. The "Grant Date" is generally the 90th day after the director's initial appointment to the Board. The options vest in one-third increments on the Grant Date and each of the two successive anniversaries thereafter provided the director continues to serve on the Board on such dates. The director may exercise any vested options at any time while the director serves on the Company's Board and for a period of six months thereafter. Any options which the director does not exercise within six months after the date the director ceases to serve on the Board are forfeited.

                       PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of May 31, 1996 by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each Selling Shareholder; (iii) each director; (iv) each named executive officer; and (v) all directors and executive officers as a group.

                                      Shares                                  Shares
                                Beneficially Owned                      Beneficially Owned
                                 Prior to Offering   Shares Being Sold    After Offering
                                -------------------  -----------------  -------------------
             Name                Number    Percent                       Number    Percent
- ------------------------------  ---------  --------                     ---------  --------
O.B. Parrish (1)                  521,052     7.83%             0         521,052     6.31%
John A. Wundrock (2)               70,246     1.10%        15,580          54,666     *
William R. Gargiulo, Jr. (1)      460,385     6.98%             0         460,385     5.61%
Mary Ann Leeper, Ph.D. (1)        532,052     7.98%             0         532,052     6.43%
David R. Bethune (3)               10,000     *                 0          10,000     *
Phoenix Health Care of
  Illinois, Inc.(4)               459,885     6.97%             0         459,885     5.60%
Stephen M. Dearholt (5)           607,817     9.18%             0         607,817     7.38%
State of Wisconsin
  Investment Board                635,000     9.91%             0         635,000     7.92%
Heartland Advisors, Inc. (6)      395,000     6.16%             0         395,000     4.93%
Wisconsin Pharmacal
  Company, Inc. (f/k/a WPC
  Holdings, Inc.)                  15,000     *            15,000               0        0
C.C.R.I. Corporation (7)          150,000     2.29%       150,000               0        0

All directors, nominees
  and executive officers,
  as a group (seven persons)
  (1)(3)(5)                     1,179,599    17.02%             0       1,179,599    13.81%

_____________________________

*    Less than 1%.

(1) Includes 160,384 shares under option to Phoenix Health Care Group Limited Partnership ("Phoenix Partnership") and 269,501 shares owned by and 30,000 shares under option to Phoenix Health Care of Illinois, Inc. ("Phoenix of Illinois"), the general partner of Phoenix Partnership. Messrs. Parrish and Gargiulo and Dr. Leeper may be deemed to share voting and dispositive power as to such shares since Mr. Gargiulo is a trustee of a trust which is a shareholder, and Mr. Parrish and Dr. Leeper are officers, directors and shareholders, of Phoenix of Illinois. For Dr. Leeper, also includes 5,500 shares owned by and 66,667 shares under option to her (which options are exercisable within 60 days); for Mr. Parrish, also includes 6,500 shares owned by and 54,667 shares under option to him (which options are exercisable within 60 days); and for Mr. Gargiulo, also includes 500 shares owned by a trust of which he is a trustee.
(2) Includes 20,000 shares which Mr. Wundrock has the right to acquire pursuant to the terms of the Company's 1989 Stock Option Plan and 34,666 shares which Mr. Wundrock has the right to acquire pursuant to the terms of the 1994 Stock Option Plan (which options are exercisable within 60 days).
(3)  Represents options which are currently exercisable.
(4) Includes 30,000 shares under options. Also includes 160,384 shares under option to Phoenix Partnership, for which Phoenix of Illinois is the general partner.
(5) Includes 156,848 shares owned directly by Mr. Dearholt and 3,689 shares under option to Phoenix Partnership. Mr. Dearholt is a trustee of certain trusts which collectively own three units (2.3%) of the total Phoenix Partnership Units. As a result, Mr. Dearholt may be deemed to have voting and dispositive power as to the trusts' pro rata portions of the options held by Phoenix Partnership (2.3% of 160,384 shares under options). Also includes 69,500 shares held by the Dearholt, Inc. Profit Sharing Plan, 9,680 shares held by Response Marketing Money Purchase Plan, 113,000 shares held by the Mary C. Dearholt Trust Act. B (of which Mr. Dearholt is a trustee) and 45,100 shares held by Mr. Dearholt's minor children. Also includes warrants to purchase 210,000 shares of Common Stock.
(6) Heartland Advisors, Inc. may be deemed the beneficial owner of the above shares which are held in the Heartland Value Fund, which is a series of a registered investment company for which Heartland Advisors, Inc. serves as the investment adviser.
(7) Represents the maximum number of shares which the shareholder would have the right to receive upon exercise of a warrant and assuming the warrant becomes fully exercisable. The warrant is currently exercisable as to 50,000 shares. The warrant, as amended in April 1996, becomes exercisable as to an additional 50,000 shares on August 1, 1996 if, on that date, the closing price of the Company's Common Stock wherever listed is $7.50 per share or higher. The warrant becomes exercisable as to the last 50,000 shares on November 1, 1996 if, on that date, the closing price of the Company's Common Stock wherever listed is $9.00 per share or higher. In addition, if either of the two stock performance parameters set forth above for a specific period is not met for such period, but in a subsequent period the stock performance parameter for such subsequent period is met, then, in addition to the shares which would otherwise be exercisable for such subsequent period, any shares which have not vested for a prior period or periods shall also become exercisable on such subsequent period vesting date. Warrant shares which have not vested as of March 13, 1997 in accordance with these terms shall not be exercisable and the warrants shall terminate as to such unvested shares after March 13, 1997.

     The Company has agreed to pay the fees and expenses of the Selling Shareholders in connection with the offering other than underwriting discounts and commissions and certain expenses of approximately $1,000 associated with the sale of Common Stock by Wisconsin Pharmacal Company, Inc. (f/k/a WPC Holdings, Inc.)

                              CERTAIN TRANSACTIONS

     On October 2, 1995, the Company borrowed $160,000 from Mr. Parrish. Funds were used to make a nonrefundable deposit in connection with the Chartex Acquisition. The borrowing is evidenced by a $160,000 demand note with interest payable on the first day of each quarter at a bank's prime rate of interest plus 1-1/4%. The note is secured by a stock issuance agreement which provides that, upon default, Mr. Parrish may require the Company to issue up to 68,572 shares of Company Common Stock (with demand registration rights) to be used by him to reimburse himself for any amounts due under the note.

     On November 21, 1995, the Company borrowed $1 million from an affiliate of Mr. Dearholt ("Lender") under a one-year note payable in full on November 20, 1996 with interest at 12% per year payable monthly. Funds were used by the Company to make certain nonrefundable preclosing payments for the benefit of Chartex. See Note 6 to Notes to Unaudited Condensed Consolidated Financial Statements. The transaction was effected in the form of a promissory note
(the "Note") from the Company to the Lender and a related Note Purchase and Warrant Agreement ("Note and Warrant Agreement"). The Note and Warrant Agreement is between the Company, Lender and Mr. Dearholt as guarantor and provides that Mr. Dearholt personally guarantees repayment of the Note. In addition, it provides for the issuance of a warrant ("Warrants") to each of Mr. Dearholt and the Lender which entitles each of them to purchase 10,000 shares of the Company's Common Stock at $3.00 per share. The Warrants expire upon the earlier of the exercise of the Warrant or November 20, 2000.

     As consideration for Mr. Dearholt's guarantee, in addition to the Warrants granted to Mr. Dearholt, the Company has entered into a Stock Issuance Agreement ("Stock Agreement") pursuant to which the Company agreed to issue 666,667 shares of the Company's Common Stock to Mr. Dearholt if the Company defaults in its obligation to pay interest or principal on the Note and Mr. Dearholt subsequently is required to make any payments under the guarantee. The Company also granted Lender and Mr. Dearholt certain securities registration rights in connection with any Common Stock they receive under the Warrants or the Stock Agreement. Mr. Parrish, Mr. Gargiulo, Jr. and Dr. Leeper have also personally guaranteed repayment of any obligations incurred by Mr. Dearholt under his guaranty.

     On March 25, 1996, the Company borrowed $1 million from Mr. Dearholt under a one-year note payable in full on April 25, 1997 with interest at 12% per year payable monthly. Note proceeds were used to provide working capital needed to fund the initial stages of the new U.S. marketing campaign ($0.2 million) and to
fund current operating losses ($0.8 million).   The transaction was effected in
the form of a promissory note from the Company to Mr. Dearholt and a related Note Purchase and Warrant Agreement and a Stock Issuance Agreement. Under this Note Purchase and Warrant Agreement, the Company issued to Mr. Dearholt and his affiliate warrants to purchase 200,000 and 20,000 shares of the Company's
Common Stock, respectively, at $3.10 per share. The warrants expire upon the earlier of their exercise or March 25, 2001. Under the Stock Issuance Agreement, if the Company fails to pay the $1 million under the note when due, the Company must issue 200,000 shares of its Common Stock to Mr. Dearholt.
This issuance will not, however, alleviate the Company from its liability under the note. The Company also granted Mr. Dearholt and his affiliate certain securities registration rights with respect to any Common Stock they receive from the Company under these warrants or the Stock Issuance Agreement.

     On March 19, 1996, the Company granted Mr. Parrish options to purchase 120,000 shares of the Company's Common Stock. The options vest in 40,000 share increments on each of (i) the first anniversary of the grant date, (ii) the date when the average last sale price of the Company's Common Stock for any ten consecutive trading days is at least $7.50 per share and (iii) the date when the Company and its subsidiaries, on a consolidated financial basis, achieve a positive cash flow for a six-month period, as determined by the Company's independent auditors. The exercise price for each share of Common Stock is $3.875, which was the last sale price of the Company's Common Stock on the American Stock Exchange on the date of grant.

     On March 19, 1996, the Compensation Committee of the Board of Directors of the Company repriced and changed one of the vesting criteria on options granted to certain employees of the Company on November 21, 1994, including options for 200,000 shares to Dr. Leeper, options for

44,000 shares to Mr. Parrish and options for 90,000 shares to Phoenix Health Care of Illinois, Inc., a corporation in which Mr. Parrish and Dr. Leeper are officers, directors and shareholders. The option exercise price was reduced from the initial exercise price of $6.00 to $3.875 (which was the last sale price of the Company's Common Stock on the American Stock Exchange on the date of the repricing). The options vest in one-third increments on each of (i) the first anniversary of the initial grant date, (ii) the date when average sale price for the Company's Common Stock for any 10 consecutive trading days is at least $7.50 per share and (iii) the date the Company and its subsidiaries, on a consolidated financial basis, achieve a positive cash flow for a six-month period. Initially, the last one-third of the options were to vest when the Company achieved fully diluted earnings per share of at least $.80 for any fiscal year. The Compensation Committee elected to reprice the options and change the final vesting criteria because the Committee felt that due to changed circumstances, including the reduction in the trading price of the Company's Common Stock, the options were no longer providing the incentive they were designed to provide.

     Messrs. Parrish and Gargiulo work out of office space at 919 North Michigan Avenue, Chicago, Illinois which is leased by Phoenix of Illinois from a third party. The Company has paid the monthly lease payments (totaling $57,640 in fiscal 1995) for this lease.

     It has been and currently is the policy of the Company that transactions between the Company and its officers, directors, principal shareholders or affiliates are to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. The Company intends that any future transactions between the Company and its officers, directors, principal shareholders or affiliates will be approved by a majority of the directors who are not financially interested in the transaction.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value per share and 5,000,000 shares of Class A Preferred Stock, $.01 par value per share (the "Class A Preferred Stock"). At the date of this Prospectus, the Company has outstanding 6,408,312 shares of Common Stock. No shares of Class A Preferred Stock are issued and outstanding.

COMMON STOCK
- ------------

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Subject to the prior rights of the holders of Class A Preferred Stock, as described below, holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in the remaining assets of the Company which may be available for distribution after payment of the Company's creditors and satisfaction of any accrued but unpaid dividends on, and the liquidation preferences, if any, of, the Class A Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights. The Common Stock has no cumulative voting rights. As a result, holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors of the Company.

     All outstanding shares of Common Stock, including the Shares to be sold in this offering, are, or upon payment therefor, will be, fully paid and nonassessable. Wisconsin law, however, may make shareholders of the Company personally liable for unpaid wages due employees for up to six months' services, but not in an amount greater than the consideration paid for such shares.

CLASS A PREFERRED STOCK
- -----------------------

     The Company's Board of Directors is authorized, subject to the limitations described below, to issue from time to time, without shareholder authorization, in one or more designated series, shares of Class A Preferred Stock and to determine the dividend, redemption, liquidation, sinking fund and conversion rights of each particular series. No dividends or other distributions will be payable on the Common Stock unless dividends are paid in full on the Class A Preferred Stock and all sinking fund obligations for the Class A Preferred Stock, if any, are fully funded. Dividends on the Class A Preferred Stock will be cumulative from the date of issuance. In the event of a liquidation or dissolution of the Company, the Class A Preferred Stock would have priority over the Common Stock to receive the amount of the liquidation preference as specified in each particular series, together with any accrued but unpaid dividends thereon out of the remaining assets of the Company. Holders of shares of Class A Preferred Stock will have the right, at any time on or before the redemption of such shares, to surrender the certificate evidencing the shares of Class A Preferred Stock and receive upon conversion thereof, a certificate evidencing one share of Common Stock for each share of Class A Preferred Stock so surrendered. The holders of Class A Preferred Stock shall be entitled to cast one vote per share held of record by them at all meetings of the shareholders of the Company.

     The issuance of one or more series of Class A Preferred Stock could have an adverse effect on certain rights, including voting rights, of the holders of Common Stock. Such shares are also available for issuance to defend against the threat of a takeover, if the Board of Directors deems such takeover not to be in the best interests of the Company or its shareholders. This could occur even if such a takeover of the Company was favored by a majority of shareholders and was at a premium to the market price of the Common Stock. The Company has no current plans or intention to issue shares of Class A Preferred Stock.

TRANSFER AGENT
- --------------

     The transfer agent and registrar for the Common Stock is Firstar Trust Company, Milwaukee, Wisconsin.

CERTAIN STATUTORY PROVISIONS
- ----------------------------

     Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public corporations, such as the Company, which are held by any person holding in excess of 20% of the voting power of such Company shall be limited to 10% of the full voting power of such shares. This statutory voting restriction is not applicable to shares acquired directly from the Company, acquired in a transaction incident to which the shareholders of the Company vote to restore the full voting power of such shares and under certain other circumstances more fully described in section 180.1150. In addition, this statutory voting restriction is not applicable to shares of Common Stock acquired before April 22, 1986.

     Section 180.1141 of the Wisconsin Business Corporation Law provides that a "resident domestic corporation," such as the Company, may not engage in a "business combination" with an "interested shareholder" (a person beneficially owning 10% or more of the aggregate voting power of the stock of the Company) for three years after the date (the "stock acquisition date") the interested shareholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the Company's Board of Directors. After the three-year period, a business combination that was not so approved can be consummated only if it is approved by a majority of the outstanding voting shares not held by the interested shareholder or is made at a specified price intended to provide a fair price for the shares held by noninterested shareholders. Section 180.1141 is not applicable to shares of Common Stock acquired by a shareholder prior to the registration of the Common Stock under the Exchange Act and shares acquired before September 10, 1987.

INDEMNIFICATION
- ---------------

     The Company's directors and officers are entitled to certain statutory rights to be indemnified by the Company against certain litigation-related liabilities and expenses, provided the director or officer is either successful in the defense of such litigation or is otherwise determined not to have engaged in willful misconduct, knowingly violated the law, failed to deal fairly with the Company or its shareholders or derived an improper personal benefit in the performance of his duties to the Company. These rights are incorporated in the Company's By-Laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering (assuming all 1,610,000 shares offered by the Company hereby are sold, including the maximum 110,000 shares which may be issued to the Company's secondary placement agent in this offering, and that a Selling Shareholder exercises its warrant to purchase the 50,000 shares currently vested under the warrant), the Company will have 8,068,312 shares of Common Stock outstanding. Of these shares, 6,362,732 shares currently outstanding are, and all of the shares sold hereby will be, freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which are subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining shares are eligible for public sale if registered under the Act or sold in accordance with Rule 144 thereunder.

     In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned his shares for at least two years, including persons who may be deemed "affiliates" (as defined in the Securities
Act) of the Company, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of Common Stock (approximately 64,000 shares) or (b) the average weekly trading volume during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. In addition, sales under Rule 144 are subject to certain other restrictions regarding the manner of sale, required notice and availability of public information concerning the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned his shares for at least three years would be entitled to sell such shares under Rule 144 without regard to the volume limitations and certain other restrictions. The Securities and Exchange Commission has proposed revisions to Rule 144 which would reduce the above-referenced two-year holding period to one year and would reduce the three-year holding period to two years. Although these revisions have not yet been adopted, the Company believes they will likely be adopted in the near future.

     The Company has a number of stock option plans outstanding. All options issuable under these plans are required to have an exercise price of no less than 85% of the fair market value of the stock on the date of option grant. Shares issuable upon exercise of options pursuant to the Company's 1990 Option Plan, 1992 Restricted Stock Plan, 1994 Stock Option Plan, the Affiliate Stock Option Plan and Outside Director Stock Option Plan, have been or will be registered so that shares received upon exercise of outstanding options under the Plans may be sold immediately upon exercise (subject to the volume and other limitations of Rule 144 for sales by affiliates). In addition, the Company has issued a number of warrants to purchase Common Stock to a shareholder and director and certain other parties in connection with the $2 million bridge loans made by these parties to the Company in November 1995 and March 1996. Options and warrants to purchase an aggregate of 1,498,538 shares of Common Stock are presently outstanding pursuant to these option plans and warrants (including 100,000 shares representing the unvested portion of a Selling Shareholder's warrant), 799,842 of which are exercisable within the next six months. In addition, if this offering is successful, the Company has agreed to issue to the primary placement agent in this offering, a warrant to purchase such number of shares of the Company's Common Stock as is determined by the following formula: (40 x the gross proceeds to the Company in this offering sale) + 1,000. For example, if $6 million of gross proceeds is raised by the Company in this offering, the primary placement agent will receive a warrant to purchase 240,000 shares of the Company's Common Stock for a nominal price. The exercise price per share for this warrant will generally equal 80% of the average of the closing prices of the Company's Common Stock on the American Stock Exchange for the five trading days immediately preceding the date on which the public offering price of the Common Stock sold in this offering is determined.

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely effect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities.

                              PLAN OF DISTRIBUTION

Sales by the Company
- --------------------

     The Company has entered into an agreement with GS/2/ Securities, Inc. ("GS/2/") pursuant to which GS/2/ will act as the Company's primary placement agent with respect to the 1,500,000 shares of Common Stock being offered by the Company to the public hereby (the "Shares"). The Shares are being offered by the Company, with the assistance of GS/2/, on a "best efforts" basis for a period terminating 30 days after the date of this Prospectus (the "Offering Period"). Accordingly, the Company may sell all, none or some portion of the Shares in this offering. The Shares are not being underwritten by GS/2/. Rather, GS/2/ has and will assist the Company in the identification of prospective purchasers and will counsel the Company as to strategy and tactics for negotiations with prospective purchasers and, if the Company requests, will participate in such negotiations. Certain directors and officers of the Company may participate in the sale of the Shares by the Company. Such officers and directors will rely on the exemption from broker-dealer registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended and sales of the Shares by the Company will be conducted within the requirements of Rule 3a4-1, so as to permit such officers and directors (all of whom may be deemed to be associates within the meaning of Rule 3a4-1) to participate in the sale of the Shares. No directors or officers of the Company will be compensated in connection with his or her participation in the offering by the payment of commissions or other renumeration based either directly or indirectly on the sales of the Shares.

     The Shares will be sold by the Company from time to time during the Offering Period at the public offering price set forth on the cover page of this Prospectus. The Company believes that it may sell many of the Shares to various institutional investors who will purchase large blocks of the Shares. However, the Company may also sell some of the Shares in transactions (which may include block transactions) on the American Stock Exchange. The Company may also sell a portion of the Shares directly to market makers acting as principals and/or to broker-dealers acting as principals or as agents for their customers. Market makers and block purchasers purchasing the Shares will do so for their account and at their own risk.

     Because the Shares are being offered on a "best efforts" basis with no required minimum to be sold by the Company, the Company may sell Shares from time to time and receive and retain the proceeds from such Shares during the Offering Period. No arrangements have been made to place any of such proceeds in escrow pending the completion of the offering. There can be no assurance that the proceeds raised by the Company in this offering, whether all or less than all of the Shares are sold, will provide the Company with sufficient capital to achieve its plans.

     The public offering price for the Common Stock to be sold by the Company was determined by the Company after consultation with the Company's placement agents. The public offering price was determined in large part based on the Company's and the placement agents' belief that a substantial portion of the Shares will be sold in large blocks to various institutional investors who will only be willing to purchase the Shares at a discount off the market price of the Common Stock in light of the low trading volume in the Company's Common Stock and the purchasers resulting inability to quickly sell all of the shares purchased if they so desire. In addition, in establishing the public offering price the Company and the placement agents also considered the Company's results of operations, current financial condition, future prospects, the experience of its management, the market price and trading history of the Common Stock and the general condition of the equity securities markets.

     The Company has agreed to pay GS/2/ commissions of $.08 per share for each of the Shares sold by the Company in this offering. In addition, the Company has agreed to issue to GS/2/, at a nominal cost, a warrant to purchase such number of shares of the Company's Common Stock as is determined by the following formula: (40 x the gross proceeds in this offering) + 1,000. For example, if the Company raises gross proceeds of $6 million in this offering, GS/2/ will receive a warrant to purchase 240,000 shares of the Common Stock. The warrant will be exercisable at $4.53 per share which is equal to approximately 81% of the average of the closing prices of the Company's Common Stock for the five trading days immediately preceding the date on which the public offering price of the Company's Common Stock in this offering was determined.

     The Company has agreed to reimburse GS/2/ for all reasonable out-of-pocket expenses incurred by it in connection with this offering. At present, the Company believes that such out-of-pocket expenses will not exceed $5,000. The Company has also agreed with GS/2/ that if the Company abandons the financing contemplated by this offering, the Company will pay GS/2/ a break fee of $50,000. In addition, the Company has agreed to indemnify GS/2/ against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

     The Company has also entered into a consulting agreement with Collopy & Company, Inc. ("Collopy") pursuant to which Collopy will provide certain consulting services to the Company in connection with raising capital. Collopy has agreed to consult with the Company concerning its funding requirements, advise and make recommendations to the Company regarding such requirements and, upon the Company's request, assist the Company in obtaining and consummating funding transactions in accordance with the Company's needs. In consideration of such services, the Company has agreed to issue to Collopy 60,000 shares of the Company's Common Stock upon the effective date of this Registration Statement and an additional 10,000 shares of Common Stock for each $1 million of proceeds received by the Company in this offering due to the efforts of Collopy, up to a maximum of 50,000 additional shares of Common Stock. The shares to be issued to Collopy are being registered by the Company pursuant to this Registration Statement. Collopy has, however, agreed with the Company that it will not sell any of such shares for a period of at least one year from the effective date of the Registration Statement.

Sales by the Selling Shareholders
- ---------------------------------

     The Company's primary and secondary placement agents are not assisting the Selling Shareholders in the sale of their shares. The shares being offered by the Selling Shareholders will be sold, in the Selling Shareholders' discretion, on the American Stock Exchange or in privately negotiated transactions. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Shareholders determine from time to time. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale if they deem the purchase price to be unsatisfactory at any particular time. The shares to be offered and sold by the Selling Shareholders may be offered and sold on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

     The Selling Shareholders may also sell the shares of Common Stock directly to market makers acting as principals and/or to broker-dealers acting as principals or as agents for their customers. Brokers acting as agents for the Selling Shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares of Common Stock offered by the Selling Shareholders hereby will be sold. Since the Selling Shareholders will sell the shares of Common Stock without the benefit of an underwriter, the Company has advised them that they, and any broker or others who may be deemed statutory underwriters, must comply with the prospectus delivery requirements of the Securities Act and with certain provisions under the Exchange Act. The provisions of the Exchange Act are designed to prevent sellers of securities from artificially bidding up, stabilizing or pegging the market prices for the securities which they are selling.

     The Selling Shareholders have agreed that they will not pay more than the usual brokerage compensation and that they will not enter into arrangements for special selling efforts except as described herein, without first advising the Company and cooperating in the disclosure of the same in a revised or supplemental prospectus. The Selling Shareholders may also be deemed to be statutory underwriters with respect to the shares being sold by them.

     The Selling Shareholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. None of the Selling Shareholders has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into in the future. If any Selling Shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

General
- -------

     Broker-dealers, market makers, block purchasers and specialists purchasing shares of Common Stock pursuant to this Prospectus are cautioned that Rule 10b-6 promulgated under the Exchange Act may be applicable if they engage in any special selling efforts to dispose of shares to which this Prospectus pertains.

                                    EXPERTS

     The consolidated financial statements of The Female Health Company (formerly known as Wisconsin Pharmacal Company, Inc.) at September 30, 1994 and 1995, and for each of the three years in the period ended September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contains an explanatory paragraph with respect to conditions which raise substantial doubt about the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Chartex and its subsidiary as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG, independent auditors, included herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG covering the December 31, 1995 consolidated financial statements contains an explanatory paragraph that states that Chartex and its subsidiary's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                 LEGAL OPINION

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES


                           THE FEMALE HEALTH COMPANY
                           -------------------------

              Document                                             Page No.
             ----------

Audited Consolidated Financial Statements.                            A

    Report of Ernst & Young LLP, Independent Auditors.              A-1

    Consolidated Balance Sheets as of September 30, 1994 and 1995.  A-2

    Consolidated Statements of Operations for the years ended
    September 30, 1993, 1994 and 1995.                              A-4

    Consolidated Statements of Stockholders' Equity for the years
    ended September 30, 1993, 1994 and 1995.                        A-5

    Consolidated Statements of Cash Flows for the years ended
    September 30, 1993, 1994 and 1995.                              A-6

    Notes to Consolidated Financial Statements.                     A-8

Audited Consolidated Financial Statement Schedules.                   B

    Report of Ernst & Young LLP, Independent Auditors,
    on Schedules.                                                   B-1

    Schedule I--Condensed Financial Information of Registrant
    (as of September 30, 1994 and 1995 and for each of the three
    years in the period ended September 30, 1995).                  B-2

    Schedule II--Valuation and Qualifying Accounts (for each
    of the three years in the period ended September 30, 1995).     B-5

Unaudited Condensed Interim Consolidated Financial Statements.        C

    Condensed Consolidated Balance Sheets as of September 30, 1995
    and March 31, 1996.                                             C-1

    Condensed Consolidated Statements of Operations for the six
    months ended March 31, 1995 and 1996.                           C-2

    Condensed Consolidated Statements of Cash Flows for the six
    months ended March 31, 1995 and 1996.                           C-3

    Notes to Condensed Consolidated Financial Statements.           C-4

Unaudited Pro Forma Condensed Consolidated Financial Information.     D

    Description of Pro Forma Financial Information.                 D-1




  Pro Forma Condensed Statement of Operations for the Year Ended
  September 30, 1995.                                                       D-2

  Notes to Unaudited Pro Forma Statement of Operations                      D-3

  Pro Forma Condensed Statement of Operations for the six                   D-5
  months ended March 31, 1996.

  Notes to Unaudited Pro Forma Statement of Operations for the six months   D-6
  ended March 31, 1996

                    CHARTEX RESOURCES LIMITED AND SUBSIDIARY
                    ----------------------------------------

           Document                                               Page No.
          ----------
Audited Consolidated Financial Statements.                          E-i

  Independent Auditors Report.                                      E-2

  Consolidated Profit and Loss Account for the years ended
      December 31, 1993, 1994 and 1995.                             E-3

  Consolidated Balance Sheets as of December 31, 1994 and 1995.     E-4

  Consolidated Cash Flow Statement for the years ended September
      30, 1993, 1994 and 1995.                                      E-5

  Notes to Consolidated Financial Statements.                       E-6


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
Wisconsin Pharmacal Company, Inc.



We have audited the accompanying consolidated balance sheets of Wisconsin Pharmacal Company, Inc. and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wisconsin Pharmacal Company, Inc. and subsidiaries at September 30, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Wisconsin Pharmacal Company, Inc. will continue as a going concern. As more fully described in Note 15, the Company's Female Health Company division (FHC) has experienced slower than expected growth in revenues from its sole product, which has adversely affected the Company's current results of operations and liquidity. In addition, as discussed in Note 18, the Company has entered into an agreement to acquire all of the issued and outstanding stock of Chartex Resources Limited, the parent corporation of Chartex International PLC (Chartex), FHC's sole supplier, subject to the Company completing the sale of its subsidiary, WPC Holdings, Inc. as discussed in Note 16. Chartex itself has reported recurring operating losses and currently is experiencing cash flow difficulties. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 6 to the consolidated financial statements, effective October 1, 1993, the Company changed its method of accounting for income taxes.


Milwaukee, Wisconsin
November 10, 1995, except as to
 Note 18, and Note 19, the date of
 which is November 21, 1995
                                                         ERNST & YOUNG LLP

CONSOLIDATED BALANCE SHEETS

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES


                                                       September 30
                                               1994                     1995
                                               ----                     ----

ASSETS
CURRENT ASSETS
Cash and cash equivalents                   $ 3,525,145             $ 1,521,344
Trade accounts receivable, less
 allowances for doubtful accounts
 and returns (1994--$67,200;
 1995-- $51,024)                              1,338,809                 415,089

Inventories:
 Work-in-progress                               624,443                     ---
 Finished goods (less allowance for
  obsolescence of $1,000,000 in
  1995)                                       1,957,016               3,192,570
                                            -----------             -----------
                                              2,581,459               3,192,570
Prepaid expenses and other
 current assets                                 819,862                 233,095
Net current assets of discontinued
 operations--Note 3                           3,322,114               3,913,511
                                            -----------             -----------
          TOTAL CURRENT ASSETS               11,587,389               9,275,609

OTHER ASSETS
Prepaid royalties                             2,059,212               1,875,491
Other                                           230,308                 399,062
                                            -----------             -----------
                                              2,289,520               2,274,553
FURNITURE, FIXTURES AND
 EQUIPMENT                                      245,984                 351,784
Less: accumulated depreciation                  (49,152)               (115,644)
                                            -----------             -----------
                                                196,832                 236,140
NET NONCURRENT ASSETS OF
 DISCONTINUED OPERATIONS                      2,210,206               1,952,269
                                            -----------             -----------
                                            $16,283,947             $13,738,571
                                            ===========             ===========


See notes to consolidated financial statements.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

                                                         September 30
                                                   1994                1995
                                                   ----                ----

LIABILITIES AND STOCKHOLDERS'
 EQUITY
CURRENT LIABILITIES
Notes payable                                  $        ---        $    109,503
Trade accounts payable                            1,247,576           1,121,549
Accrued royalty and exclusivity
 fees-Note 7                                      2,182,257           4,761,198
Accrued expenses and other current
 liabilities                                         92,099              29,648
Due to Stockholder                                      ---              19,795
Current maturities of capital lease
 obligations--Notes 4 and 5                          20,521              56,703
                                               ------------        ------------
          TOTAL CURRENT LIABILITIES               3,542,453           6,098,396

LONG TERM DEBT TO
 STOCKHOLDER AND CAPITAL
 LEASE OBLIGATIONS, less
 current maturities--Notes 4 and 5                   64,866              89,017
COMMITMENTS AND
 CONTINGENCIES--Notes 4, 7, 9
 and 12
STOCKHOLDERS' EQUITY
Convertible Preferred Stock, par
 value $.01 per share. Authorized
 5,000,000 shares; none issued and
 outstanding                                            ---                 ---
Common Stock, par value $.01 per
 share--Authorized 15,000,000 shares;
 issued and outstanding; 5,392,432 in
 1994; and 6,392,732 shares in 1995                  53,925              63,928
Additional paid in capital                       26,164,816          29,411,702
Accumulated deficit                             (13,542,113)        (21,924,472)
                                               ------------        ------------
                                                 12,676,628           7,551,158
                                               ------------        ------------
                                               $ 16,283,947        $ 13,738,571
                                               ============        ============



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES


                                         Year Ended September 30,
                                         ------------------------
                                    1993          1994           1995
                                    ----          ----           ----

NET REVENUES                    $    25,379    $ 1,671,885    $ 2,179,155

COST OF PRODUCTS SOLD                25,379      1,138,905      2,558,420
                                -----------    -----------    -----------
                                        ---        532,980       (379,265)
OPERATING EXPENSES
 Selling                                ---      1,774,754      4,276,610
 General and administrative         101,609        925,876      1,042,715
 New product development
  and marketing                     532,950        324,779            ---
 Research and development           570,840        164,877        135,121
 Reality exclusivity fees         2,766,462      2,993,299      2,578,941
                                -----------    -----------    -----------
                                  3,971,861      6,183,585      8,033,387
                                -----------    -----------    -----------
LOSS FROM OPERATIONS             (3,971,861)    (5,650,605)    (8,412,652)
NON OPERATING INCOME
 (EXPENSE)
 Interest expense                       ---         (3,512)       (48,775)
 Interest income                        ---        139,483         13,508
 Other                                  ---         12,867            961
                                -----------    -----------    -----------
                                        ---        148,838        (34,306)
                                -----------    -----------    -----------

LOSS FROM CONTINUING
 OPERATIONS                      (3,971,861)    (5,501,767)    (8,446,958)

DISCONTINUED OPERATIONS--
 Income (loss) from
  operations net of
  applicable income tax
  expense (benefit) of
  $0, $30,050, and
  ($13,469)                         235,861      2,501,633         64,599
                                -----------    -----------    -----------

NET LOSS                        $(3,736,000)   $(3,000,134)   $(8,382,359)
                                ===========    ===========    ===========

Weighted average number
 of common and common
 equivalent shares
 outstanding                      3,896,423      4,849,160      6,023,460
                                ===========    ===========    ===========

Net income (loss) per
 common and common
 equivalent share:
  Continuing operations         $     (1.02)   $     (1.13)   $     (1.40)
  Discontinued operations              0.06           0.51           0.01
                                -----------    -----------    -----------
                                $     (0.96)   $     (0.62)   $     (1.39)
                                ===========    ===========    ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

                                                                      Additional
                                                 Common Stock            Paid-in      Accumulated
                                             Shares       Amount         Capital          Deficit            Total
                                             ------       ------         -------          -------            -----
BALANCE,
  SEPTEMBER 30, 1992                      3,722,201      $37,223     $12,223,817     $ (6,805,979)     $ 5,455,061
Issuance of Common Stock in
  payment of Reality exclusivity             51,800          518            (518)             ---              ---
Issuance of Common Stock (net
  of offering costs of $217,958)            250,000        2,500       2,257,042              ---        2,259,542
Issuance of Common Stock upon
  exercise of stock options and
  vesting of restricted stock award
  (net of expenses of $3,250)                63,077          631         358,287              ---          358,918
Net loss                                        ---          ---             ---       (3,736,000)      (3,736,000)
                                          ---------      -------     -----------     ------------      -----------

BALANCE,
  SEPTEMBER 30, 1993                      4,087,078       40,872      14,838,628      (10,541,979)       4,337,521
Issuance of Common Stock (net
  of offering costs of $1,087,137)        1,250,000       12,500      10,775,363              ---       10,787,863
Issuance of Common Stock in
  acquisition (net of costs of
  $7,832)--Note 10                           52,942          529         538,689              ---          539,218
Issuance of Common Stock upon
  exercise of stock options                   2,412           24          12,136              ---           12,160
Net loss                                        ---          ---             ---       (3,000,134)      (3,000,134)
                                          ---------      -------     -----------     ------------      -----------

BALANCE
  SEPTEMBER 30, 1994                      5,392,432       53,925      26,164,816      (13,542,113)      12,676,628

Issuance of Common Stock (net
  of offering costs of $25,200)
  --Note 10                                 970,000        9,700       3,129,240              ---        3,138,940
Issuance of Common Stock in
  Reflect settlement--
  Note 10                                    30,000          300         114,075              ---          114,375
Other                                           300            3           3,571              ---            3,574
Net loss                                        ---          ---             ---       (8,382,359)      (8,382,359)
                                          ---------      -------     -----------     ------------      -----------

BALANCE
  SEPTEMBER 30, 1995                      6,392,732      $63,928     $29,411,702     $(21,924,472)     $ 7,551,158
                                          =========      =======     ===========     =============     ===========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES


                                                       Year Ended September 30,
                                                       ------------------------
                                                   1993          1994          1995
                                                   ----          ----          ----
OPERATING ACTIVITIES
  Net loss                                     $(3,736,000)  $(3,000,134)  $(8,382,359)
  Adjustments to reconcile net
    loss to net cash
    provided by (used in)
    operating activities:
      Depreciation and amortization                 10,248        20,112        66,493
      Provision for doubtful accounts
        and returns                                    ---       140,891       145,202
      Provision for vesting of
        restricted stock award                      93,100           ---           ---
      Changes in operating assets
        and liabilities of continuing
        operations:
          Receivables                              (13,999)   (1,465,701)      778,518
          Inventories                              (24,007)   (2,557,452)     (611,111)
          Prepaid expenses
            and other                                  ---      (819,862)      770,488
          Accounts payable                         (85,249)    1,171,969      (126,027)
          Reality exclusivity
            fees                                 2,535,882      (197,237)    2,578,941
          Due to Stockholder                       230,580      (230,580)       19,795
          Other current liabilities                (81,504)       82,099       (62,451)
      Discontinued operations--
        non-cash charges and
        working capital changes                  1,282,837      (807,781)      190,954
                                               -----------   -----------   -----------

  NET CASH PROVIDED BY (USED IN)
    OPERATING ACTIVITIES                           211,888    (7,663,676)   (4,631,557)

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES


                                                          Year Ended September 30,
                                                          -------------------------
                                                       1993          1994          1995
                                                   ------------  ------------  ------------
INVESTING ACTIVITIES
  Purchases of furniture, fixtures
    and equipment                                  $    (3,024)  $   (51,584)  $    (2,064)
  Increase in other assets                             (43,356)      (78,364)     (168,754)
  Investing activities of
    discontinued operations                           (377,411)     (411,121)     (289,575)
                                                   -----------   -----------   -----------

NET CASH USED IN INVESTING
  ACTIVITIES                                          (423,791)     (541,069)     (460,393)

FINANCING ACTIVITIES
  Proceeds from issuance of
    of Common Stock                                  1,274,609    12,984,135     3,164,140
  Costs of Common Stock
    issuance                                            (9,401)   (1,053,557)      (25,200)
  Other                                                    ---           ---         3,574
  Increase in notes payable                                ---           ---       109,503
  Payments of capital lease
    obligations                                            ---        (8,768)      (43,404)
  Increase (decrease) in
    amounts due to Stockholder                         156,967      (114,905)          ---
  Financing activities of
    discontinued operations                         (1,260,935)      (97,987)     (120,464)
                                                   -----------   -----------   -----------

NET CASH PROVIDED BY
  FINANCING ACTIVITIES                                 161,240    11,708,918     3,088,149
                                                   -----------   -----------   -----------
INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                            (50,663)    3,504,173    (2,003,801)
Cash and cash equivalents at
  beginning of period                                   71,635        20,972     3,525,145
                                                   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD                                 $    20,972   $ 3,525,145   $ 1,521,344
                                                   ===========   ===========   ===========
SUPPLEMENTAL INFORMATION
  Interest paid                                    $   506,535   $   329,514   $   423,226
  Income taxes paid                                        ---        68,310         5,531
NONCASH TRANSACTIONS
  Common Stock issued:
    In Reflect settlement                                  ---           ---       114,375
    Proceeds (net of offering
      expenses of $211,817)
      not received until
      October 1993                                   1,096,975           ---           ---
  Capital lease obligations
    incurred for equipment                              24,071       179,733       103,737
  Obligations to stockholders
    cancelled as consideration
    for exercise of Common
    Stock under option                                 163,177           ---           ---
  Reduction of capital lease
    obligation as consideration
    for landlord sale of portion
    of leasehold                                           ---           ---        38,291


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company's Business: Wisconsin Pharmacal Company, Inc. (the Company) is currently engaged in the marketing and distribution of a consumer health care product (licensed from a third party) known as the Reality female condom ("Reality") through its female health division, The Female Health Company ("FHC"). The Company's wholly-owned subsidiary, WPC Holdings, Inc. ("Holdings") and Holdings' controlled joint venture (both reflected as discontinued operations-see Note 3) are engaged in the development, manufacture and distribution of products under its and others' labels in the leisure-time, institutional health care and other products segments.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company, FHC, Holdings and its controlled joint venture investment.

Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are comprised of deposits at a commercial bank.

Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

Advertising: Payments for advertising expenditures and product sales brochures and aids are expensed no later than the period in which initial advertisements are run or, as materials are used, respectively, for expenditures not directly related to product sales. Any seasonal advertising expenditures related to Holdings' operations not expensed during the selling season are expensed prior to the end of the current fiscal year. Media advertising expenditures incurred for specific customers are fully amortized no later than the date such advertisements are initially broadcast. The cost of advertising space or airtime is expensed in the related period in which the advertisement is run.

Effective October 1, 1994 the Company adopted provisions of AICPA Statement of Position No. 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). SOP 93-7 requires annual disclosure of capitalized and expense amounts incurred for advertising and requires that production costs of advertising be either expensed as incurred, or the first time the advertising takes place, except for direct response advertisements. The Company's policy is to expense advertising production costs the first time the advertising takes place. Because the Company already followed provisions of SOP 93-7, its adoption did not have any effect on the Company's reported operations. The Company (exclusive of Holdings) incurred advertising costs of $-0-, $971,281 and $2,996,350 in fiscal 1993, 1994 and 1995, respectively. Holdings incurred advertising costs of $1,127,837, $1,203,311 and $762,303 in fiscal 1993, 1994 and 1995, respectively. The Company (exclusive of Holdings) had prepaid advertising costs relating to supplies and future advertising space of $731,031 and $182,683 and Holdings had prepaid advertising costs of $68,000 and $89,030, as of September 30, 1994 and 1995, respectively.

Furniture, Fixtures and Equipment: Furniture, fixtures and equipment is stated at cost. Provisions for depreciation and amortization are computed by the straight-line method over the shorter of the remaining lease period or the estimated useful lives of the respective assets which range from three to fifteen years. Amortization of assets under capital lease is included with depreciation expense.

Product License Options: Amounts paid to acquire the right or option to acquire the license to manufacture, market and sell products are capitalized and amortized on a straight-line basis over the shorter of the economic lives of the products or in accordance with the respective licensing agreement.

Patent: The cost of the patented fish attractant technology is being amortized by the straight-line method over its estimated useful life of ten years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


Cost in Excess of Assets Acquired: Cost in excess of assets acquired is being amortized to expense over 15 years using the straight-line method.

Income Taxes: Investment tax credits and research and development credits are recorded using the flow-through method.

Effective October 1, 1993 the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes". Prior to fiscal 1994 the Company accounted for income taxes under SFAS No. 96. There was no cumulative effect adjustment as a result of the change in accounting.

Research and Development Costs: Research and development costs are expensed as incurred.

Royalties, Prepaid Royalties and Exclusivity Fees: The Company is obligated to pay royalties based on Reality product sales, with annual minimum amounts due in order to maintain exclusive marketing and distribution rights in each respective territory. During the developmental phase of the Reality product, the Company expensed any minimum annual royalty amounts ("exclusivity fees") when the Company made the election to retain exclusivity or paid the required exclusivity fees. Beginning in the fourth quarter of fiscal 1993, the Company substantially completed the developmental phase for the Reality product. Since that time, and through June 30, 1995, the Company recorded a periodic accrual for the greater of the cumulative amount of: (a) royalties due based on actual unit sales at the contractual royalty rate, or (b) pro rata straight-line accrual of the annual minimum royalty based on the contractual royalty period. As described in Note 7, the Company ceased recording a ratable minimum accrual at June 30, 1995.

Contractually-obligated royalties paid by the Company in advance of sales on new products for which the Company has acquired the licensing, marketing or manufacturing rights and for which the Company is entitled to future benefit are recorded as prepaid royalties. Prepaid royalties are being expensed as used in accordance with the respective licensing contract. Prepaid royalties are utilized (and accrued royalties reduced) on a quarterly basis to the extent of royalties due based on actual product sales at the contractual royalty rate.

Revenue Recognition: Revenues from product sales are recognized as the products are shipped to the customers. The estimated cost of product returns are accrued for when the initial sale is recorded. Revenues from royalties are recognized as earned in accordance with the provisions of the respective agreements.

Net Loss Per Common and Common Equivalent Share: Net loss per common and common equivalent share is computed using the weighted average number of shares of Common Stock outstanding.

NOTE 2--JOINT VENTURE AND ACQUISITION

Holdings has a joint venture with a third party that was formed to facilitate sales of Chlorazene, one of Holdings products. Holdings is a general partner in the venture and receives 50% of the venture's profits/losses. Holdings controls the venture through a majority of the members of the venture's management committee and therefore consolidates the financial statements of the venture and records the outside 50% venture partner's interest as minority interest.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 2--JOINT VENTURE AND ACQUISITION--CONTINUED


On July 26, 1994 Holdings acquired certain assets and the business of Reflect, Inc. (Reflect--a California-based manufacturer and distributor of insect repellents, sunscreen and combination insect repellent and sunscreen products) for cash of $15,450 and 52,942 shares of newly-issued Company Common Stock with a market value of $547,050, for total consideration of $562,500. The acquisition agreement also provides that Holdings will pay royalties ranging from 3% to 8% on future sales of Reflect products, up to a maximum cumulative royalty of $290,000.

The acquisition of Reflect has been accounted for as a purchase; accordingly, the excess of the consideration paid over the fair market value of the assets acquired ($354,349) is being amortized to expense over 15 years. The results of operations of Reflect have been included with those of the Company commencing August 1994. The impact of the acquisition is not material to the Company and, as a result, pro forma historical financial information including the Reflect acquisition has not been presented. See Note 3 for subsequent developments.

NOTE 3--DISCONTINUED OPERATIONS

On March 10, 1995, the Company's Board of Directors approved a formal plan to sell Holdings. On June 20, 1995, the Company entered into a definitive agreement with a third party to sell Holdings for consideration valued at $8.285 million. The definitive agreement (as amended) provides that the sale of Holdings close early in 1996. The Company expects the sale to close in early fiscal 1996. See
Note 16. The Company plans to focus on the development of its FHC division.

As a result of adopting a formal plan of disposition of Holdings (which contains the leisure time, institutional health care and other products segments), the Company has accounted for Holdings as a discontinued operation, using a March 10, 1995 measurement date and, accordingly, prior period financial statements have been reclassified to reflect the discontinuation of these segments. The Company expects to report income from discontinued operations during the period from the measurement date (March 10, 1995) through the date of disposal (estimated to be December 1995) and expects to report a gain on the sale of Holdings. Since the measurement date, the Company has recorded income from discontinued operations of $684,346.

Net revenues of Holdings were as follows:

                                                      Years Ended September 30,
                                                      -------------------------
                                          1993                 1994                       1995
                                          ----                 ----                       ----
Net revenues                       $12,483,979          $14,503,175 (a)            $13,487,562
Gross margin                         5,180,244            7,624,161 (a)              5,735,846
Operating expenses                   4,111,539            4,545,826                  5,187,762 (b)
                                   -----------          -----------                -----------
Operating income                     1,068,705            3,078,335                    548,084
Non operating                         (477,526)            (284,486)                  (318,285)
Income taxes                               ---              (30,050)                    13,469
Minority interest                    (355,318)             (262,166)                  (178,669)
                                   -----------          -----------                -----------
Income                             $   235,861          $ 2,501,633                $    64,599 (b)
                                   ===========          ===========                ===========

- ------------------
(a) Includes $2,299,787 of non-recurring revenue related to the Disposer Care licensing litigation settlement.

(b) Includes a $315,589 charge to earnings in connection with the Reflect settlement.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 3--DISCONTINUED OPERATIONS--CONTINUED


Net assets of Holdings have been segregated in the consolidated balance sheets from their historic classifications. Details of such amounts (exclusive of cash of $1,505,852 and $1,297,766 as of September 30, 1994 and September 30, 1995,
respectively) were as follows:

                                                                      September 30,
                                                                 -----------------------
                                                               1994                     1995
                                                               ----                     ----
Accounts receivable--net                                   $ 1,381,916              $ 1,436,736
Inventories:
  Raw materials and packaging                                1,240,711                1,189,564
  Work-in-process                                               91,596                   72,838
  Finished goods                                             1,075,344                1,768,081
                                                           -----------              -----------
                                                             2,407,651                3,030,483
Prepaid expense and other                                      253,400                  339,310
Trade accounts payable                                        (463,361)                (439,640)
Accrued expenses                                              (136,886)                (328,715)
Current maturities of capital
 lease obligations                                            (120,606)                (124,663)
                                                           -----------              -----------
Net current assets of
 discontinued operations                                   $ 3,322,114              $ 3,913,511
                                                           ===========              ===========

Plant and leasehold improvements                           $ 2,836,922              $ 2,798,631
Machinery and equipment                                      1,433,136                1,553,805
Office furniture and equipment                                 528,568                  562,478
                                                           -----------              -----------
                                                             4,798,626                4,914,914
Less accumulated depreciation                               (2,060,204)              (2,445,016)
                                                           -----------              -----------
                                                             2,738,422                2,469,898
Intangibles--net of amortization of
 $220,952 in 1994 and $329,506 in
 1995                                                        1,004,546                  890,843
Other assets                                                   109,754                   75,340
Long-term portion of capital
 lease obligations                                          (1,621,016)              (1,458,204)
Minority interest                                              (21,500)                 (25,608)
                                                           -----------              -----------
Net noncurrent assets of
 discontinued operations                                   $ 2,210,206              $ 1,952,269
                                                           ===========              ===========

It is the Company's policy to allocate interest on debt (which is to be assumed by the buyer) to the related discontinued operations. In reclassifying the Company's financial statements for presentation of discontinued operations, the Company has included interest expense related to debt of Holdings which is to be assumed by the buyer of Holdings. Interest expense included in discontinued operations totaled $487,199, $324,309 and $374,451 for the fiscal years ended September 30, 1993, 1994 and 1995, respectively, including $201,259 subsequent to the measurement date through September 30, 1995.

In connection with Holding's July 1994 acquisition of Reflect, the Company issued 52,942 shares of Common Stock. The Company was required to use reasonable efforts to cause the shares of Common Stock to be registered with the Securities and Exchange Commission (SEC) as soon as practicable after the closing of the acquisition to allow the former owners of Reflect to sell the shares in the market.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 3--DISCONTINUED OPERATIONS--CONTINUED


On September 28, 1994 the Company filed a registration statement with the SEC and on October 7, 1994 the registration statement was declared effective. Shortly after this date, the price of the Company's Common Stock dropped significantly. Following an extended period during which the Company's Common Stock price never regained its original value and following the Company's March 1995 announcement that it intended to sell Holdings, the former owners of Reflect advised the Company and Holdings in April 1995 that it intended to commence litigation against Holdings, the Company and certain officers and directors, to recoup losses the former owners of Reflect claimed they sustained by reason of the alleged failure of Holdings and the Company to timely register for immediate resale the Common Stock which was part of the original Reflect purchase transaction.

In March 1995 Holdings recorded a $315,589 charge to earnings for the estimated settlement amount (plus expenses) of the above dispute. The Company and Holdings agreed to settle the matter with Reflect rather than litigate which potentially would have delayed the pending sale of Holdings. (See Note 10 for discussion of the final settlement).

NOTE 4--LEASES

Effective in 1992, upon completion by the lessor (a partnership--one partner of which is an officer and stockholder of the Company) of a 30,000 sq. ft. warehouse expansion at the Company's leased manufacturing facility, the Company entered into a 15 year lease with the lessor which provided for current monthly rental payments of $25,105 which were adjusted to $27,907 on July 1, 1993 and which are to be adjusted every third year thereafter during the term of the lease or any extension thereof to reflect any increase in the cost of living as measured by the percentage change in the Consumer Price Index. The Company is required to pay all real estate taxes and other costs under the lease.

The lease includes a purchase option wherein the Company may purchase the leased facility for the greater of (1) $1,600,000 plus the cost of any additions made by the lessor since July 31, 1989, plus 5% per year after July 31, 1989, or (2) the value of the facility as determined by an appraisal conducted by an appraiser satisfactory to both parties.

On March 31, 1994 the Company assigned its rights and obligations under the building lease to Holdings.

The building lease and certain other equipment leases qualify as capital leases. At the inception of the lease, the assets and liabilities under capital leases were recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. Assets under capital lease are amortized over the lower of their related lease terms or their estimated productive lives. Amortization is included in the provision for depreciation and amortization.

In March 1995 the Company agreed to consent to the lessor's proposed sale of a small parcel of land which was contained in the Company's lease of its manufacturing facility. The parcel adjoined the Company's leased manufacturing facility and was available for future plant expansion. As consideration for this consent, the Company's contractual monthly lease payments were reduced by $350 for the remainder of the lease term. Because the change would not have resulted in a different lease classification, both the capitalized asset and the lease obligation were reduced by the present value of the future monthly rental reduction ($38,291).

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 4--LEASES--CONTINUED

Property, plant and equipment include the following amounts for leases which have been capitalized:

                                               September 30
                                               ------------
                                      1994                      1995
                                      ----                      ----
Building and improvements          $1,656,783                $1,618,492
Machinery, furniture and
 equipment                            427,287                   478,986
                                   ----------                ----------
                                    2,084,070                 2,097,478
Less allowance for
 amortization                        (443,309)                 (620,344)
                                   ----------                ----------
                                    1,640,761                 1,477,134

Discontinued operations             1,552,883                 1,333,166
                                   ----------                ----------

                                   $   87,878                $  143,968
                                   ==========                ==========


Details of lease rent expense and payments on capital leases in total and separately for transactions with related parties is as follows:

                                        Year Ended September 30
                                        -----------------------
                                1993             1994             1995
                                ----             ----             ----
Operating lease
 expense:
 Building lease
  with officer/
  stockholder                 $ 39,102         $ 89,803         $ 86,224
 Other                          11,249           64,856          128,835
                              --------         --------         --------
                                50,351          154,659          215,059
Discontinued
 operations                     50,351          101,178           93,416
                              --------         --------         --------
Continuing
 operations                   $    ---         $ 53,481         $121,643
                              ========         ========         ========

                                        Year Ended September 30
                                        -----------------------
                                1993             1994             1995
                                ----             ----             ----

Capital lease
 payments:
 Building lease
  with officer/
  stockholder                 $301,259         $301,260         $299,160
 Recorded as:
  Interest expense             271,620          266,296          258,895
                              --------         --------         --------
  Principal
   payments                     29,639           34,964           40,265
 Other lease
  principal
  payments                      52,296           71,791          123,603
                              --------         --------         --------
          TOTALS                81,935          106,755          163,868
 Discontinued
  operations                    81,935           97,987          120,464
                              --------         --------         --------
 Continuing
  operations                  $    ---         $  8,768         $ 43,404
                              ========         ========         ========

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 4--LEASES--CONTINUED

Future minimum payments under capital and operating leases consisted of the following at September 30, 1995:

                  Discontinued Operations         Continuing Operations                           Capital
             -----------------------------------------------------------                   -------------------------

                    Building         Equipment               Total            Operating         Capital           Operating
                    --------         ---------               -----            ---------         -------           ---------
1996             $   297,060       $    69,398         $   366,458          $    33,624     $    70,428         $    78,820
1997                 297,060            16,249             313,309               33,624          70,428              81,072
1998                 297,060                               297,060               33,624          26,374              83,324
1999                 297,060                               297,060               33,624                              85,576
2000                 297,060                               297,060               33,624                              87,828
Thereafter         1,930,949                             1,930,949              221,358                              90,080
Total            -----------       -----------         -----------          -----------     -----------         -----------
  minimum
  payments         3,416,249            85,647           3,501,896          $   389,478         167,230         $   506,700
                                                                            ===========                         ===========
Amounts
  representing
  interest        (1,913,601)           (5,428)         (1,919,029)                             (21,510)
                 -----------       -----------         -----------                          -----------
                 $ 1,502,648       $    80,219         $ 1,582,867                          $   145,720
                 ===========       ===========         ===========                          ===========

The effective interest rates on the building lease (16.7%) and equipment leases are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return, each limited by the respective assets fair value.

The Company's Female Health division entered into a seven year operating lease with a third party for office space effective September 12, 1994. The lease requires monthly payments ranging from $6,381 in 1995 to $7,507 in 2002 and requires additional rent based on certain increases in building operating costs. The lease is cancellable at the end of the 36th and 60th months of the term of the lease upon payment of a termination fee of $116,203 or $63,867, respectively.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 5--NOTES PAYABLE, LONG-TERM OBLIGATIONS TO STOCKHOLDER AND CAPITAL LEASE OBLIGATIONS

Long-term obligations to stockholder and capital lease obligations are summarized as follows:

                                            September 30
                                            ------------
                                  1994                         1995
                               ----------                   ----------
With officer/stockholder
  for building. Maturing
  April 2007.                  $1,581,204                   $1,502,648

Equipment leases.
  Maturities from
  January 1996 to
  June 1998.                      245,805                      225,938
                               ----------                   ----------
                                1,827,009                    1,728,586
Less current maturities:
  Continuing operations            20,521                       56,703
  Discontinued operations         120,606                      111,150
                               ----------                   ----------
                                  141,127                      167,853
                               ----------                   ----------

Discontinued operations        $1,621,016                   $1,471,716
                               ==========                   ==========

Continuing operations          $   64,866                   $   89,017
                               ==========                   ==========


On July 23, 1994, Holdings, entered into a two year revolving credit agreement with a bank which provides Holdings with a credit facility for borrowings of up to a maximum of $3,000,000. The credit agreement provides for borrowings based on percentages of qualifying inventory and accounts receivable. Interest on outstanding borrowings is at a bank's reference rate. Substantially all of Holdings assets are pledged as security under the credit agreement. As of September 30, 1994 and 1995 Holdings had borrowings available under this agreement of approximately $1,900,000 and $1,700,000, respectively.

On November 2, 1994 the Company entered into a revolving credit agreement with a bank which provides a credit facility for borrowings of up to a maximum of $5,000,000 for the Company's FHC division. Borrowings ($109,503 outstanding at September 30, 1995) are based on percentages of qualifying receivables. Interest on borrowings is calculated at a bank's reference rate plus 1.6%. Substantially all of the Company's assets are pledged as security under the credit agreement. At September 30, 1995 the Company had borrowings available under this agreement of approximately $44,000. Subsequent to September 30, 1995, FHC repaid all amounts outstanding under the credit agreement. The Company has been notified that the lender intends on terminating this credit facility on November 30, 1995.

Terms of the Company's credit agreement require bank approval of the sale of Holdings. The bank has indicated that it does not intend to consent to the sale of Holdings. As a result, the Company expects that it will repay outstanding borrowings under the credit agreement, if any, from the proceeds of the sale of Holdings. Following the sale of Holdings, the Company will be without a credit facility for working capital purposes.

Holdings bank credit agreement prohibits loans, dividends and payments to the Company. At September 30, 1994 and 1995, restricted net assets of Holdings were $7,340,000 and $7,450,000, respectively.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 6--INCOME TAXES

A reconciliation of income tax expense and the amount computed by applying the statutory Federal income tax rate to loss from continuing operations before income taxes is as follows:



                                    Year Ended September 30
                                    -----------------------

                                1993          1994          1995
                            -----------   -----------   -----------
Tax credit at statutory
  rates                     $(1,350,433)  $(1,870,601)  $(2,871,966)
Benefit of net operating
  loss not recognized         1,350,433     1,870,601     2,871,966
                            -----------   -----------   -----------

                            $       -0-   $       -0-   $       -0-
                            ===========   ===========   ===========

As of September 30, 1995, the Company had federal net operating loss carryforwards of approximately $15,750,000 and state net operating loss carryforwards of $14,000,000, respectively, for income tax purposes expiring in years 2005 to 2010. The benefit relating to $1,440,677 of these net operating losses relates to exercise of Common Stock options and will be credited directly to stockholders' equity when realized. The Company also has investment tax and research and development credit carryforwards for income tax purposes aggregating approximately $181,000 at September 30, 1994 and 1995 expiring in years 1996 to 2008.

Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. As permitted under SFAS No. 109, the new rules were adopted prospectively by the Company and, thus, prior years' financial statements have not been restated.

The adoption of SFAS No. 109 did not result in any changes to the Company's Consolidated Balance Sheet, did not result in a cumulative effect adjustment nor will it affect the actual amount of income tax that the Company pays. Due to cumulative losses in recent years the Company has recorded a valuation allowance for substantially all deferred tax assets.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 6--INCOME TAXES--CONTINUED

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                September 30,
                                                         1994                  1995
                                                         ----                  ----
Deferred tax liabilities:
  Tax over book depreciation                         $   (48,810)          $   (17,084)
  Prepaid advertising                                   (162,744)                  ---
                                                     -----------           -----------
Total gross deferred tax liabilities                    (211,554)              (17,084)
Deferred tax assets:
  Federal net operating loss carryforwards             4,025,923             5,364,007
  State net operating loss carryforwards                 495,000               594,641
  Tax credit carryforwards                               200,000               181,210
  Accrued Reality exclusivity fees                       872,903             1,904,479
  Inventory obsolescence and accounts
     receivable bad debt, co-op
     advertising and returns accrual                     368,979               903,516
  Package design costs, capital
     leases and other                                    232,601               232,048
                                                     -----------           -----------
Total gross deferred tax assets                        6,195,406             9,179,901
Valuation allowance for deferred tax assets           (5,945,592)           (9,109,557)
                                                     -----------           -----------
Deferred tax assets net of valuation allowance           249,814                70,344
                                                     -----------           -----------
Net deferred tax asset (included in other assets)    $    38,260           $    53,260
                                                     ===========           ===========

NOTE 7--LICENSING/ROYALTY AGREEMENTS

The Company is involved in several licensing/royalty agreements which have an impact on the Company's financial statements. Each of these license agreements is identified herein by product.

DISPOSER CARE

The Company had an agreement with Colgate-Palmolive Company and its subsidiary, Softsoap Enterprises, Inc., (collectively "Colgate") whereby it licensed to that organization the worldwide rights (except in New Zealand and Australia) to manufacture, use the trademark and sell the Company's patented cleaning and deodorizing garbage disposer cleanser (Disposer Care).

Upon full payment of royalties aggregating $4,500,000, the Company was to relinquish all of its rights, title and interest in and to the product and the related patent, trademark and intellectual knowledge. In addition, the Company (for a period of five years thereafter) agreed not to manufacture or sell a product which competed directly with this product except to the extent that it would continue as a subcontractor of the licensee.

In fiscal 1992, the Company was notified by the licensee of its intention to terminate the license agreement effective December 31, 1991. Beginning January 1, 1992, the Company resumed sales and marketing of Disposer Care. The Company instituted legal action against the licensee seeking damages for lost royalties under the license agreement and lost profits based upon a requirements purchase agreement which was part of the license. On December 17, 1993, the Company entered into a Settlement Agreement and Mutual Release ("Agreement") with Colgate as third party licensee of the Company's Disposer Care product.

As part of the Agreement, Colgate paid the Company $3,400,000 (of which the Company received $2,299,787 in cash after payment of fees and expenses) and relinquished and assigned exclusively to the Company all rights, title, and interest in Disposer Care and related trademark in exchange for dismissal of the lawsuit and mutual release of claims. The net licensing litigation settlement amount was included as revenue in the Company's fiscal 1994 statement of operations and has been reclassified as part of discontinued operations.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 7--LICENSING/ROYALTY AGREEMENTS--CONTINUED

PERMANONE

On January 26, 1995 Holdings entered into an agreement with the brother of the President of Holdings ("Seller") in connection with the purchase of Seller's Permanone business, including inventory, account information, sales materials and related information. Permanone is the trade name for an insect repellent designed to be used on clothing. Holdings agreed to pay Seller an 8% royalty on Holdings' future sales of Permanone for a period of three years and to purchase outstanding inventory held by Seller for $36,310. Holdings has paid Seller $14,528 in accrued royalties related to fiscal 1995 sales of Permanone.

FEMALE CONDOM (REALITY)

The Company has acquired the rights to market a contraceptive device which has been referred to as a "female condom" or "Reality." The female condom was designed by a Danish physician who acquired a United States patent in April 1988. Through a series of licensing agreements with an affiliate of the physician (who owns a patent on the product) and the subsequent purchaser of the female condom rights, the Company has acquired the exclusive rights to market the female condom in the United States (U.S. Agreement), Canada (Canada Agreement) and Mexico (Mexican Agreement), collectively referred to as the Agreements, except for certain mail order sales. The term of each of the Agreements is for the period equal to the longer of the life of any patent on Reality or through the year 2,012.

The Agreements will automatically renew for an additional 25 years unless the Company or the licensor gives appropriate notice that it does not wish to renew the Agreements or the Company is in default of the Agreements.

Royalties on the sale of Reality during the initial 24 month periods (as defined for the respective territories) are equal to the greater of $.11 per unit sold or 9.2% of the net sales price, and 9.2% of the net selling price thereafter. The Company also agreed to pay a fee in consideration of the license of the patent on Reality equal to $.01 per unit of Reality sold.

Under the Reality Agreements, the Company must fulfill the following obligations (noncompliance with any of the following except item 1 will result in termination of the Agreements):

  1. Pay to the licensor gross royalties of at least $300,000 Canadian (Canada Agreement) during the 12-month period ended August 31, 1994 (subsequently deferred--see below) and for each subsequent 12-month period thereafter, adjusted for inflation. To retain exclusivity, the Company is obligated to pay gross royalties of $3,000,000 (U.S. Agreement) within 15 days of the 12-month royalty period ending February 27, 1995 and for each 12-month period thereafter (adjusted for inflation). The Company has prepaid royalties of $1,875,491 which will be offset against royalties due on future sales of the product. The Mexico Agreement provides for payments of at least $400,000 of gross royalties on or before November 30, 1994 (subsequently deferred--see below) and $400,000 (adjusted for inflation) for each subsequent 12-month period thereafter. The Company has accrued a pro-rata portion ($4,761,198) of such fees as of September 30, 1995. See
      Note 1. See discussion below with respect to nonpayment of amounts due in early fiscal 1995.

  2. Spend a minimum amount on the development of medical endorsements and other marketing and promotion of Reality of $500,000 (Canadian) during the period up to and including December 23, 1994 (the first year following the HPB date under the Canada Agreement--subsequently deferred, see below) and $450,000 during the period up to and including the 12 months ending February 7, 1995 (Mexico Agreement) and a cumulative amount of $10,000,000 (which minimum was met in fiscal 1995) (U.S. Agreement), $1,400,000 Canadian (Canada Agreement) and $1,200,000 (Mexico

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 7--LICENSING/ROYALTY AGREEMENTS--CONTINUED

      Agreement) in the period ending May 7, 1995 (U.S. Agreement), the period ending December 23, 1995 (Canada Agreement), and the period ending February 7, 1996 (Mexico Agreement), respectively. Such expenditures must be at least 20% of net Reality sales for each year thereafter under the Agreements.

  3. Order from the licensor 6,000,000, 500,000 and 750,000 packaged units (under the U.S., Canada and Mexico Agreements, respectively) of Reality as soon as practicable and on or before October 23, 1994 (Canada) and December 7, 1994 (Mexico), ship 800,000 or 1,400,000 packaged units under the Canada or Mexico Agreements, respectively. See below for changes.

On September 26, 1994, the Company and Chartex agreed to delay resolution of minimum royalty requirements for Canada and Mexico and related obligations until January 1, 1995. For the U.S., the Company was obligated to ship a minimum of 10,000,000 units within 10 months of U.S. FDA approval of Reality. On November 1, 1994, the Company and Chartex agreed that if the Company purchased and paid for 8,000,000 units (subsequently reduced to 7,500,000 units) of Reality on or before December 31, 1994, it would be considered in compliance with the minimum order and shipment provisions for the U.S. The Company completed the purchase of 7,500,000 units in January 1995.

The licenses will become nonexclusive if the Company does not meet the requirements of item 1 above. The Company may also elect to retain its license on a nonexclusive basis for the remaining terms of the U.S. and Canada Agreements if it delivers a notice to the licensor during the 30-day period prior to each anniversary date of FDA (U.S. Agreement) or HPB (Canada Agreement) approval. If the Company elects to retain its U.S. or Canada licenses on a nonexclusive basis, or the license otherwise becomes nonexclusive, the Company's U.S. and Canada obligations under items 1 and 2 above are eliminated and its U.S. and Canada obligations under item 3 are reduced by 50% for the U.S. Agreement and reduced to 300,000 and 500,000 units, respectively under the Canada Agreement.

The Company may also elect to retain its Mexico license on a nonexclusive basis if it delivers notice to the licensor during the 30-day period prior to (a) February 7, 1995, or (b) each subsequent 12-month period. If the Company elects to retain its license on a nonexclusive basis, or if the license otherwise becomes nonexclusive, the Company's obligations for Mexico under items 1, 2 and 3 above are eliminated.

During fiscal 1995 the Company and its U.K.-based supplier (Chartex) entered into discussions regarding the possible creation of an alliance to concentrate their joint resources on the development of the female condom and other female health products with the objective of joining resources and eliminating obligations between the parties to concentrate on global marketing. Due to the amount spent by the Company on marketing Reality during fiscal 1994 and early fiscal 1995 and the lower than anticipated sales volume, the Company did not have the capital necessary to make the minimum royalty payments and therefore informed Chartex that it would not make minimum payments required to retain its exclusive rights to market and distribute Reality in the U.S., Canada and Mexico when due. However, because Chartex and the Company were discussing how the two companies could more closely collaborate to better realize the opportunities presented by Reality, Chartex extended the Company's exclusivity, subject to revocation at any time at Chartex' sole discretion. See Note 18 regarding pending acquisition of Chartex. Should the Chartex acquisition not be successful, the Company's right to distribute Reality in the U.S., Canada and Mexico may, at Chartex' discretion, become nonexclusive. The Company owns the U.S. Food and Drug Administration Pre-Market Approval ("PMA") for Reality, which PMA is necessary to market Reality in the U.S. The Company believes that its ownership of the PMA is an impediment to other companies entry into the United States market.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 7--LICENSING/ROYALTY AGREEMENTS--CONTINUED

The Company continued to accrue minimum royalties under its license agreement with Chartex consistent with its continued exclusive rights through June 30, 1995. In the fourth quarter of fiscal 1995 the Company discontinued accrual of minimum royalties due to events that occurred in the fourth quarter which made payment unlikely.

However, the accrued balance as of June 30, 1995 was not reversed, pending final resolution of the Chartex transaction. The Company's prepaid royalties and accrued exclusivity amounts will be eliminated upon completion of the Chartex acquisition as part of the accounting for such transaction. See Note 18.

The Company has incurred aggregate product development and research and development costs of $4,425,730 through September 30, 1995 related to Reality.

The Company has an exclusive license, except for the licensor's rights, with a third party to use the trademark "Reality" in the U.S. and Canada. For this exclusive license to the Reality trademark, the Company is obligated to pay the third party the greater of (a) $0.015 per female condom sold in the territories for the first seven years and $0.01 per female condom sold thereafter or (b) a minimum annual royalty equal to 50% of the average annual royalties paid during the period five years immediately preceding the year for which the royalties are due or $4,500, whichever is greater.

The Company has an agreement with Family Health International ("FHI"). FHI is a nonprofit organization supported in part by the United States Agency for International Development ("USAID"), a U.S. Government agency, to conduct research on products used to prevent unwanted pregnancies and sexually transmitted diseases. FHI, in conjunction with the Contraceptive Research and Development Program ("CONRAD"), conducted a major contraceptive effectiveness study (the "Effectiveness Study") for the Reality female condom to assess safety and efficacy. USAID sponsored and funded the Reality Effectiveness Study as part of its overall program on population, family planning and AIDS awareness and prevention. The agreement with FHI provides that FHI may not use, or permit the use of, the data supporting the Effectiveness Study (the "Data") in connection with any company competitive with the Company or product competitive with Reality.

The agreement with FHI sets forth the terms and conditions regarding the future utilization of the pregnancy efficacy study results and provides that the Company will provide Reality to certain "Public Sector" organizations at a selling price of 115% of the Company's cost of manufacture and distribution as defined in the agreement--but not to exceed the best price given to any other customer ("Public Sector Price"). However, product requirements are limited to:
(1) 20% of product available for sale by the Company ("Product Availability") in years one and two; (2) the greater of 6 million units or 20% of Product Availability in year three; (3) the greater of 8 million units or 20% of Product Availability in year four; and (4) the greater of 10 million units or 20% of Product Availability in year five and beyond.

The agreement further provides that FHI will be paid a royalty on private sector Reality sales. The royalty is calculated on a sliding scale based on the number of Reality units sold. The royalty rates range from the greater of $.005/unit or .36% of the manufactured sales price for product sales in excess of 10 million units to $.025/unit or 1.8% of the manufactured sales price for product sales in excess of 50 million units, all subject to a cumulative maximum royalty of $10 million.

On April 14, 1995, the FDA approved a Chartex PMA for the female condom. This approval was based, in part, on Chartex's reliance on the Effectiveness Study conducted and owned by FHI. To protect its rights in the Effectiveness Study, FHI submitted a letter to the FDA dated September 2, 1993, that specifically prohibited any party other than the Company from utilizing the Data. The Chartex PMA was filed on September 30, 1994. At the time of this filing, the FDA did not advise Chartex of the restrictions on the

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 7--LICENSING/ROYALTY AGREEMENTS--CONTINUED

use of the Data and, thereafter, approved the PMA without FHI's consent to Chartex's use of the FHI Data.

To protect its ownership of the Data, on July 10, 1995, FHI submitted a petition to the FDA requesting that the FDA stay its approval of the Chartex PMA until FHI grants Chartex permission to use the Data, Chartex conducts its own study or the FDA conducts an administrative hearing to resolve the issue. The Company has filed a similar petition indicating that it could not and did not grant rights to Chartex in property the Company did not own.

The Company believes that unless Chartex obtains the permission of FHI and the Company to use the Data or, conducts its own study, the Chartex PMA will ultimately be rescinded. However, there can be no assurance that the FDA will so rescind the Chartex PMA. If the FDA does not rescind the PMA, Chartex, or perhaps another party which it licenses, could sell the female condom in the United States in competition with the Company which could have a material adverse effect on the Company.

NOTE 8--RETIREMENT BENEFIT PLANS

The Company maintains a profit-sharing plan covering substantially all eligible employees of Holdings. The Company may make contributions to the plan based on income before income taxes (as defined) or out of accumulated earnings in an amount determined by resolution of the Company's Board of Directors. The Company is not required to make a contribution for any year in which there are no earnings or for any year in which business reasons indicate a contribution is not advisable. There were no profit-sharing contributions during fiscal 1993, 1994 or 1995.

The Company has a retirement savings plan which is available to all employees of Holdings meeting certain minimum age and service requirements. Participants in the plan may make direct contributions or may contribute amounts through payroll deduction of up to 15% of their cash compensation (subject to certain limitations). The Company is required to make matching contributions equal to 25% of the participant's eligible contributions, not to exceed 5% of the participant's total cash compensation for the year. The Company may, at its discretion, make additional contributions to the retirement savings plan. The Company has recorded charges of $22,930, $24,230 and $25,457 in fiscal 1993, 1994, and 1995, respectively, for matching contributions and expenses of plan administration.

NOTE 9--BONUS, STOCK OPTIONS AND OTHER COMPENSATION

The Company has an employment agreement with an officer/stockholder which extends through October 1, 1999 and renews automatically for successive five year periods. If the officer is terminated without cause, the Company is obligated to continue this officer's salary and bonus payments for the remaining term of the agreement. The agreement provided at inception (1989) for an initial base salary subject to a 7.5% annual increase ($212,186 at September 30, 1995).

In October 1989, in conjunction with an amendment of the officer/stockholder's employment agreement, the Company adopted the 1989 Stock Option Plan which granted the officer/stockholder options to purchase up to 50,000 shares of Common Stock over a five year period at the price per share in the Company's initial public offering ($6.00). During a previous year, 30,000 of these options were cancelled. The remaining options for 20,000 shares are currently exercisable.

On April 6, 1991 the Company entered into a stock option agreement with this same officer/stockholder. Under the agreement, the Company granted the officer/stockholder the option to purchase up to 130,000 shares of the Company's Common Stock at the market price at the date of the grant ($4.75 per share). Exercise of the options are contingent upon the market price of the Common Stock equaling at least $9.50 per share within a three-day period immediately preceding the date of exercise. At September 30, 1995,

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 9--BONUS, STOCK OPTIONS AND OTHER COMPENSATION--CONTINUED

options to purchase 130,000 shares of Common Stock were outstanding under this agreement.

The 1990 Stock Option Plan provides for the award of options to purchase up to 200,000 shares of the Company's Common Stock to key Company employees at an option price and term as determined by the compensation committee of the Board of Directors (Board), subject to prior approval by the Board in certain circumstances. Commencing 12 months after award, employees may exercise up to 25% of their option shares. Employees may exercise up to an additional 25% of their option shares on each of the three following annual anniversary dates so that the awarded options will become fully exercisable on and after the fourth anniversary date. Options for 131,254 shares were outstanding under the plan at September 30, 1995, including options for 74,791 shares which are exercisable.

In 1991, the Company entered into a management services, non-competition and confidentiality agreement with Phoenix Health Care Limited Partnership ("PHCLP"), a stockholder, to provide certain advisory services through September 30, 1996. As part of this agreement, the Company issued options to purchase up to 300,000 shares of the Company's Common Stock at the market price of the stock at the date of grant ($4.75 per share). Exercise of the options by the stockholder was contingent upon the Company's Common Stock doubling in price (from the market price at date of grant) and maintaining that price for a period of time. In October 1991 this contingency was met and on December 13, 1991, options to acquire 105,263 shares at $4.75 per share were exercised by the stockholder. Notes payable to this stockholder were cancelled as consideration for the exercise price of the common stock options exercised. On January 28, 1993, the stockholder exercised options for an additional 34,353 shares of Common Stock at $4.75 per share. The remaining options outstanding under the agreement total 160,384 and were currently exercisable at September 30, 1995, at the option price of $4.75 per share.

On May 5, 1994 the Company agreed to compensate Phoenix Health Care of Illinois, Inc. ("PHC"), the general partner of PHCLP, and separately an officer of PHC and the Company under five year consulting and noncompetition agreements ("Consulting Agreements"). The Consulting Agreements provide for annual compensation of $220,000 ($55,000 payable each quarter) to PHC (subsequently cancelled effective October 1, 1994) and $90,000 per year to the officer, participation in the 1994 Stock Option Plan (see below) and reimbursement for reasonable out-of-pocket expenses. The Company recorded $129,167 and $90,000 of compensation expense in fiscal 1994 and 1995, respectively under the Consulting Agreements.

On September 10, 1994, the Company entered into an employment contract with an officer of the Company's Female Health division. The agreement is for an initial term of three years and automatically renews for additional three-year terms thereafter unless terminated by either party. The agreement provides for a base salary of $175,000 during the first year of the agreement ($195,000 in year two and $225,000 in year three) and provides for a performance-based cash bonus of between 60% and 100% of the base salary. The agreement also provides for certain other fringe benefits and participation in a stock option plan at a level to be approved by the Board of Directors. The agreement provides that the officer will continue to be paid the base salary for a period equal to the longer of two years from the date of termination or the remainder of the terms of the employment agreement or any renewals thereof, unless terminated for cause or due to disability.

On November 2, 1994 the Company adopted the 1994 Stock Option Plan ("1994 Plan"), subject to shareholder approval. The 1994 Plan provides for the award of options to purchase up to 449,000 shares of the Company's Common Stock in the aggregate and options for no more than 200,000 shares to any one participant. Options are granted at an option price and term as determined by the Compensation Committee of the Board. The exercise price of granted options may not be less than the closing price of the Company's Common Stock on the date of grant. Commencing with the award date, options vest as follows:

  (a) One-third of the options vest one year after the date of grant.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 9--BONUS, STOCK OPTIONS AND OTHER COMPENSATION--CONTINUED

  (b) One-third of the options vest when the average closing price per share of the Company's common stock for any ten consecutive trading days is at least 25% higher than the closing price on the date the options were granted.

  (c) One-third of the options vest on the date of issuance of the Company's audited financial statements for the first fiscal year in which the Company's Female Health division achieves fully diluted earnings per share of at least $.80.

On November 21, 1994 the Company granted 427,500 options under the 1994 Plan to certain employees at an exercise price of $6.00 per share. Following the original award, but prior to shareholder approval, 57,400 awarded options were forfeited. Subsequently, an additional 64,100 options were forfeited.

On January 27, 1995 the Company awarded to PHC, subject to shareholder approval, options to purchase 90,000 shares of Company Common Stock at $6.00 per share ("1994 PHC Option Plan"). The options vest in accordance with the same vesting criteria as the 1994 Plan above.

On April 4, 1995 the Company's shareholders approved the 1994 Plan, the grant of 370,100 options (original grant less options forfeited prior to shareholder meeting) and the 90,000 options awarded to PHC.

At September 30, 1995 396,000 options were outstanding under the 1994 Plan and the 1994 PHC Option Plan, none of which were exercisable.

Transactions regarding stock options and warrants in fiscal 1993, 1994 and 1995 were as follows:

                                     Number of    Weighted Average
                                       Shares    Option Price/Share
                                     ----------  ------------------

Outstanding at September 30, 1992      485,727         $ 5.60
                                      ========         ======

Exercisable at September 30, 1992      309,685         $ 5.45
                                      ========         ======

  Granted                               28,850         $10.50
  Exercised                            (56,077)          4.80
  Forfeited/Cancelled                  (17,450)          9.57
                                      --------
Outstanding at September 30, 1993      441,050         $ 5.86
                                      ========         ======

Exercisable at September 30, 1993      321,641         $ 5.50
                                      ========         ======

  Granted                               47,500         $ 9.50
  Exercised                             (2,412)          5.04
  Forfeited/Cancelled                   (7,300)          9.48
                                      --------
Outstanding at September 30, 1994      478,838         $ 6.17
                                      ========         ======

Exercisable at September 30, 1994      388,011         $ 5.51
                                      ========         ======

  Granted                              667,500         $ 5.78
  Exercised                               (300)          4.00
  Forfeited/Cancelled                 (158,400)          6.32
                                      --------
Outstanding at September 30, 1995      987,638         $ 5.88
                                      ========         ======

Exercisable at September 30, 1995      272,675         $ 5.84
                                      ========         ======

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 9--BONUS, STOCK OPTIONS AND OTHER COMPENSATION--CONTINUED

In fiscal 1992 the Compensation Committee of the Board granted an officer and director of the Company 16,000 shares of restricted Company Common Stock. Issuance of the restricted stock was contingent upon the realization of certain future events regarding the success of Reality. On May 7, 1993 the contingency relating to 7,000 shares of restricted Company Common Stock was met, and on September 30, 1993, these shares were issued to this officer/director. The remaining 9,000 share restricted stock award was cancelled. Fiscal 1993 operating results include a $93,100 charge to earnings to reflect the vesting of the restricted shares.

NOTE 10--STOCKHOLDERS' EQUITY

As part of the Company's agreement with Chartex, the Company registered for sale 200,000 shares of its Common Stock that were issued to Chartex. Chartex subsequently sold all 200,000 shares for net proceeds of $2,139,967. The difference between the net proceeds realized and $2,878,110 or $738,143 was known as the "Shortfall Amount." On January 12, 1993, in accordance with the agreement with Chartex, the Company issued 51,800 shares of Common Stock in settlement of the Shortfall Amount. These shares were registered by the Company for subsequent resale by Chartex.

In November 1992, the Company issued 100,000 shares of registered Common Stock in a private transaction for proceeds of $1,212,042 (net of expenses of $5,458).

On September 30, 1993 the Company issued 150,000 shares of Common Stock in a private transaction for proceeds of $1,047,500 (net of expenses of $212,500).

On February 23, 1994 the Company completed a private placement of 1,250,000 shares of Company Common Stock. Proceeds, net of offering expenses of $1,087,137, were $10,787,863 and primarily used to support the nation-wide marketing and commercial distribution of Reality.

On July 26, 1994 the Company issued 52,942 shares of Company Common Stock valued at $547,050 in connection with the acquisition of Reflect, Inc. See Note 2 of Notes to Consolidated Financial Statements.

On June 15, 1995 the Company and Holdings entered into a settlement agreement ("Settlement Agreement") with Reflect, Inc. regarding certain disputes arising in connection with Holdings' July 1994 acquisition of certain assets of Reflect, Inc. (see Note 2). Holdings recorded a $315,589 charge to earnings in connection with the settlement. Terms of the Settlement Agreement included the issuance in June 1995 of 30,000 shares of Company Common Stock to Reflect with a market value of $114,375, advance payments of royalties (up to $68,343) under the royalty agreement which was part of the original Reflect purchase agreement and certain other requirements. As of September 30, 1995 Holdings had $204,400 accrued to cover remaining obligations under the Settlement Agreement.

In connection with the Company's 1990 initial public offering of Common Stock, its underwriters received, for a nominal cost, warrants to purchase 25,000 shares of the Company's Common Stock at $7.20 per share. The warrants lapsed on July 19, 1995.

In February and March 1995 the Company issued 970,000 shares of Common Stock to two investors in a "Regulation S" private placement for proceeds of $3,138,940 (net of expenses of $25,200).

On March 13, 1995 the Company entered into an agreement ("Consulting Agreement") engaging the services of a consultant to perform and provide investor relations and development services for the Company. In connection

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 10--STOCKHOLDERS' EQUITY--CONTINUED

with the Consulting Agreement, the Company granted the consultant warrants to purchase 150,000 shares of the Company's Common Stock exercisable at $5.00 per share. Shares issuable under the warrants vest and become exercisable with respect to Company Common Stock as follows:


    Event                                                      Number of Shares
  ---------                                                    ----------------
  . Upon execution of the Consulting agreement                      37,500
  . On June 1, 1995 if the closing stock price is $8.50 per
   share or higher*                                                 37,500
  . On September 1, 1995 if the closing stock price is $10.50
   per share or higher*                                             37,500
  . On December 1, 1995 if the closing stock price is $13.00
   per share or higher                                              37,500
                                                                   -------
                                                                   150,000
                                                                   =======

- ----------------------

* Any shares issuable under warrants which did not vest in accordance with a prior vesting criteria will vest if a subsequent vesting criteria is achieved.

Nonvested shares terminate as of December 1, 1995. Unexercised vested shares terminate on March 13, 2000. Shares issuable under the warrants are subject to registration rights.

At September 30, 1995 the Company has reserved a total of 1,171,088 shares of its Common Stock for the exercise of options under the management agreement, the agreement with the officer/stockholder, the 1994, 1990 and 1989 stock option plans the 1994 PHC Option Plan and warrants outstanding. See Note 19 for additional shares reserved in November 1995.

NOTE 11--MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

Holdings' leisure-time product sales to two major customers aggregated 36% and 19%, 34% and 19%, and 32% and 10%, of Holdings' net product sales in fiscal 1993, 1994, and 1995, respectively.

The Company manufactures and sells products primarily to distributors, national and regional mass merchandisers and independent grocery, drug and general retailers primarily throughout the United States. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. At September 30, 1994 and 1995, aggregate accounts receivable from independent retailers were approximately $464,000 and $717,768 and from distributors were $588,000 and $340,634, respectively.

Receivables are generally due within 30 days, however, dating programs are utilized on sales of certain products.

NOTE 12--CONTINGENCIES

The testing, manufacturing and marketing of consumer products by the Company entail an inherent risk that product liability claims will be asserted against the Company. The Company maintains product liability insurance coverage for claims arising from the use of its products. Coverage amounts are currently $5,000,000 for FHC's consumer health care products and $2,500,000 for Holdings' products. Coverage amounts for all products was $2,500,000 from May 1993 to May 1994 and $1,000,000 in fiscal 1993 prior to May.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 12--CONTINGENCIES--CONTINUED

In September 1994 the Company and Holdings were notified of a potential claim against it by the estate of an individual arising from his death (the "deceased") in 1994 due to choking, allegedly caused by an adverse reaction to one of Holdings' insect repellent products. No claim for damages was made at that time and the Company referred the correspondence to its insurance carrier. In January 1995 legal counsel for the family of the deceased asserted damages in the matter and demanded $7.5 million from the Company to settle. In February 1995 legal counsel for the family of the deceased filed suit against the Company. The Company believes it will have legitimate defenses to the claim and intends to contest the matter vigorously. This matter is included under the Company's product liability insurance coverage. The Company believes the potential liability will not have a material impact on the Company's financial position. Management of the Company is not aware of any other material outstanding product liability claims or lawsuits which would have a material effect on the Company's results of operations or financial position.

NOTE 13--INDUSTRY SEGMENTS

The Company has operated in three principal segments--leisure time products, institutional health care and consumer health care products. The Company's leisure time products are primarily marketed by Holdings through independent sales representatives and broker organizations and the Holdings' sales force to retail consumer outlets, including the sporting goods and household departments of mass merchandisers, and sporting goods, grocery and drug store chains. The Company's institutional health care products are primarily marketed through Holdings' joint venture partner's sales force, which includes a dealer network.

The Company's consumer health care products are marketed by FHC's sales force and separate independent sales representative and broker organizations to wholesalers, distributors and retail consumer outlets. With the decision to sell Holdings, the leisure time, institutional health care and other products segments have been reclassified as discontinued operations.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 13--INDUSTRY SEGMENTS--CONTINUED


                                                        Years Ended September 30,
                                         1993                     1994                  1995
                                         ----                     ----                  ----
Net Revenues
 Continuing operations--
  Consumer Health Care                $    25,379              $ 1,671,885 (a)         $ 2,179,155
                                      ===========              ===========             ===========
 Discontinued Operations:
  Leisure Time                        $10,204,600              $10,140,690             $11,059,196
  Institutional Health Care             1,620,924                1,447,890               1,236,685
  Other:
   Total                                  658,455                3,451,973 (b)           1,356,807
   Intersegment                        (      ---)                (537,378)               (165,126)
                                      -----------              -----------             -----------
   Unaffiliated customers                 658,455                2,914,595               1,191,681
                                      -----------              -----------             -----------
                                      $12,483,979              $14,503,175             $13,487,562
                                      ===========              ===========             ===========
Loss from Continuing Operations:
 Consumer Health Care                 $(3,870,252)             $(5,417,562)            $(7,952,993)
 Corporate                               (101,609)                (220,176)               (458,698)
                                      -----------              -----------             -----------
   TOTAL                               (3,971,861)              (5,637,738)(a)          (8,411,691)

 Interest Income                              ---                  139,483                  13,508
 Interest Expense                             ---                   (3,512)                (48,775)
                                      -----------              -----------             -----------
LOSS FROM CONTINUING
 OPERATIONS                           $(3,971,861)             $(5,501,767)            $(8,446,958)
                                      ===========              ===========             ===========
Depreciation and Amortization
 Expense:
 Continuing operations--
  Consumer Health Care                $    10,248              $    20,112             $    66,493
 Discontinued operations:
  Leisure Time                            372,078                  377,056                 393,925
  Institutional Health Care                44,386                   40,426                  32,433
  Other                                    19,682                   42,816                  67,006
                                      -----------              -----------             -----------
                                          436,146                  460,298                 493,364
                                      -----------              -----------             -----------
TOTAL DEPRECIATION AND
 AMORTIZATION                         $   446,394              $   480,410             $   559,857
                                      ===========              ===========             ===========
Capital expenditures:
 Continuing operations--
  Consumer Health Care                $     3,024              $   145,739             $   105,801
 Discontinued operations:
  Leisure Time                             62,817                  116,281                 125,589
  Institutional Health Care                 7,115                   14,987                  13,732
  Other                                     2,894                  136,039                  15,257
                                      -----------              -----------             -----------
                                           72,826                  267,307                 154,578
                                      -----------              -----------             -----------
TOTAL CAPITAL EXPENDITURES            $    75,850              $   413,045             $   260,379
                                      ===========              ===========             ===========
Identifiable Totals Assets:
 Continuing operations--
  Consumer Health Care                $ 3,615,142              $ 9,245,775 (c)         $ 6,575,025
 Discontinued operations
  Leisure Time                          5,553,874                8,413,455               8,301,794
  Institutional Health Care               571,562                  415,669                 482,512
  Other                                   334,786                  572,417                 756,070
                                      -----------              -----------             -----------
                                        6,460,222                9,401,541               9,540,376
Liabilities of discontinued
 operations                            (2,885,774)              (2,363,369)             (2,376,830)
                                      -----------              -----------             -----------
                                        3,574,448                7,038,172               7,163,546
                                      -----------              -----------             -----------
TOTAL IDENTIFIABLE ASSETS             $ 7,189,590              $16,283,947             $13,738,571
                                      ===========              ===========             ===========

- --------------------
(a)  Reflects the fourth quarter commercial launch of Reality in the U.S.
(b)  Includes $2,299,787 in net proceeds from settlement of the Disposer Care
     licensing litigation.   See Note 7 of Notes to Consolidated Financial
     Statements.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 13--INDUSTRY SEGMENTS--CONTINUED

(c) Reflects net proceeds of $10,787,863 from the private placement of 1,250,000 shares of Company Common Stock.

NOTE: The segments of the Company's Holdings subsidiary have been accounted for as discontinued operations (see Note 3) and, as a result, previously reported segment information has been restated to reflect this change.
      Any corporate overhead incurred by Holdings which was previously allocated to the Consumer Health Care segment or corporate expense, depreciation or identifiable assets has been reclassified and now is included with amounts reported as discontinued operations. Also, interest on debt related to the discontinued operations aggregating $487,199, $324,309 and $374,451 for fiscal 1993, 1994 and 1995 has been included in discontinued operations.

NOTE 14--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The Company has accounted for Holdings as a discontinued operation (see Note 3 to Notes to Consolidated Financial Statements) beginning with the Company's March 31, 1995 interim financial statements. Quarterly financial statements prior to March 31, 1995 have been restated to reflect Holdings as a discontinued segment for all periods. A reconciliation of amounts as previously reported and as restated, follows:

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 14--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)--CONTINUED


                                                           Three Month Periods Ended
                                ---------------------------------------------------------------------------------
Fiscal 1994                     December 31             March 31                June 30              September 30
- ------------                    -----------             --------                -------              ------------
Net revenues:
 As previously reported         $ 3,467,670            $ 3,952,429            $ 5,356,578            $ 3,398,383
 Discontinued operations          3,434,930 (a)          3,920,121              5,260,006              1,888,118
 As restated                    -----------            -----------            -----------            -----------
                                $    32,740            $    32,308            $    96,572            $ 1,510,265 (b)
                                ===========            ===========            ===========            ===========
Gross profit:
 As previously reported         $ 2,924,938            $ 1,637,920            $ 2,118,861            $ 1,475,422
 Discontinued operations          2,924,938 (a)          1,637,920              2,091,919                969,383
                                -----------            -----------            -----------            -----------
 As restated                    $       ---            $       ---            $    26,942            $   506,039 (b)
                                ===========            ===========            ===========            ===========
Net income (loss):
 As restated:
 Continuing operations          $  (770,426)           $(1,073,136)           $(1,415,768)           $(2,242,437)(b)
 Discontinued operations          1,985,338 (a)            219,140                287,171                  9,984
                                -----------            -----------            -----------            -----------
    TOTALS                      $ 1,214,912            $  (853,996)           $(1,128,597)           $(2,232,453)
                                ===========            ===========            ===========            ===========
 As previously reported         $ 1,214,912            $  (853,996)           $(1,128,597)           $(2,232,453)
                                ===========            ===========            ===========            ===========
Net income (loss) per share:
 As restated:
 Continuing operations          $     (0.18)           $     (0.23)          $      (0.26)           $     (0.42)
 Discontinued operations               0.46                   0.04                   0.05                   0.00
                                -----------            ------------           -----------            -----------
    TOTALS                      $      0.28            $     (0.19)           $     (0.21)           $     (0.42)
                                ===========            ============           ===========            ===========
As previously reported          $      0.28            $     (0.19)           $     (0.21)           $     (0.42)
                                ===========            ============           ===========            ===========


Fiscal 1995
- -----------
Net revenues:
 As previously reported         $ 2,068,642                  N/A                   N/A                   N/A
 Discontinued operations          1,509,174                  N/A                   N/A                   N/A
                                -----------
 As restated                    $   556,468 (b)        $   426,434            $   598,862            $  597,391
                                ===========            ===========            ===========            ==========

Gross profit:
 As previously reported         $   850,893                  N/A                   N/A
 Discontinued operations            691,716                  N/A                   N/A
                                -----------
 As restated                    $   159,177            $   132,753           $   161,838             $ (833,033)(d)
                                ===========            ===========           ===========             ==========

Net income (loss):
 As restated:
  Continuing operations         $(3,125,015)(b)        $(2,089,725)(b)        $(1,660,980)           $(1,571,238)(d)
  Discontinued operations          (303,934)              (315,813)               544,954                139,392
                                -----------            -----------            -----------            -----------
    TOTALS                      $(3,428,949)           $(2,405,538)           $(1,116,026)           $(1,431,846)(d)
                                ===========            ===========            ===========            ===========
 As previously reported         $(3,428,949)                 N/A                   N/A                   N/A
                                ===========            ===========            ===========            ===========

Net income (loss) per share:
 As restated:
  Continuing operations         $     (0.58)           $     (0.35)(c)        $     (0.26)           $     (0.24)(d)
  Discontinued operations             (0.06                  (0.05)(c)               0.09                   0.02
                                -----------            -----------            -----------            -----------
    TOTALS                      $     (0.64)           $     (0.40)(c)        $     (0.17)           $     (0.22)(d)
                                ===========            ===========            ===========            ===========
 As previously reported         $     (0.64)                 N/A                   N/A                   N/A
                                ============           ===========            ===========            ===========

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 14--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)--CONTINUED

- -----------------

(a) Includes income of $2,299,787 related to the settlement of the Disposer Care license litigation.

(b) Includes results related to the commencement of nation-wide marketing and distribution of Reality.

(c) Net loss per share from continuing operations, discontinued operations and total net loss per share were incorrectly reported in the Company's second quarter Form 10-Q as $(0.39), $(0.06) and $(0.45), respectively.

(d) The Company discontinued accrual for minimum royalties at the beginning of the fourth quarter of fiscal 1995--see Note 7. Fiscal 1994 fourth quarter results include a $753,694 provision for minimum royalties ($0.14 per share). Fourth quarter fiscal 1995 results include a $1,000,000 or $0.16 per share charge for estimated obsolete inventory.

NOTE 15--FINANCIAL CONDITION

Since fiscal 1991, the Company and its FHC division have experienced operating losses due principally to expenses related to obtaining FDA approval to market Reality in the U.S. and payments of minimum royalties ("exclusivity fees") to maintain exclusive marketing and distribution rights to Reality in the U.S., Canada and Mexico.

FHC initiated operations in the fourth quarter of fiscal 1994 to launch Reality as a flagship product. Initial pipeline trade stocking occurred during the fourth quarter of fiscal 1994 and in the first quarter of fiscal 1995. The first quarter of fiscal 1995 (ending December 31, 1994) was the initial launch quarter of Reality. It includes start-up costs for the division and the launch costs associated with establishing initial Reality awareness and familiarity as the basis for future sales.

As discussed in Note 5, Holdings has a credit facility with a bank which significantly restricts transfer of funds from Holdings to FHC. Holdings had cash and unused borrowing capacity under this line of approximately $3,040,000 at September 30, 1995.

As discussed in Notes 3, 16 and 18, the Company has initiated a plan to dispose of Holdings and to utilize the proceeds from the sale of Holdings to purchase the manufacturer and the Company's supplier of Reality, Chartex. The purchase of Chartex is contingent on completion of the sale of Holdings. The Company expects to generate approximately $6.3 million in cash at closing from the sale of Holdings, net of transaction expenses. Approximately $1,000,000 of these proceeds will be used to pay extended payables at FHC. The remainder of the sale proceeds ($5.3 million) along with the $0.1 million proceeds from the note payable to an officer/stockholder received in October 1995 and the $1 million proceeds from the November 1995 loan from a stockholder (total of $6.4 million) will be used to pay pre-closing operating expenses of Chartex and the cash portion of the purchase consideration estimated at $5.3 million, including estimated transaction expenses of $0.5 million and a $0.1 million payment at closing to a supplier of Chartex. Remaining net cash proceeds of $1.2 million will be used to fund expected operating losses of the combined companies, including early marketing and promotion efforts for Reality in the U.S.

The Company has been Chartex' largest customer to date. The Company does not expect that it will need to purchase additional inventory from Chartex for at least one year due to existing stock levels at the Company. As a result, the Company expects that Chartex and the Company will continue to report operating losses and experience negative cash flows for the foreseeable future.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 15--FINANCIAL CONDITION--CONTINUED

Given the fact that FHC is (and the combined companies will continue to be) a start-up business and has recorded historical operating losses and given that the Company's only product is a revolutionary, first-of-its-kind product, the continued viability of the Company is dependent upon its ability to generate sufficient cash flow from operations, financing, or other sources that will meet the significant future cash commitments required to develop Reality market share and in part to identify and acquire additional products related to female health. Management believes that revenues from sales of Reality will eventually be sufficient to meet operating expenses. But there can be no assurance that such level of operations will be achieved either ultimately or on a timely basis. The Company's ability to continue marketing and promotion of Reality is dependent in part on the availability of sufficient capital.

Management believes that additional capital for the combined businesses may come from a number of sources, including: (a) U.K. economic development grant of approximately $960,000 (the Company is required to utilize 50% of any amounts from its grant to prepay a portion of the (Pounds)520,000 note which the Company will issue to the nonprofit foundation as part of the Chartex Acquisition--see
Note 18), (b) potentially $1.0 million from the refinancing (or sale/leaseback) Chartex' manufacturing facility which has an appraised value of approximately $3.5 million with existing encumbrances of approximately $1.7 million, (c) obtaining a working capital borrowing facility based on eligible accounts receivable and (d) up to $5 million from a debt or equity securities offering.

NOTE 16--SALE OF HOLDINGS

On June 20, 1995 the Company entered into a stock purchase agreement (The "Purchase Agreement") with WPC Acquisition Corporation ("Buyer"), an affiliate of JLS Investment Group, Inc. and M & I Ventures Corporation for the sale of 100% of the issued and outstanding common stock of its wholly-owned subsidiary, Holdings.

The Purchase Agreement is subject to the approval of the Company's shareholders. Fair value of aggregate consideration to the Company in connection with the sale is as follows:

            Cash at closing                     $7,000,000
            Credit for intercompany
              payables                             250,000
            Long-term note receivable of
              $1,000,000 with interest at 8%
              --discounted at 15%                  785,000
            Warehousing credit--of
              $500,000, valued at $250,000         250,000
                                                ----------
          TOTAL CONSIDERATION                   $8,285,000
                                                ==========

The excess of the fair value of consideration to be received over the Company's investment in Holdings at September 30, 1995 (adjusted for intercompany amounts and the reimbursement to Holdings of certain expenses) is $156,249.

In connection with the Sale and except as specifically indicated in the Purchase Agreement, Buyer will automatically assume all of the liabilities of Holdings. However, the Company will remain contingently liable for any obligations of the Company incurred in connection with Holdings if the Company is not able to get a release of such liability from the third-party creditor (the "Contingent Liabilities"). These Contingent Liabilities are expected to include the lease of Holdings' facilities (approximately $3,800,000 of future payments) and the employment agreements (with future payments of approximately $1,300,000) for certain officers of Holdings and the Company. Accordingly, if Buyer fails to pay any of the Contingent Liabilities, the Company would be required to pay them and then seek to collect from Buyer the amount paid by the Company.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 17--RELATED PARTY BORROWINGS

On October 2, 1995 the Company borrowed approximately $0.2 million from an officer and stockholder of the Company. Funds were used to make a nonrefundable deposit in connection with the Chartex acquisition. (See Note 18.) The borrowing is evidenced by a $160,000 demand note with interest payable on the first day of each quarter at a bank's prime rate of interest plus 1 1/4%. The note is secured by an option agreement which provides that, upon default, the officer/stockholder may require the Company in lieu of cash to issue sufficient shares of Company Common Stock (with demand registration rights) such that the net proceeds to be realized from the sale of such shares by the officer/stockholder are equal to the amount then due under the note.

NOTE 18--ACQUISITION OF CHARTEX

On November 20, 1995 the Company entered into an agreement (the "Agreement") to purchase all of the issued and outstanding share capital of Chartex Resources Limited ("Resources") the parent company and sole owner of stock in Chartex International, PLC ("Chartex") from Stamina Investments Limited ("Stamina"), a company incorporated in the British Virgin Islands. The Agreement is subject to the Company's completion of its sale of Holdings (sale of Holdings is subject to Company shareholder approval--see Note 16).

Chartex and Resources are based in London and together own the world-wide intellectual property and proprietary manufacturing technology for the female condom. Chartex licenses the rights to sell the female condom to marketing partners throughout the world, including the Company in the U.S., Canada and Mexico and owns a manufacturing facility in London to supply the world-wide needs of the female condom.

The Agreement provides for total consideration estimated at (Pounds)3.8 million ($6.0 million) with a fair value of $5.8 million. Consideration includes a nonrefundable deposit of (Pounds)100,000 made on October 2, 1995, nonrefundable pre-close payments to fund Chartex operating losses of (Pounds)50,000 on both November 22, 1995 and November 27, 1995, (Pounds)150,000 on December 15, 1995 and (Pounds)50,000 each week thereafter until the transaction closes (total estimated at (Pounds)150,000 subsequent to December 15, 1995), (Pounds)2.45 million ($3.9 million) in cash at closing plus interest on (Pounds)2.45 million at LIBOR plus 1% from December 1, 1995 through closing. In addition, the Company agreed to issue notes payable of (Pounds)312,500 ($0.5 million) due 6 months after close with interest at LIBOR plus 1 1/8%, and to issue a non-interest bearing note payable of (Pounds)520,000 ($0.8 million) with a discontinued present value of (Pounds)375,000 or $0.6 million due three years after closing.

The U.S. dollar amounts disclosed parenthetically are based on an exchange rate of 1.5805 dollars to the pound. Transaction amounts are payable in pounds sterling. As a result, the Company assumes any currency exchange risk until amounts are paid.

Prior to closing, Stamina and a nonprofit foundation which has provided Stamina and Chartex with debt funding have agreed to waive repayment of approximately (Pounds)20 million ($31.6 million) in notes payable by Chartex to them and have agreed to pay (Pounds)10 million ($15.8 million) in outstanding notes payable from Chartex to a third party bank which were guaranteed by this nonprofit foundation.

If consummated, the acquisition of Chartex will be accounted for as a purchase. The Company expects that the estimated fair value of total consideration paid for Chartex (plus transaction expenses estimated to be approximately $0.5 million) will be less than the estimated fair value of net assets purchased by $9.1 million ("bargain purchase"). The Company will reduce the fair value of Chartex's long-term assets by the amount of the bargain purchase on a pro-rata basis.

The results of Resources and Chartex will be combined with the Company upon the closing of the transaction which is estimated to occur early in fiscal 1996.

WISCONSIN PHARMACAL COMPANY, INC. AND SUBSIDIARIES

NOTE 19--NOTE PAYABLE, NOTE PURCHASE AND WARRANT AGREEMENT, GUARANTEE AND STOCK ISSUANCE AGREEMENT

On November 21, 1995 the Company borrowed $1,000,000 from a third party lender ("Lender") under a one year note payable due in full November 20, 1996 with interest at 12% payable monthly. The transaction was effected in the form of a promissory note (the "Note") from the Company to the Lender and a related Note Purchase and Warrant Agreement ("Note and Warrant Agreement"). The Note and Warrant Agreement is between the Company, Lender and a non-employee shareholder guarantor ("Guarantor") and provides that Guarantor personally guarantees repayment of the Company's note payable to Lender in the event of a default by the Company on repayment of the Note. In addition, it provides for the issuance of a warrant ("Warrant") to both the Guarantor and the Lender which entitles each of them to purchase 10,000 shares of Company Common Stock at $3.00 per share. Warrants expire upon the earlier of the exercise of the warrant rights or November 20, 2000.

As consideration for the Guarantor's guarantee, in addition to the Warrants granted to Guarantor, the Company has entered into a Stock Issuance Agreement ("Stock Agreement") wherein the Company has agreed to issue 666,667 shares of Company Common Stock to Guarantor if the Company defaults in its obligation to pay interest or principal on the Note to Lender and Guarantor subsequently is required to make any payments under the guarantee. The Company has reserved 666,667 shares of Common Stock for issuance under the Stock Agreement.

Three officers of the Company (who are also directors and shareholders of the Company) have agreed to personally guarantee repayment of any obligations arising to Guarantor as a result of nonpayment by the Company of any amounts owed to Guarantor.

The recipients of Common Stock issued by the Company under the Warrant Agreement and the Stock Agreement have demand registration rights relative to such shares.

        REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS, ON SCHEDULES


We have audited the consolidated financial statements of Wisconsin Pharmacal Company, Inc. as of September 30, 1995 and 1994, and for each of the three years in the period ended September 30, 1995, and have issued our report thereon dated November 10, 1995, except as to Notes 18 and 19, the date of which is November 21, 1995, included elsewhere in this Registration Statement. Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                                         /s/ ERNST & YOUNG LLP

                                                         ERNST & YOUNG LLP


Milwaukee, Wisconsin
November 10, 1995

                        SCHEDULE I--CONDENSED FINANCIAL
                           INFORMATION OF REGISTRANT
                       WISCONSIN PHARMACAL COMPANY, INC.

CONDENSED BALANCE SHEETS

                                                         SEPTEMBER 30,
ASSETS                                                1994         1995
                                                      ----         ----
Current assets:
 Cash                                             $ 2,019,293   $   223,578
 Accounts receivable, less allowances--$67,200
  in 1994 and $51,024 in 1995                       1,338,809       415,089
 Inventories                                        2,581,459     3,192,570
 Prepaid expenses and other                           819,862       233,095
                                                  -----------   -----------
Total current assets                                6,759,423     4,064,332

Other assets:
 Prepaid royalties                                  2,059,212     1,875,491
 Other                                                230,308       399,062
 Investment in and advances to wholly-owned
  subsidiary                                        7,290,387     7,425,751
                                                  -----------   -----------
                                                    9,579,907     9,700,304

Equipment and leasehold improvements, cost            245,984       351,784
Less allowances for depreciation                      (49,152)     (115,644)
                                                  -----------   -----------
                                                      196,832       236,140
                                                  -----------   -----------
                                                  $16,536,162   $14,000,776
                                                  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable - bank                             $     --      $   109,503
 Accounts payable                                   1,499,791     1,383,754
 Accrued minimum royalties                          2,182,257     4,761,198
 Other                                                112,620       106,146
                                                  -----------   -----------
Total current liabilities                           3,794,668     6,360,601
Long-term debt                                         64,866        89,017
Stockholders' equity                               12,676,628     7,551,158
                                                  -----------   -----------
                                                  $16,536,162   $14,000,776
                                                  ===========   ===========

                        SCHEDULE I--CONDENSED FINANCIAL
                     INFORMATION OF REGISTRANT (CONTINUED)
                       WISCONSIN PHARMACAL COMPANY, INC.



CONDENSED STATEMENTS OF OPERATION
                                                                           YEAR ENDED SEPTEMBER 30,
                                                                  1993                  1994                  1995
                                                                  ----                  ----                  ----
Net sales and other revenue                                $    25,379           $ 1,671,885           $ 2,179,155
Management fees from wholly-owned,
 discontinued subsidiary                                           -0-                12,500                   ---
                                                           -----------           -----------           -----------
                                                                25,379             1,684,385             2,179,155
Cost and expenses:
  Cost of products sold                                         25,379             1,138,905             2,558,420
  Selling and administrative expenses                          101,609             2,700,630             5,319,325
  Reality exclusivity fees                                   2,766,462             2,993,299             2,578,941
  Research and new product
   development expense                                       1,103,790               489,656               135,121
  Net interest expense (income)                                    -0-              (148,838)               34,306
                                                           -----------           -----------           -----------
                                                             3,997,240             7,173,652            10,626,113
                                                           -----------           -----------           -----------
Loss from continuing operations                             (3,971,861)           (5,489,267)           (8,446,958)

Discontinued operations -- Note A                              235,861             2,489,133                64,599
                                                           -----------           -----------           -----------
Net loss                                                   $(3,736,000)          $(3,000,134)          $(8,382,359)
                                                           ===========           ===========           ===========

CONDENSED STATEMENTS OF CASH FLOW

Cash provided by (used in) operating activities            $  (480,654)          $(8,749,316)          $(4,887,110)

INVESTING ACTIVITIES
Cash contributed to wholly-owned
 discontinued subsidiary                                           ---            (1,100,249)               53,600
Distributions from controlled joint
 venture                                                       346,271               203,449                   ---
Other                                                          (77,520)             (117,582)             (170,818)
                                                           -----------           -----------           -----------
                                                               268,751            (1,014,382)             (117,218)
FINANCING ACTIVITIES
Proceeds from issuance of common
 stock                                                       1,274,609            12,984,135             3,164,140
Cost of issuing common stock                                    (9,401)           (1,045,725)              (25,200)
Net increase (decrease) in notes
 payable                                                    (1,179,000)                  ---               109,503
Other                                                           75,032              (176,391)              (39,830)
                                                           -----------           -----------           -----------
                                                               161,240            11,762,019             3,208,613
                                                           -----------           -----------           ===========
Increase (decrease) in cash                                $   (50,663)          $ 1,998,321           $(1,795,715)
                                                           ===========           ===========           ===========

                        SCHEDULE I--CONDENSED FINANCIAL
                     INFORMATION OF REGISTRANT (CONTINUED)
                       WISCONSIN PHARMACAL COMPANY, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION

Wisconsin Pharmacal Company, Inc. (Parent Company) owns 100% of WPC Holdings, Inc. (Holdings), which in-turn controls a joint venture investment. The operations of Holdings, including its joint venture, are reflected as discontinued operations in the Parent Company - only condensed statements of operations. Holdings, which previously was a division of the Parent Company, did not become a subsidiary until an April 1, 1994 corporate restructuring.

In the Parent Company-only condensed balance sheets, the Parent Company's investment in Holdings is stated at cost plus equity in its undistributed earnings since the date of the restructuring plus any intercompany advances. The Parent Company's equity in the earnings of Holdings (since April 1, 1994), and Holdings' and the joint venture's operating results for periods prior to the April 1, 1994 restructuring, are reflected as discontinued operations in the Parent Company-only condensed statements of operations. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

NOTE B--NOTES PAYABLE AND LONG-TERM DEBT

Long-term debt consisted of the following at September 30, 1994 and 1995:

                                                       September 30

                                                    1994           1995
                                                    ----           ----

Equipment leases due at various dates bearing
 interest at rates ranging from 5% to 18%         $85,387        $145,720

Less current maturities                            20,521          56,703
                                                  -------        --------
                                                   64,866        $ 89,017
                                                  =======        ========


Following the April 1, 1994 incorporation of Holdings (the Company's wholly-owned subsidiary) the Company transferred certain assets and assigned certain liabilities not related to the Company's consumer health care segment to Holdings. As of September 30, 1995 amounts due under capital lease obligations assigned to Holdings aggregated $3,501,896. The Company remains contingently liable under these obligations.

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              Wisconsin Pharmacal Company, Inc. and Subsidiaries

COL. A                                      COL. B                         COL. C                        COL. D           COL. E
                                                                         ADDITIONS

Description                          Balance at Beginning  Charged to Costs  Charged to Other     Deductions--Describe  Balance at
DEDUCTIONS FROM ASSET ACCOUNTS            of Period        and Expenses      Accounts--Described                        End of
                                                                                                            (1)         Period

Year Ended September 30, 1995:
 Continuing Operations:
  Allowance for doubtful accounts
   and returns                       $ 67,200              $  145,202                             $(161,378)            $ 51,024
  Co-op advertising allowance        $    -                $      -                               $     -               $    -
                                     --------              ----------         ------------        ---------             --------
                                     $ 67,200              $  145,202         $       -           $(161,378)            $ 51,024

 Discontinued Operations:
  Allowance for doubtful accounts
   and returns                       $280,000              $  682,272                             $(597,771)            $364,501
  Co-op advertising allowance        $515,531              $   (5,376)                            $(220,155)            $290,000
                                     --------              ----------         ------------        ---------             --------
                                     $795,531              $  676,896         $       -           $(817,926)            $654,501
                                     --------              ----------         ------------        ---------             --------
                                     $852,731              $  822,098         $       -           $(979,304)            $705,525
                                     ========              ==========         ============        =========             ========



Year Ended September 30, 1994:
 Continuing Operations:
  Allowance for doubtful accounts
   and returns                       $    -                $  140,891                             $ (73,691)            $ 67,200
  Co-op advertising allowance        $    -                $      -                                                     $    -
                                     --------              ----------         ------------        ---------             --------
                                     $    -                $  140,891         $       -           $ (73,691)            $ 67,200

 Discontinued Operations:
  Allowance for doubtful accounts
   and returns                       $522,243              $  399,151                             $(641,394)            $280,000
  Co-op advertising allowance        $220,626              $  426,905                             $(132,000)            $515,531
                                     --------              ----------         ------------        ---------             --------
                                     $742,869              $  826,056         $       -           $(773,394)            $795,531
                                     --------              ----------         ------------        ---------             --------
                                     $742,869              $  966,947         $       -           $(847,085)            $862,731
                                     ========              ==========         ============        =========             ========

Year Ended September 30, 1993:
 Continuing Operations:
  Allowance for doubtful accounts
   and returns                                                                                                          $    -
  Co-op advertising allowance                                                                                           $    -
                                     --------              ----------         ------------        ---------             --------
                                     $    -                $      -           $       -           $     -               $    -

 Discontinued Operations:
  Allowance for doubtful accounts
   and returns                       $137,840              $  427,895                             $ (43,492)            $522,243
  Co-op advertising allowance        $280,045              $  656,701                             $(716,120)            $220,626
                                     --------              ----------         ------------        ---------             --------
                                     $417,885              $1,084,596         $       -           $(759,612)            $742,869
                                     --------              ----------         ------------        ---------             --------
                                     $417,885              $1,084,596         $       -           $(759,612)            $742,869
                                     ========              ==========         ============        =========             ========

- ------------------
(1) Includes returns of inventory, write-offs of uncollectible receivable amounts and application of co-op advertising credits.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                      MARCH 31,          September 30,
                                                                        1996                 1995
                                                                     ------------        ------------
ASSETS
Current Assets:
   Cash and cash equivalents                                         $  1,357,150        $  1,521,344
   Trade accounts receivable, net                                         657,475             415,089
   Finished goods inventories, net of allowance for
     obsolescence of $1,300,000 and $1,000,000 at March 31,
     1996 and September 30, 1995, respectively                          2,919,965           3,192,570
   Prepaid expenses and other current assets                              206,183             233,095
   Net current assets of discontinued operations -- Note 3                  ---             3,913,511
                                                                     ------------        ------------
        Total Current Assets                                            5,140,773           9,275,609
Prepaid royalties                                                           ---             1,875,491
Intangibles and other assets                                            2,569,030             399,062

Furniture, fixtures and equipment                                       4,026,220             351,784
Less accumulated depreciation and amortization                           (217,972)           (115,644)
                                                                     ------------        ------------
                                                                        3,808,248             236,140
Net noncurrent assets of discontinued operations -- Note 3                  ---             1,952,269
                                                                     ------------        ------------
                                                                     $ 11,518,051        $ 13,738,571
                                                                     ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Notes payable to bank                                             $      ---          $    109,503
   Notes payable to stockholders                                        2,160,000               ---
   Trade accounts payable                                               1,080,042           1,121,549
   Accrued royalty and exclusivity fees                                     ---             4,761,198
   Accrued expenses and other current liabilities                         391,130              29,648
   Due to stockholder                                                       ---                19,795
   Current portion of long-term debt and capital lease
     obligations                                                        2,166,513              56,703
                                                                     ------------        ------------
        Total Current Liabilities                                       5,797,685           6,098,396

Long-term debt and capital lease obligations, less current
     maturities                                                           633,144              89,017

Stockholders' Equity:
Convertible preferred stock                                                 ---                 ---
Common stock                                                               63,928              63,928
Paid-in-capital                                                        29,411,702          29,411,702
Translation (loss)                                                        (19,983)              ---
Accumulated deficit                                                   (24,368,425)        (21,924,472)
                                                                     ------------        ------------
Total Stockholders' Equity                                              5,087,222           7,551,158

                                                                     $ 11,518,051        $ 13,738,571
                                                                     ============        ============

See notes to unaudited condensed consolidated financial statements.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         Six Months Ended
                                                             March 31,
                                                 ------------------------------------
                                                    1996                       1995
                                                 -----------              -----------

  Net revenues                                   $   730,508              $   982,902
  Cost of products sold                            1,197,455                  690,972
                                                 -----------              -----------
                                                    (466,947)                 291,930
  Expenses:
    Selling                                          797,334                3,092,224
    General and administrative                       930,918                  603,575
    Research and new product
      development                                    154,612                   67,415
    Reality exclusivity fees                           ---                  1,727,390
                                                 -----------              -----------
                                                   1,882,864                5,490,604
                                                 -----------              -----------

  Operating loss                                  (2,349,811)              (5,198,674)

  Non operating expense                              (89,681)                 (16,066)
                                                 -----------              -----------
  Loss from continuing operations                 (2,439,492)              (5,214,740)

  Discontinued operations (Note 3):
    Loss from operations, net of applicable
      income tax benefit of $0 and $15,000            (4,461)                (619,747)
                                                 -----------              -----------
  Net Loss                                       $(2,443,953)             $(5,834,487)
                                                 ===========              ===========

  Net loss per common and dilutive common
    equivalent shares outstanding:
    Continuing operations                        $     (0.38)             $     (0.92)
    Discontinued operations                            ---                      (0.11)
                                                 -----------              -----------
                                                 $     (0.38)             $     (1.03)
                                                 ===========              ===========

  Weighted average number of common and
    dilutive common equivalent shares
      outstanding                                  6,392,732                5,666,522
                                                 ===========              ===========

See notes to unaudited condensed consolidated financial statements.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    Six Months ended March 31,
                                                                                       1996            1995
                                                                                   ------------    ------------
  Operating Activities:
    Net (loss)                                                                      $(2,443,953)    $(5,834,487)
    Adjustments to reconcile net (loss) to net cash used in
      operating activities:
        Provision for Reality exclusivity fees                                            ---         1,727,390
        Depreciation and amortization                                                   217,185          30,193
        Provision for doubtful accounts and returns                                      83,168          46,857
        Provision for inventory obsolescence                                            300,000           ---
        Changes in operating assets and liabilities of
          continuing operations                                                      (1,431,776)       (907,517)
        Discontinued operations -- noncash charges and working
          capital changes                                                                 ---          (334,590)
                                                                                    -----------     -----------
  Net cash provided by (used in) operating activities                                (3,275,376)     (5,272,154)

  Investing Activities:
    Equipment purchases, net of disposals                                              (268,803)         (2,064)
    Purchase of Chartex                                                              (5,191,565)          ---
    Other                                                                                 ---            (8,448)
    Investing activities of discontinued operations                                       ---          (176,687)
    Sale of WPC Holdings                                                              7,250,000           ---
    Expenses incurred with sale of WPC Holdings                                        (681,608)          ---
                                                                                    -----------     -----------
  Net cash provided by (used in) investing activities                                 1,108,024        (187,199)

  Financing Activities:
    Proceeds from issuance of Common Stock and other                                      ---         3,167,715
    Costs of Common Stock issuance                                                        ---           (25,200)
    Proceeds from issuance of notes to stockholders                                   2,160,000           ---
    Decrease in notes payable                                                          (109,503)          ---
    Payments of long-term capital lease obligations                                     (27,544)        (17,386)
    Payment to shareholder                                                              (19,795)
    Financing activities of discontinued operations                                       ---            (3,379)
                                                                                    -----------     -----------
  Net cash provided by financing activities                                           2,003,158       3,121,750
                                                                                    -----------     -----------
  Increase (decrease) in cash and cash equivalents                                     (164,194)     (2,337,603)
  Cash and cash equivalents at beginning of period                                    1,521,344       3,525,145
                                                                                    -----------     -----------
  Cash and cash equivalents at end of period                                        $ 1,357,150     $ 1,187,542
                                                                                    ===========     ===========


See notes to unaudited condensed consolidated financial statements.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

NOTE 1 - BASIS OF PRESENTATION
         ---------------------

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 1995.

     NOTE 2 - NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
              --------------------------------------------------------

     Income (loss) per Common and Common Equivalent share is based on the weighted average number of shares of Common Stock and common stock equivalents, if dilutive, outstanding during the period.

     NOTE 3 - DISCONTINUED OPERATIONS
              -----------------------

     On March 10, 1995, the Company's Board of Directors approved a formal plan to sell WPC Holdings, Inc. ("Holdings"). On June 20, 1995, the Company entered into a definitive agreement with a third party to sell Holdings for total consideration of $8.75 million, valued for accounting purposes at $8.285 million. The definitive agreement (as amended) required that the sale of Holdings close in early 1996. The Company completed the sale of Holdings on January 29, 1996. See Note 5.

     As a result of adopting a formal plan of disposition of Holdings (which contained the leisure time, institutional health care and other products segments), the Company has accounted for Holdings as a discontinued operation, using a March 10, 1995 measurement date and, accordingly, prior period financial statements have been reclassified to reflect the discontinuation of these segments. The Company has realized income from discontinued operations during the period from the measurement date (March 10, 1995) through the date of disposal (January 29, 1996) and ultimately realized a loss on the sale of Holdings. Since the measurement date and through September 30, 1995, the Company has recorded income from discontinued operations of $684,346. The Company deferred recognition of its 100% share of Holdings loss of $(229,000)

                    THE FEMALE HEALTH COMPANY AND SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996

NOTE 3 - DISCONTINUED OPERATIONS - CONTINUED
         -----------------------------------

for the period from October 1, 1995 through January 29, 1996. The deferred loss has been included with other expenses incurred and in connection with the sale of Holdings.

Net revenues of the discontinued operations were as follows:


                     Three Months Ended         Six Months Ended
                          March 31,                 March 31,
                   -----------------------   -----------------------
                      1996         1995         1996         1995
                   ----------   ----------   ----------   ----------
Net revenues       $1,167,396   $2,933,238   $3,258,346   $4,445,412


     Net assets of Holdings have been segregated on the consolidated balance sheets from their historic classifications to separately identify them. Details of such amounts (exclusive of cash of $1,297,766 as of September 30, 1995) were as follows:


                                                     September 30
                                                         1995
                                                     ------------
          Accounts receivable-net..............      $ 1,436,736
          Inventory............................        3,030,483
          Prepaid expense and other............          339,310
          Trade accounts payable...............         (439,640)
          Accrued expenses.....................         (328,715)
          Current maturities of capital lease
            obligations........................         (124,663)
                                                     -----------
          Net current assets of discontinued
            operations.........................      $ 3,913,511
                                                     ===========

          Property, plant and equipment-net....      $ 2,469,898
          Intangibles-net.......................         890,843
          Other assets..........................          75,340
          Long-term portion of capital lease
            obligations.........................      (1,458,204)
          Minority interest.....................         (25,608)
                                                     -----------
          Net noncurrent assets of discontinued
            operations..........................     $ 1,952,269
                                                     ===========


                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

NOTE 4 - FINANCIAL CONDITION
         -------------------

     Historically, the Company has utilized capital to: a) fund losses from continuing operations due principally to paying minimum royalties ("exclusivity fees"), initiating the product launch of the female condom and obtaining FDA approval; and b) purchase finished goods inventory related to the licensing/royalty agreements with Chartex.

     As discussed in Notes 3, 5 and 6, the Company has recently completed the sale of Holdings and utilized the proceeds from the sale to purchase the manufacturer and the Company's supplier of the female condom, Chartex International, PLC and its parent, Chartex Resources Limited (collectively -- "Chartex"). The Company together with Chartex have fixed cash expenses of approximately $400,000 per month before capital expenditures and debt repayment. The Company had approximately $2.4 million of cash available for working capital purposes immediately following the Chartex Acquisition on February 1, 1996. If the Company meets its operating plans, it will need to source at least approximately $2 million within the 4 months following March 31, 1996 and a cumulative amount of approximately $8.1 million by March 31, 1997.

     The Company intends to seek to source the foregoing amounts from one or more of the following sources: refinance of the Chartex manufacturing facility (including extraction of $1 million of cash from equity (appraised value in excess of current loan value) totaling up to $2.7 million; up to $768,000 from an economic development grant from the U.K. Regional Selective Assistance Program (the "Program") which has been awarded to the Company. It is anticipated that $300,000 will be received under this grant in 1996 and the remainder in future years based on the achievement of certain employment, operational and investment goals. The Company is required to utilize 50% of any amounts it receives from this grant to prepay a portion of the (Pounds)520,000 note which the Company issued as part of the consideration of the Chartex Acquisition; in addition, the grant is repayable by the Company to the Program if certain conditions to the grant are not satisfied; up to $0.6 million from a working capital credit facility which would be based on eligible accounts receivable; and approximately $6.0 million from sales of Common Stock. However, there can be no assurance that the Company will be able to source all or any portion of this required capital through these or other sources or that such amount, if raised, will be sufficient to operate the Company until sales of the female condom generate sufficient revenues to fund operations. In addition, any such funds raised may be costly to the Company and/or dilutive to existing shareholders.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

NOTE 4 - FINANCIAL CONDITION - CONTINUED
         -------------------------------

     If the Company is not able to source the required funds or any future capital which becomes required, the Company may be forced to sell certain of its assets or rights or cease operations. The Company has had preliminary contacts with two possible sources for a refinancing of the Chartex facility. Based on these discussions, management believes that the Company will be able to complete a refinancing before the end of 1996. The Company does not currently have in place any accounts receivable financing or other line of credit financing.

NOTE 5 - SALE OF HOLDINGS
         ----------------

     On June 20, 1995 the Company entered into a stock purchase agreement (the "Purchase Agreement") with WPC Acquisition Corporation ("Buyer"), an affiliate of JLS Investment Group, Inc. and M & I Ventures Corporation for the sale of 100% of the issued and outstanding common stock of its wholly-owned subsidiary, Holdings.

     The Company believed the Holdings and Female Health businesses were disparate in nature and that selling Holdings and concentrating on the Female Health business represented the best long term opportunity.

     The sale of Holdings was approved by the Company's shareholders on January 18, 1996. The total consideration received was $8.75 million and the fair value of the aggregate consideration to the Company in connection with the sale was $8.285 million. On January 29, 1996 the sale was completed. The excess of the Company's investment in Holdings at closing (adjusted for intercompany amounts and the reimbursement to Holdings of certain expenses and after deducting the net deferred operating losses of Holdings for the period October 1, 1995 through the date of sale) over the fair value of the consideration received was $4,461. The Company recorded the excess as a loss on sale of discontinued operations during the quarter ended March 31, 1996.

     In connection with the Sale and except as specifically indicated in the Purchase Agreement, Buyer automatically assumed all of the liabilities of Holdings. However, the Company remains contingently liable for any obligations of the Company incurred in connection with Holdings if the Company is not able to get a release of such liability from the third-party creditor (the "Contingent Liabilities"). These Contingent Liabilities include the lease of Holdings' facilities (approximately $3.6 million of future payments) and employment agreements (with future payments of approximately $1.1 million) for

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

NOTE 5 - SALE OF HOLDINGS - CONTINUED
         ----------------------------

certain officers of Holdings. Accordingly, if Buyer fails to pay any of the Contingent Liabilities, the Company would be required to pay them and then seek to collect from Buyer the amount paid by the Company.

NOTE 6 - ACQUISITION OF CHARTEX
         ----------------------

     On November 20, 1995 the Company entered into an agreement (the "Agreement") to purchase all of the issued and outstanding share capital of Chartex Resources Limited the parent company and sole owner of stock in Chartex International, PLC from Stamina Investments Limited ("Stamina"), a company incorporated in the British Virgin Islands. Completion of the acquisition of Chartex was conditioned on the Company's completion of its sale of Holdings (see
Note 5). The acquisition of Chartex closed on February 1, 1996.

     Chartex is based in London, England and owns certain world-wide intellectual property and proprietary manufacturing technology for the female condom. Chartex licenses the rights to sell the female condom to marketing partners throughout the world, including the Company in the U.S., Canada and Mexico and owns a manufacturing facility in London to supply the world-wide needs of the female condom.

     The Agreement provided for total consideration of (Pounds)4.0 million ($6.1 million) with a fair value of $5.9 million. Consideration included nonrefundable payments to fund Chartex's operating losses (Pounds)0.7 million ($1.1 million), (Pounds)2.45 million ($3.7 million) in cash at closing plus interest on (Pounds)2.45 million at LIBOR plus 1% from December 1, 1995 through closing ($0.05 million). In addition, the Company agreed to issue notes payable of (Pounds)312,500 ($0.5 million) due 6 months after closing with interest at LIBOR plus 1 1/8%, and a non-interest bearing note payable of (Pounds)520,000 ($0.8 million) with a discounted present value of (Pounds)375,000 or $0.6 million due three years after closing.

     Prior to closing, Stamina and a nonprofit foundation which has provided Stamina and Chartex with debt funding waived repayment of approximately (Pounds)20 million ($30 million) in notes payable by Chartex to them and paid (Pounds)10 million ($15 million) in outstanding notes payable from Chartex to a third party bank which were guaranteed by this nonprofit foundation.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

NOTE 6 - ACQUISITION OF CHARTEX - CONTINUED
         ----------------------------------

     The Company had the following recorded assets and (liabilities) at September 30, 1995 which arose in connection with transactions with Chartex before its purchase by the Company:

          Prepaid royalty asset............                   $ 1,830,578
          Capitalized option fee (included in other assets    $   150,000
          Accrued minimum royalties.......................    $(4,761,198)
                                                              ------------
                     Net liability                            $(2,780,620)
                                                              ============

     These assets and liabilities were eliminated at the date of purchase of Chartex (February 1, 1996) and effectively reduced the aggregate fair value of consideration paid for Chartex (including expenses) from $6.3 million to $3.5 million. The fair value of the net assets purchased was $11.7 million.

     The acquisition of Chartex is accounted for as a purchase. The fair value of total consideration paid for Chartex (plus transaction expenses of $0.35 million) is less than the fair value of net assets purchased by $8.2 million ("bargain purchase"). The Company reduced the fair value of Chartex's long-term assets by the amount of the bargain purchase on a pro-rata basis. Costs incurred in connection with the acquisition of Chartex and payments for pre-close funding of Chartex's operating losses have included as part of the total cost of the Chartex acquisition.

     At December 31, 1995, Chartex had tax losses of approximately (Pounds)39 million ($59.2 million) that may be available to be carried forward and set off against future taxable profits.

     The results of Resources and Chartex are combined with the Company after the February 1, 1996 acquisition date.

                   THE FEMALE HEALTH COMPANY AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1996

     Unaudited proforma consolidated results of operations for the three months ended March 31, 1996 and 1995 and for the six months ended March 31, 1996 and 1995 as though Chartex had been acquired as of October 1, 1994 follow:


                                            Three Months Ended March 31,     Six Months Ended March 31,
                                            ----------------------------     ---------------------------
                                                1996           1995             1996            1995
                                            ----------------------------     ---------------------------
Net revenues                                $   287,000    $   791,000       $   786,000    $ 1,466,000
Net loss                                     (2,522,000)    (5,392,000)       (3,828,000)    (8,977,000)
Net loss per share                          $     (0.39)   $     (1.00)      $     (0.60)   $     (1.58)
                                            ===========    ===========       ===========    ===========
Weighted average number of
common and dilutive common
equivalent shares outstanding                 6,392,732      5,392,693         6,392,732      5,666,522
                                            ===========    ===========       ===========    ===========


     The above amounts reflect adjustments for amortization of intangibles, and depreciation based upon revalued purchased assets, imputed interest on borrowed funds, and elimination of intercompany transactions.

NOTE 7 - INVENTORIES
         -----------

     The components of inventory consist of the following:


                             March 31,    September 30,
                               1996           1995
                             ----------   -------------
          Raw Material       $  617,590     $      ---
          Finished Goods      2,302,375      3,192,570
                             ----------     ----------
                             $2,919,965     $3,192,570
                             ==========     ==========


                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES

The following unaudited pro forma statements of operations for the year ended September 30, 1995 and for the six month period ended March 31, 1996, (collectively--"Pro Forma Financial Statements") give effect to the sale of 100% of the outstanding stock of WPC Holdings, Inc., a wholly-owned subsidiary of The Female Health Company ("FHC" or "Company"). The sale was completed on January 29, 1996.

The Pro Forma Financial Statements also give effect to the purchase of all the issued and outstanding share capital of Chartex Resources Limited and Subsidiary ("Chartex") in accordance with the terms of the Chartex Acquisition agreement dated November 20, 1995 (See Note 18 to FHC's Notes to Consolidated Financial Statements). The acquisition was completed on February 1, 1996.

The unaudited condensed consolidated statements of operations of Chartex presented herein for the twelve month period ended September 30, 1995 was derived from the unaudited condensed consolidated profit and loss account of Chartex for the nine month periods ended September 30, 1995 and 1994, and Chartex's audited historical consolidated profit and loss account for the year ended December 31, 1994. The unaudited condensed consolidated statement of operations of Chartex for the four month period ended January 31, 1996 was derived from the unaudited condensed consolidated profit and loss account of Chartex for the nine month period ended September 30, 1995; Chartex's audited historical consolidated profit and loss account for the year ended December 31, 1995 and the unaudited condensed consolidated profit and loss account of Chartex for the one month period ended January 31, 1996. For the two month period ended March 31, 1996, the Chartex operating results are consolidated within The Female Health Company Historical unaudited interim condensed consolidated operating results.

Because the operations of Holdings has been reclassified as discontinued operations in FHC's historical financial statements and because the pro forma statement of operations for the year ended September 30, 1995 and for the six month period ended March 31, 1996 only reflect continuing operations, there is no separate pro forma adjustment to remove Holdings operations. However, the operating results of Holdings has historically had a significant impact on the Company's revenues, net income and cash flows. See the Company's Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Registration Statement. Also, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Sources of Capital" appearing elsewhere in this Registration Statement.

The sale of Holdings resulted in a nonrecurring loss on the sale of discontinued operations of $4,461 which is net of transaction costs of $725,853. Because this loss is nonrecurring, it has not been included as a pro forma adjustment in the Company's unaudited pro forma statement of operations.

The unaudited condensed consolidated statements of operations for Chartex for the 12 month period ended September 30, 1995 and for the six month period ended March 31, 1996, as adjusted for US/UK GAAP differences, have been translated to U.S. dollars, in accordance with Article 3-20(b) of Regulation S-X, and reclassified to the FHC reporting format. An exchange rate of 1.5843 dollars per pound and 1.5460 dollars per pound were used, respectively. The pro forma adjustments have been computed assuming the transactions were consummated at the beginning of each fiscal year (October 1, 1994 and October 1, 1995; respectively) and include adjustments which give effect to events that are attributable to the transaction and that are expected to have a continuing impact.

The Pro Forma Financial Statements have been prepared by FHC management in part based on financial information obtained from Chartex. These Pro Forma Financial Statements may not be indicative of the results that actually would have occurred if the transactions had occurred on the dates indicated or which may be obtained in the future. The Pro Forma Financial Statements give effect to the proposed transactions under the assumptions and adjustments in the accompanying notes to the unaudited pro forma statement of operations. The Pro Forma Financial Statements should be read in conjunction with the audited financial statements and notes of FHC and Chartex contained elsewhere in this Registration Statement.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES
                         YEAR ENDED SEPTEMBER 30, 1995

                                      The Female
                                       Health                          US/UK                        US GAAP
                                       Company       Chartex           GAAP                         Chartex
                                      Historical     Historical     Differences    As Adjusted     Historical
                                     -------------------------------------------------------------------------
                                                      (Pounds)       (Pounds)       (Pounds)
                                                        (a)            (b)           (a) + (b)
Net revenues                         $ 2,179,155      1,835,000            0        1,835,000     $  2,907,191
Cost of sales                        $ 2,558,420      3,153,000       10,000        3,163,000     $  5,011,141
                                     -------------------------------------------------------------------------
                                     $  (379,265)    (1,318,000)     (10,000)      (1,328,000)    $ (2,103,950)
Operating expenses:                                                                             $           -
 Selling and distribution            $ 4,276,610      1,122,000            0        1,122,000     $  1,777,585
 General and administrative          $ 1,042,715      1,611,000       24,000        1,635,000     $  2,590,331
 Research and product
  development                        $   135,121              0            0                0     $         -
 Reality exclusivity fees            $ 2,578,941              0            0                0     $         -
                                     -------------------------------------------------------------------------
                                     $ 8,033,387      2,733,000       24,000        2,757,000     $  4,367,915
                                     -------------------------------------------------------------------------
     LOSS FROM OPERATIONS            $(8,412,652)    (4,051,000)     (34,000)      (4,085,000)    $ (6,471,866)
Interest expense net of other non-
 operating income (expense)          $   (34,306)    (1,931,000)    (350,000)      (2,281,000)    $ (3,613,788)
                                     -------------------------------------------------------------------------
     LOSS FROM CONTINUING
            OPERATIONS               $(8,446,958)    (5,982,000)    (384,000)      (6,366,000)    $(10,085,654)
                                     =========================================================================
Weighted average number of
 common shares outstanding             6,023,460
                                     ===========
 Loss per common share from
 continuing operations               S     (1.40)
                                     ===========

                                                     Eliminate
                                      Pro Forma     Intercompany     As Adjusted
                                     Adjustments    Transactions      Combined
                                     ---------------------------    ------------
                                         (c)            (d)
Net revenues                         $        -     $(2,522,065)   $  2,564,281
Cost of sales                        $(1,594,000)   $(2,522,065)   $  3,453,496
                                     --------------------------    ------------
                                     $ 1,594,000    $        -     $   (889,215)
Operating expenses:
 Selling and distribution            $        -     $  (183,721)   $  5,870,474
 General and administrative          $  (424,000)   $        -     $  3,209,046
 Research and product
  development                                                      $    135,121
 Reality exclusivity fees            $        -     $(2,578,941)   $         -
                                     --------------------------    ------------
                                     $  (424,000)   $(2,762,662)   $  9,214,640
                                     --------------------------    ------------
     LOSS FROM OPERATIONS            $ 2,018,000    $ 2,762,662    $(10,103,856)
Interest expense net of other non-
 operating income (expense)          $ 3,178,000    $        -     $   (470,094)
                                     --------------------------    ------------
     LOSS FROM CONTINUING
            OPERATIONS               $ 5,196,000    $ 2,762,662    $(10,573,950)
                                     ==========================    ============
Weighted average number of
 common shares outstanding                                            6,023,460
                                                                   ============
 Loss per common share from
 continuing operations                                             $      (1.76)
                                                                   ============

                         NOTES TO UNAUDITED PRO FORMA
                            STATEMENT OF OPERATIONS
                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES
                         YEAR ENDED SEPTEMBER 30, 1995

Following are the pro forma adjustments which have been reflected in the accompanying unaudited pro forma statement of operations related to the acquisition of Chartex:

(a) Chartex historical amounts have been derived from the unaudited condensed consolidated profit and loss account of Chartex for the nine month period ended September 30, 1995 and 1994, and Chartex's audited historical consolidated profit and loss account for the year ended December 31, 1994.

(b) Chartex Historical amounts included herein reflect adjustments to conform amounts to US GAAP. The differences between UK and US GAAP which give rise to these adjustments in income are as follows:

                                                                     General           Interest
                                                                       and           Expense and
                                                 Cost of Sales    Administrative         Other
                                                 --------------   --------------   ---------------
Additional depreciation and amortization         (Pound) 10,000   (Pound) 24,000
Increase in interest expense on borrowings                                         (Pound)  85,000
Eliminate interest income recorded upon waiver                                             265,000
                                                 --------------   --------------   ---------------
     TOTALS                                      (Pound) 10,000   (Pound) 24,000   (Pound) 350,000
                                                 --------------   --------------   ---------------

See Note 28 to Chartex's Consolidated Financial Statements as of and for the year ended December 31, 1994 for further description of these items.

(c) Adjustments resulting from reduction of depreciation and amortization of property, plant and equipment and intellectual property rights due to revised basis in these assets as a result of application of purchase accounting. Depreciation is calculated on a straight-line basis over the estimated remaining life of the related asset, including 25 years for the manufacturing facility, 8 years for machinery and equipment, 3 years for furniture and fixtures and the remaining average life of the intellectual property (12 1/4 years). Adjustments also include depreciation on equipment purchased from supplier.

    Elimination of net interest expense, including interest expense on Chartex's recorded debt which is being waived/repaid by Stamina and the nonprofit foundation as part of the Chartex acquisition transaction ($3,380,000) net of annual interest expense on debt incurred as part of the purchase price consideration ($60,000) and interest on notes payable issued to a stockholder and an officer/stockholder annual ($260,000) which issuance was, in part, a prerequisite to the Chartex acquisition. Also, includes a reduction in net interest expense as a result of additional interest income of $118,000 on the long-term discounted note receivable which is part of the consideration received in the sale of Holdings.

                         NOTES TO UNAUDITED PRO FORMA
                      STATEMENT OF OPERATIONS--Continued
                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES
                         YEAR ENDED SEPTEMBER 30, 1995


    Adjustments are as follows:

                                                           Depreciation and Amortization
                                                          -------------------------------
                                                                              General         Interest
                                                                                and          Expense and
                                                          Cost of Sales    Administrative       Other
                                                          -------------    --------------    -----------
                                                                         Increase (Decrease)
Reduction in depreciation and amortization due to
 application of purchase accounting:
  Building                                                 $   (77,000)       $ (14,000)
  Machinery and equipment                                   (1,440,000)        (304,000)
  Furniture, fixtures and automobiles                          (77,000)         (14,000)
  Intellectual Property rights                                      --          (92,000)
Adjustments to interest expense:
  Elimination of interest on debt being repaid/waived
   at date of acquisition                                                                    $(3,380,000)
  Interest expense on acquisition debt at 10%                                                     60,000
  Interest expense on notes to stockholder and officer
   at 12%                                                                                        260,000
Interest income on note receivable at 15%. The note is
 part of the consideration in the sale of Holdings                                              (118,000)
                                                           -----------        ---------      -----------
       TOTALS                                              $(1,594,000)       $(424,000)     $(3,178,000)
                                                           ===========        =========      ===========

(d) Eliminate intercompany sales and costs of sales of $2,522,065. The cost of sales elimination does not include any adjustment to defer intercompany profits or losses on sales of product from Chartex to FHC to the extent that product has not been sold to FHC's customers. Any such deferral would only result in an equal and offsetting decrease or increase in FHC's provision for inventory obsolescence reserve.

    Eliminate FHC's accrual of minimum royalties due to Chartex ($2,578,941) and expensing of the prepaid royalty asset ($183,721). The prepaid royalties originated from prior year payments to Chartex and the previous owner of the rights to the female condom. FHC's policy was to expense a pro rata portion of the annual minimum royalty amount until a positive election was made that it no longer wished to remain exclusive or until it was declared nonexclusive by Chartex. There is no corresponding and offsetting elimination of income on Chartex's unaudited historical financial statements for the 12 months ended September 30, 1995 as no income related to minimum and prepaid royalties was recorded.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES
                        SIX MONTHS ENDED MARCH 31,1996

                                      The Female
                                       Health                                    US/UK                                 US GAAP
                                       Company           Chartex                  GAAP                                 Chartex
                                      Historical        Historical            Differences         As Adjusted         Historical
                                     --------------------------------------------------------------------------------------------
                                                         (Pounds)               (Pounds)            (Pounds)
                                                           (a)                     (b)             (a) + (b)
Net revenues                         $   730,508        (Pounds)36,000             (Pounds)0       (Pounds)36,000     $    55,656
Cost of sales                        $ 1,197,455       (Pounds)590,000         (Pounds)3,000      (Pounds)593,000     $   916,778
                                     --------------------------------------------------------------------------------------------
                                     $  (466,947)     ((Pounds)554,000)       ((Pounds)3,000)    ((Pounds)557,000)    $  (861,122)
Operating expenses:
 Selling and distribution            $   797,334       (Pounds)133,000             (Pounds)0      (Pounds)133,000     $   205,618
 General and administrative          $   930,918       (Pounds)437,000         (Pounds)8,000      (Pounds)445,000     $   687,970
 Research and product
  development                        $   154,612         (Pounds)2,000             (Pounds)0        (Pounds)2,000     $     3,092
 Reality exclusivity fees            $        -              (Pounds)0             (Pounds)0            (Pounds)0     $        -
                                     --------------------------------------------------------------------------------------------
                                     $ 1,882,864       (Pounds)572,000         (Pounds)8,000      (Pounds)580,000     $   896,680
                                     --------------------------------------------------------------------------------------------
     LOSS FROM OPERATIONS            $(2,349,811)   ((Pounds)1,126,000)      ((Pounds)11,000)  ((Pounds)1,137,000)    $(1,757,802)
Interest expense net of other non-
 operating income (expense)          $   (89,681)      (Pounds)792,000    ((Pounds)1,600,000)    ((Pounds)808,000)    $(1,249,168
                                     --------------------------------------------------------------------------------------------
     INCOME (LOSS) FROM CONTINUING
            OPERATIONS               $(2,439,492)     ((Pounds)334,000)   ((Pounds)1,611,000)  ((Pounds)1,945,000)    $(3,006,970)
                                     ============================================================================================
Weighted average number of
 common shares outstanding             6,392,732
                                     ===========
 Loss per common share from
 continuing operations               S     (0.38)
                                     ===========

                                      Pro Forma     As Adjusted
                                     Adjustments     Combined
                                     -----------    -----------
                                         (c)
Net revenues                         $        -     $   786,164
Cost of sales                        $  (513,200)   $ 1,601,033
                                     -----------    -----------
                                     $   513,200    $  (814,869)
Operating expenses:
 Selling and distribution            $        -     $ 1,002,952
 General and administrative          $  (110,200)   $ 1,508,688
 Research and product
  development                                       $   157,704
 Reality exclusivity fees            $        -     $        -
                                     -----------    -----------
                                     $  (110,200)   $ 2,669,344
                                     -----------    -----------
     LOSS FROM OPERATIONS            $   623,400    $(3,484,213)
Interest expense net of other non-
 operating income (expense)          $   995,000    $  (343,849)
                                     -----------    -----------
     INCOME (LOSS) FROM CONTINUING
            OPERATIONS               $ 1,618,400    $(3,828,062)
                                     ===========    ===========
Weighted average number of
 common shares outstanding                            6,392,732
                                                    ===========
 Loss per common share from
 continuing operations                              $     (0.60)
                                                    ===========

                         NOTES TO UNAUDITED PRO FORMA
                            STATEMENT OF OPERATIONS
                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES
                        SIX MONTHS ENDED MARCH 31, 1996

Following are the pro forma adjustments which have been reflected in the accompanying unaudited pro forma statement of operations related to the acquisition of Chartex:

(a) Chartex historical amounts include the operating results for the four month period ended January 31, 1996 and have been derived from the unaudited condensed consolidated profit and loss account of Chartex for the nine month period ended September 30, 1995; Chartex's audited historical consolidated profit and loss account for the year ended December 31, 1995; and the unaudited condensed consolidated profit and loss account of Chartex for the one month period ended January 31, 1996. Chartex's operating results for the two month period ended March 31, 1996 are consolidated within The Female Health Company Historical unaudited interim operating results.

(b) Chartex Historical amounts included herein reflect adjustments to conform amounts to US GAAP. The differences between UK and US GAAP which give rise to these adjustments in income are as follows:

                                                                          General            Interest
                                                                            and             Expense and
                                                     Cost of Sales     Administrative          Other
                                                    ---------------    --------------    -----------------
    Additional depreciation and amortization        (Pounds)  3,000    (Pounds)8,000
    Increase in interest expense on borrowings                                           (Pounds)   29,000
    Eliminate interest income recorded upon waiver                                               1,571,000
                                                    ---------------    -------------     -----------------
          TOTALS                                    (Pounds)  3,000    (Pounds)8,000     (Pounds)1,600,000
                                                    ===============    =============     =================

    See Note 28 to Chartex's Consolidated Financial Statements as of and for the year ended December 31, 1995 for further description of these items.

(c) Adjustments resulting from reduction of depreciation and amortization of property, plant and equipment and intellectual property rights due to revised basis in these assets as a result of application of purchase accounting. Depreciation is calculated on a straight-line basis over the estimated remaining life of the related asset, including 25 years for the manufacturing facility, 8 years for machinery and equipment, 3 years for furniture and fixtures and the remaining average life of the intellectual property (12 1/4 years). Adjustments also include depreciation on equipment purchased from supplier.

    Elimination of net interest expense, including interest expense on Chartex's recorded debt which is being waived/repaid by Stamina and the nonprofit foundation as part of the Chartex acquisition transaction ($1,095,000) net of interest expense for six months on debt incurred as part of the purchase price consideration ($30,000) and interest on notes payable issued to a stockholder and an officer/stockholder ($130,000) which issuance was, in part, a prerequisite to the Chartex acquisition. Also, includes a reduction in net interest expense as a result of additional interest income of $60,000 on the long-term discounted note receivable which is part of the consideration received in the sale of Holdings.

                         NOTES TO UNAUDITED PRO FORMA
                      STATEMENT OF OPERATIONS--Continued
                  THE FEMALE HEALTH COMPANY AND SUBSIDIARIES
                        SIX MONTHS ENDED MARCH 31, 1996


    Adjustments are as follows:

                                                           Depreciation and Amortization
                                                           ------------------------------
                                                                              General         Interest
                                                                                and          Expense and
                                                          Cost of Sales    Administrative       Other
                                                          -------------    --------------    -----------
                                                                        Increase (Decrease)
Reduction in depreciation and amortization due to
 application of purchase accounting:
  Building                                                  $      --        $ (35,600)
  Machinery and equipment                                    (513,200)         (43,300)
  Furniture, fixtures and automobiles                              --          (11,700)
  Intellectual Property Rights                                     --          (19,600)
Adjustments to interest expense:
  Elimination of interest on debt being repaid/waived
   at date of acquisition                                                                    $(1,095,000)
  Interest expense on acquisition debt at 10%                                                     30,000
  Interest expense on notes to stockholder and officer
   at 12%                                                                                        130,000
Interest income on note receivable at 15%. The note is
 part of the consideration in the sale of Holdings                                               (60,000)
                                                            ---------        ---------       -----------
       TOTALS                                               $(513,200)       $(110,200)      $  (995,000)
                                                            =========        =========       ===========

                  CHARTEX RESOURCES LIMITED
                  AND SUBSIDIARY

                  CONSOLIDATED FINANCIAL STATEMENTS

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

Consolidated financial statements



Contents                                      Page

  Statement of directors' responsibilities    1

  Independent auditors' report                2

  Consolidated profit and loss account        3

  Consolidated balance sheet                  4

  Consolidated cash flow statement            5

  Notes                                       6-32


CHARTEX RESOURCES LIMITED AND SUBSIDIARY

Statement of directors' responsibilities


United Kingdom company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the group, and of the profit or loss for that period. In preparing those financial statements the directors are required to

  .     select suitable accounting policies and then apply them consistently;

  .     make judgements and estimates that are reasonable and prudent;

  . state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements.

  The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the group and to prevent and detect fraud and other irregularities. The directors are also responsible for preparing the financial statements in accordance with the assumptions made regarding the appropriateness of the going concern basis, which is referred to in the basis of preparation note on pages 6 and 7.

  Independent auditors' report

  The Board of Directors and Shareholders of Chartex Resources Limited

  We have audited the accompanying consolidated balance sheets of Chartex Resources Limited and its subsidiary ("the group") as of 31 December 1995 and 1994, and the related consolidated profit and loss accounts and statements of cash flows for each of the years in the three year period ended 31 December 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the group as of 31 December 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three year period ended 31 December 1995, in conformity with generally accepted accounting principles in the United Kingdom.

  The accompanying consolidated financial statements have been prepared assuming that the group will continue as a going concern. As discussed in Note 1, the group has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Note 1 also provides details of the directors' plans in regard to these matters. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results from operations for each of the years in the three year period ended 31 December 1995 and shareholders' equity as of 31 December 1995 and 1994, to the extent summarised in Note 28 to the consolidated financial statements.



  KPMG                                                             18 April 1996
  Chartered Accountants
  Registered Auditors
  London
  England

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

Consolidated profit and loss account
for the years ended 31 December 1995, 1994 and 1993


                                                Note         1995          1994          1993
                                                      (Pounds)000   (Pounds)000   (Pounds)000

TURNOVER                                           2          428         5,613         1,210
Cost of sales                                      3       (1,805)       (4,539)       (8,065)
                                                          -------       -------       -------

GROSS (LOSS)/PROFIT                                        (1,377)        1,074        (6,855)
Marketing and distribution costs                   3         (753)       (1,436)       (2,418)
Administrative expenses                            3       (1,792)       (1,954)       (4,157)
Other operating income                                          -             -            25
                                                          -------       -------       -------

OPERATING LOSS                                             (3,922)       (2,316)      (13,405)
Interest receivable and similar income             6           17            66            36
Interest payable and similar charges               7       (2,286)       (1,808)       (1,912)
Interest waived                                    7        1,446         1,909             -
                                                          -------       -------       -------

LOSS ON ORDINARY ACTIVITIES BEFORE AND AFTER
TAXATION                                         2-8       (4,745)       (2,149)      (15,281)
                                                          =======       =======       =======

A statement of movements on reserves is given in note 18.

The results for the three years all arise from continuing operations. There are no recognised gains or losses in either the current or prior years other than those included in the profit and loss account.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

Consolidated balance sheet
at 31 December 1995 and at 31 December 1994

                                                            Note             1995                        1994
                                                                  (Pounds)000   (Pounds)000   (Pounds)000   (Pounds)000
FIXED ASSETS
Intangible assets                                              9                      1,593                       1,725
Tangible assets                                               10                      6,522                       7,999
                                                                                   --------                    --------
                                                                                      8,115                       9,724

CURRENT ASSETS
Stocks                                                        11          428                         509
Debtors                                                       12          161                         896
Cash at bank and in hand                                                  224                         875
                                                                     --------                    --------
                                                                          813                       2,280

CREDITORS: amounts falling
   due within one year                                        13      (26,530)                    (23,548)
                                                                     --------                    --------
NET CURRENT LIABILITIES                                                             (25,717)                    (21,268)
                                                                                   --------                    --------

TOTAL ASSETS LESS CURRENT LIABILITIES                                               (17,602)                    (11,544)

CREDITORS: amounts falling
   due after more than one year                               14                     (7,000)                     (8,375)
PROVISIONS FOR LIABILITIES AND CHARGES                        15                       (162)                       (200)
                                                                                   --------                    --------

NET LIABILITIES                                                                     (24,764)                    (20,119)
                                                                                   ========                    ========

CAPITAL AND RESERVES
Called up share capital                                       17                      6,000                       6,000
Share premium                                                 18                     11,575                      11,575
Capital contribution reserve                                  18                        735                         635
Profit and loss account                                       18                    (43,074)                    (38,329)
                                                                                   --------                    --------

SHAREHOLDERS' DEFICIT                                         19                    (24,764)                    (20,119)
                                                                                   ========                    ========

These financial statements were approved by the board of directors on 18 April 1996, and signed on its behalf by:



M POPE
Director

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

Consolidated cash flow statement
for the years ended 31 December 1995, 1994 and 1993

                                                       Note         1995          1994          1993

                                                             (Pounds)000   (Pounds)000   (Pounds)000

NET CASH OUTFLOW FROM OPERATING ACTIVITIES               22       (2,098)       (1,219)       (9,726)

RETURN ON INVESTMENTS AND SERVICING OF FINANCE
   Interest received                                                  17            32            36
   Interest paid                                                    (986)         (741)       (1,494)
                                                                 -------       -------       -------

NET CASH OUTFLOW FROM RETURNS ON INVESTMENT AND
 SERVICING OF FINANCE                                               (969)         (709)       (1,458)

INVESTING ACTIVITIES
   Purchase of tangible fixed assets                                  (7)         (116)         (744)
   Purchase of intangible fixed assets                                 -            (1)         (177)
   Disposal of tangible fixed assets                                  18           545            29
                                                                 -------       -------       -------

NET CASH INFLOW/(OUTFLOW) FROM INVESTING ACTIVITIES                   11           428          (892)
                                                                 -------       -------       -------

NET CASH OUTFLOW BEFORE FINANCING                                 (3,056)       (1,500)      (12,076)



FINANCING
   Proceeds from rights issue                            23            -             -         2,000
   Capital contributions received                        23          100           635             -
   Subordinated and other loans                          23        2,206         2,554         9,200
   Repayment of long-term loans                          23            -        (1,125)       (2,000)
                                                                 -------       -------       -------

NET CASH INFLOW FROM FINANCING                                     2,306         2,064         9,200
                                                                 -------       -------       -------

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS         24         (750)          564        (2,876)
                                                                 =======       =======       =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY


NOTES
(forming part of the consolidated financial statements)


  1  ACCOUNTING POLICIES

     The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the consolidated financial statements of Chartex Resources Limited ("the company") and subsidiary (together referred to as "the group").

     BASIS OF PREPARATION

     The consolidated balance sheets of the group as of 31 December 1995 and 1994 and the related consolidated profit and loss account and cash flow statement for each of the three years ended 31 December 1995, 1994 and 1993, are not the company's statutory accounts for these financial years. Statutory accounts for the years ended 31 December 1995, 1994 and 1993 have been delivered to the registrar of companies for England and Wales. The auditors, KPMG, have reported on the statutory accounts for these financial years; these reports were unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

     The consolidated financial statements have been prepared in accordance with applicable accounting standards generally accepted in the United Kingdom and under the historical cost accounting rules.

     The financial statements have been prepared on the going concern basis which assumes that the company and its subsidiary will continue to trade. The validity of this assumption is dependant upon future sales of the group's product generating positive cash flows and, in the meantime, on the company's ability to obtain adequate funding to enable the company and its subsidiary to pay their debts as they fall due. The going concern assumption is subject to considerable uncertainty because:

     . the group has yet to trade profitably and has incurred significant recurring losses resulting in a net capital deficiency;

     . current liabilities exceed current assets by (Pounds)25,717,000 as at 31 December 1995;

     . the group was acquired with effect from 1 February 1996 by its new parent company, The Female Health Company ("FHC"). Although completion of this transaction resulted in the elimination of approximately (Pounds)31 million of the group's borrowings, the enlarged group currently has insufficient financial resources to enable it to meet its estimated working capital requirements for the foreseeable future;

     . until such time as positive cash flows are generated from sales, FHC is considering a number of proposed actions in order to raise the finance required to enable the enlarged group to continue trading in the meantime. In order to secure the required finance, it is anticipated that any combination of potential actions to raise finance would need to include the raising of new equity capital by FHC;

  CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  1     ACCOUNTING POLICIES (continued)

        BASIS OF PREPARATION (continued)

        . FHC has raised $1 million through the issue of debt securities since 1 February 1996 and the group has received an offer of a regional assistance development grant in the amount of (Pounds)480,000, the receipt of which is subject to the fulfilment of certain conditions. FHC is currently seeking to raise approximately $5 million from a proposed offering of new equity shares. FHC may also need to extend a $1 million bridging loan from a stockholder which is due for repayment on 20 November 1996 and the company may need to refinance the mortgage loan of (Pounds)1,062,500 (refer to note 13) which is repayable by 31 October 1996. Another potential source of finance would include the discounting of trade debtors by FHC;

        . the directors have prepared projections of future cash flows. Although the margin shown by these projections is not large, on the basis of these projections, and on the assumption that the proposed offering raises approximately $5 million and that the loans referred to above can be renewed or replaced, the directors consider it appropriate to adopt the going concern basis in preparing the financial statements; and

        . the directors of both the company and FHC believe that the group will be able to trade profitably in the future and, in the meantime, are confident that FHC will be able to raise the finance required to provide the group with the necessary funds to enable it to continue trading for the foreseeable future. However, in the event that it becomes clear that this will not be possible, and in the absence of the possibility of securing adequate funds from alternative sources at that time, the directors would have to consider winding up the group.

        If the group were to be wound up, adjustments would have to be made in the consolidated financial statements to reduce the value of assets to their recoverable amount, to provide for any further liabilities that may arise and to reclassify fixed assets and long term liabilities as current assets and liabilities.

        BASIS OF CONSOLIDATION

        The financial statements for the group consolidate the accounts of Chartex Resources Limited and its subsidiary, Chartex International PLC.

        Transactions between the company and its subsidiary have been eliminated in arriving at the consolidated financial statements.

        The group's parent company during the year, Stamina Investments Limited ("Stamina"), does not prepare consolidated financial statements (refer to note 26).

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

1       ACCOUNTING POLICIES (continued)

        TANGIBLE FIXED ASSETS AND DEPRECIATION

        Depreciation is provided by the group to write off the cost less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:


Freehold buildings                              -  2% straight line
Leasehold buildings                             -  life of lease
Leasehold improvements                          -  10% straight line
Furniture, fixtures and
 fittings                                       -  10% straight line
Office equipment                                -  25% straight line
Motor vehicles                                  -  25% reducing balance
Plant and machinery                             -  10% to 20% straight line from the date of becoming
                                                   operational


        INTELLECTUAL PROPERTY RIGHTS

        Intellectual property rights purchased by the group are capitalised and amortised in equal instalments over the remaining unexpired average life of the relevant patents. The remaining unexpired average life of the intellectual property rights as at 31 December 1995 was 12 years (1994:
        13 years; 1993: 14 years).

        FOREIGN CURRENCIES

        Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the profit and loss account.

        OPERATING LEASES

        Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the life of the lease.

        RESEARCH AND DEVELOPMENT EXPENDITURE

        Expenditure on research and development is written off against profits in the year in which it is incurred, with the exception of costs which had been incurred in the development of production equipment (refer to note 10).

        STOCKS

        Stocks are stated at the lower of cost and net realisable value.

        TAXATION

        The charge for taxation is based on the result for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

1       ACCOUNTING POLICIES (continued)

        TURNOVER

        Turnover includes amounts (excluding valued added tax) derived from the provision of goods and services to third party customers during the year and amounts receivable under licensing agreements.

        DEFERRED INCOME

        Deferred income represents those amounts, paid by the group's US distributor, FHC, to secure their exclusive distribution rights in certain countries, which can be treated as prepaid against royalty payments that may arise in the future. Deferred income is released to the profit and loss account as and when sales in the countries concerned exceed a specified level and royalty income becomes due. Deferred income included in the balance sheet is revalued in accordance with the accounting policy on foreign currencies.

2      TURNOVER AND RESULTS

       Turnover consists of the following:

                                                      1995                  1994         1993
                                               (Pounds)000           (Pounds)000  (Pounds)000

       Sales of product                                428                 3,612          823

       Amounts receivable under licence agreements       -                 2,001          387
                                                   -------               -------      -------
                                                       428                 5,613        1,210
                                                   =======               =======      =======

        A geographical analysis of turnover and results has not been provided because in the opinion of the directors such disclosure would be seriously prejudicial to the interests of the group.

        Sales of product relate to sales of female condoms marketed under the trademarks femidom(R), femy(R) and reality(R).

        The amounts receivable under licence agreements represent payments made by FHC in order to secure and maintain exclusive rights to distribute the group's products in certain countries including the US, Canada and Mexico. In 1995, FHC opted not to renew its exclusive distribution rights.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

3    LOSS ON ORDINARY ACTIVITIES BEFORE AND AFTER TAXATION

     Loss on ordinary activities before and after taxation is stated after charging/(crediting):

                                                             1995          1994         1993

                                                      (Pounds)000   (Pounds)000   (Pounds)000
     Auditors' remuneration:

      Audit                                                    40            65            92

      Other services                                           12            75           184

     Depreciation of tangible fixed assets                  1,464         1,483         2,294

     Loss on disposal of fixed assets                           2            10             3

     Exchange (gains)/losses                                   23           (34)           48

     Amortisation of intangible fixed assets                  132           132           127

     Hire of plant and machinery - operating leases            13            20            21

     Hire of other assets - operating leases                    -             -           207

     Research and development costs                             -             -             -

     Exceptional items
          - waiver of interest payable                     (1,446)       (1,909)            -
          - write down of plant and machinery                   -            75         2,776
          - costs associated with the vacation of
            leasehold premises                                  -             -           565
                                                          =======       =======       =======

     EXCEPTIONAL ITEMS

     The waiver of interest payable is included in net interest payable and similar charges (refer to note 7).

     The write down of plant and machinery in 1993 was in respect of a permanent diminution in the carrying value of production equipment.
     This arose from the fact that once the development of certain production facilities had been completed, the directors reassessed the future economic benefit to be derived from these assets by the business with reference to the cost of the equipment purchased, the productive capacity thus acquired, its expected useful life and the then current sales forecast.

     The write down of plant and machinery in 1993 is included in the profit and loss account under cost of sales (see over).

     The costs associated with the vacation of leasehold premises in 1993 consisted of a provision of (Pounds)450,000 in respect of the estimated future net cost arising from the group's obligations under the relevant leases, together with an amount of (Pounds)115,000 which represented the net book value of leasehold improvements and certain items classified under furniture and office equipment which were no longer of use to the business following the decision to vacate its leasehold premises. These items have been included under administrative expenses in the profit and loss account.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

3       LOSS ON ORDINARY ACTIVITIES BEFORE AND AFTER TAXATION (continued)

        COST OF SALES

        The cost of sales figure includes both expenditure related to sales made during the year and non sales related production expenditure.

        In 1993 the group was at an early stage of development, therefore significant direct and indirect costs were incurred in relation to the production process which were not attributable to the cost of sales made during the year. Typically such costs were incurred in connection with the manufacture of products not for sale, the development and testing of production equipment and the provision of production facilities which were not fully utilised. In 1994 and 1995, such expenditure continued to be incurred, particularly as a result of idle production capacity.

        In the circumstances, the only way in which cost of sales could be analysed into these two categories of expenditure would be to necessarily adopt an arbitrary basis of allocation. Accordingly, the cost of sales figure has not been analysed between expenditure related to sales and non sales related production expenditure as to do so is neither practical nor meaningful.

4       REMUNERATION OF DIRECTORS

                                              1995                 1994                  1993
                                       (Pounds)000          (Pounds)000           (Pounds)000

        Directors' emoluments                  389                  287                   250
                                           =======               =======               ======

        There were no pension contributions made on behalf of directors. Included in directors' emoluments for 1993 is (Pounds)66,680 paid to Pagac & Associates, in which Mr Pagac, a director during 1993, had an interest.

        The emoluments of the chairman and highest paid director were (Pounds)186,443 (1994:(Pounds)185,502 1993:(Pounds)67,822 chairman, of which (Pounds)36,834 related to the chairman appointed for the period 1 January 1993 to 31 October 1993 and (Pounds)30,988 related to the chairman appointed for the period 1 November 1993 to 31 December 1993; (Pounds)76,756 highest paid director).

Chartex Resources Limited and Subsidiary

4    REMUNERATION OF DIRECTORS (continued)

     The emoluments of the directors of the company (including the chairman and highest paid director) were within the following ranges:

                                                             Number of Directors
                                                  1995         1994         1993

     (Pounds)5,001   -  (Pounds)10,000               -            1            -

     (Pounds)10,000  -  (Pounds)15,000               1            -            -

     (Pounds)15,001  -  (Pounds)20,000               -            1            -

     (Pounds)25,001  -  (Pounds)30,000               -            -            1

     (Pounds)30,001  -  (Pounds)35,000               -            -            1

     (Pounds)40,001  -  (Pounds)45,000               1            -            1

     (Pounds)70,001  -  (Pounds)75,000               1            -            1

     (Pounds)75,001  -  (Pounds)80,000               1            1            1

     (Pounds)185,001 -  (Pounds)190,000              1            1            -


5    Staff numbers and costs

     The average number of persons employed by the group (including directors) during the year, analysed by category, was as follows:

                                                             NUMBER OF EMPLOYEES
                                                  1995         1994         1993

     Management                                      5            3            5

     Administration                                  8            9           13

     Marketing                                       2            5            8

     Production                                     25          108           92
                                               _______      _______      _______

                                                    40          125          118
                                               =======      =======      =======

     The aggregate payroll costs of these persons were as follows:

                                                  1995         1994         1993

                                           (Pounds)000  (Pounds)000  (Pounds)000


     Wages and salaries                            706        2,017        2,133

     Social security costs                         126          232          261
                                               _______      _______      _______

                                                   832        2,249        2,394
                                               =======      =======      =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

6    INTEREST RECEIVABLE AND SIMILAR INCOME

                                                       1995           1994          1993
                                                (Pounds)000    (Pounds)000   (Pounds)000
     Interest on short term bank deposits                17             32            36
     Exchange gains (net)                                 -             34             -
                                                    -------        -------       -------
                                                         17             66            36
                                                    =======        =======       =======

7    NET INTEREST PAYABLE AND SIMILAR CHARGES

                                                       1995           1994          1993
                                                (Pounds)000    (Pounds)000   (Pounds)000
     On bank loans, and other loans wholly
     repayable within five years                        840            619           835
     On all other loans                                   -            115           194
     Interest on subordinated loan stock              1,446          1,074           835
                                                     ------         ------        ------
                                                      2,286          1,808         1,864

     Less interest on subordinated loan stock
      waived by Stamina                              (1,446)        (1,909)            -

     Exchange losses (net)                                -              -            48
                                                    -------        -------       -------
                                                        840           (101)        1,912
                                                    =======        =======       =======

     On 1 February 1996 and on 1 March 1995, Stamina agreed to waive the repayment of all interest payable by the group on the subordinated loan stock accruing to 31 December 1995 and 31 December 1994 respectively.


8    TAXATION

     There is no charge to taxation as the group has tax losses amounting to approximately (Pounds)39 million (1994: (Pounds)35 million;
     1993: (Pounds)31 million) available to be carried forward and set off against future taxable profits.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

9    INTANGIBLE FIXED ASSETS

                                                           INTELLECTUAL
                                                        PROPERTY RIGHTS
                                                            (Pounds)000
     COST
     At 31 December 1993                                          2,293
     Additions                                                        1
                                                                _______

     At 31 December 1994                                          2,294
     Additions                                                        -
                                                                _______

     At 31 December 1995                                          2,294
                                                                _______

     AMORTISATION
     At 31 December 1993                                            437
     Charged in year                                                132
                                                                _______

     At 31 December 1994                                            569
     Charged in year                                                132
                                                                _______

     At 31 December 1995                                            701
                                                                _______

     NET BOOK VALUE
     AT 31 DECEMBER 1995                                          1,593
                                                                =======

     At 31 December 1994                                          1,725
                                                                =======

     At 31 December 1993                                          1,856
                                                                =======

     The additions to intellectual property rights are costs in respect of legal and professional fees incurred in connection with filing and registering patents and trademarks.

Chartex Resources Limited and Subsidiary

10   TANGIBLE FIXED ASSETS


                         LAND AND    PLANT AND       MOTOR       IMPROVEMENTS  TOTAL
                        BUILDINGS    MACHINERY      VEHICLES,      TO OFFICE
                                                 FURNITURE AND    LEASEHOLD
                                                      OFFICE       PREMISES
                                                    EQUIPMENT
                       (Pounds)000  (Pounds)000   (Pounds)000    (Pounds)000   (Pounds)000

COST OR VALUATION
At 31 December 1993       5,398        10,109         998             140         16,645
Additions                    --           102          14              --            116
Disposals                  (508)           --        (124)             --           (624)
Fully depreciated
  assets written off         --        (3,807)       (138)           (140)        (4,085)
                          -----        ------       ------           -----        ------
At 31 December 1994       4,898         6,404          750              --        12,052
Additions                    --            --            7              --             7
Disposals                    --            --          (45)             --           (45)
                          -----        ------       ------           -----        ------
At 31 December 1995       4,898         6,404          712              --        12,014
                          -----        ------       ------           -----        ------

DEPRECIATION AND
DIMINUTION IN VALUE
At 31 December 1993         299         5,705          580            140          6,724
Charge for year              98         1,265          120             --          1,483
On disposals                 --            --          (69)            --            (69)
Fully depreciated
  assets written off         --        (3,807)        (138)          (140)        (4,085)
                          -----        ------       ------           -----        ------
At 31 December 1994         397         3,163          493             --          4,053
Charge for year              98         1,270           96             --          1,464
On disposals                 --            --          (25)            --            (25)
                          -----        ------       ------           -----        ------
At 31 December 1995         495         4,433          564             --          5,492
                          -----        ------       ------           -----        ------

NET BOOK VALUE
AT 31 DECEMBER 1995       4,403         1,971          148             --          6,522
                          =====        ======       ======           =====        ======
At 31 December 1994       4,501         3,241          257             --          7,999
                          =====        ======       ======           =====        ======
At 31 December 1993       5,099         4,404          418             --          9,921
                          =====        ======       ======           =====        ======

Included in plant and machinery at cost as at 31 December 1994 and 1995 is (Pounds)49,000 (1993: (Pounds)nil); which relates to assets in the course of construction which have not yet been depreciated.

Included in the cost of plant and machinery above are amounts in respect of the design and development of production equipment.

Details of the exceptional write down in 1993 are provided in note 3.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

11         STOCKS
                                                                            1995                1994
                                                                     (Pounds)000         (Pounds)000

           Raw materials and consumables                                     418                 413
           Work in progress                                                    7                  88
           Finished goods and goods for resale                                 3                   8
                                                                         -------             -------
                                                                             428                 509
                                                                         =======             =======


12         DEBTORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
                                                                            1995                1994
                                                                     (Pounds)000         (Pounds)000

           Trade debtors                                                      50                 572
           Amounts owed by Stamina                                             -                  62
           Other debtors                                                      63                 156
           Prepayments and accrued income                                     48                 106
                                                                         -------             -------
                                                                             161                 896
                                                                         =======             =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  13    CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                  1995         1994
                                                               (Pounds)000  (Pounds)000

        Bank loans and overdrafts (refer also to note 14)         4,474        3,000
        Subordinated loan stock and other loans from Stamina     20,895       18,689
        Trade creditors                                             202          346
        Other creditors including taxation and
          social security:
            Other taxes & social security                            28           66
            Other creditors                                           8            5
        Accruals and deferred income                                923        1,442
                                                                 ------       ------
                                                                 26,530       23,548
                                                                 ======       ======

        BANK LOANS AND OVERDRAFTS

        Included above is a bank loan of (Pounds)3,000,000 which was secured by a fixed charge over the freehold premises and by a floating charge over the undertakings and assets of the company and which was guaranteed by the subsidiary. The repayment date for this loan had been 31 December 1994, but the bank had agreed in principle to extend the repayment date pending completion of the acquisition of the group. This loan was repaid in full on 1 February 1996 on the company's behalf by the provider of finance ("the third party provider of finance") to Stamina in accordance with the conditions relating to completion of the acquisition of the group.

        Included in the above figure as at 31 December 1995, is an amount of (Pounds)1,375,500 being a mortgage loan secured on the group's freehold premises which incurred interest at a rate equivalent to LIBOR plus 1.125%. During 1995, the bank notified the company that it was in breach of certain conditions to the loan, such that the loan became repayable in full on demand. However, this was subject to negotiations in respect of a new mortgage facility, which were concluded on 1 February 1996 when the group was acquired by FHC. A scheduled repayment of (Pounds)312,500 was made in January 1996. Under the new facility, the balance of this loan of (Pounds)1,062,500 is repayable in full on 31 October 1996 and interest is payable at a rate equivalent to LIBOR plus 2.25%. As at 31 December 1994, all of this loan was disclosed as being due after more than one year in accordance with the repayment terms of the original mortgage facility.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  13    CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR (continued)

        LOANS FROM STAMINA

        As at 31 December 1995, this amount included (Pounds)20,515,552 in respect of subordinated loan stock and (Pounds)379,000 in respect of other loans (1994:(Pounds)18,689,000 of subordinated loan stock). The subordinated loan stock was unsecured and subordinated only to the bank loans. Interest on the subordinated loans accrued at a rate equivalent to LIBOR plus 1% but has been waived by Stamina (refer to note 7). No interest accrued on the other loans.

        On 1 February 1996 the company was released from any liability in respect of these loans from Stamina as part of the conditions relating to completion of the acquisition of the group.

        ACCRUALS AND DEFERRED INCOME

        Included in accruals and deferred income is an amount in respect of prepaid royalties of approximately (Pounds)750,000 (1994:(Pounds)750,000) which would be amortised and released to the profit and loss account in future years, as and when sales in certain countries exceed a specified level (refer to note 1). At present it is not possible to determine how much would be amortised within one year and how much after more than one year.

        The deferred income arose from payments made by FHC, under licence agreements to distribute the group's products in certain countries. Following the acquisition of the group by FHC, it is unclear as to whether these licence agreements will be continued.


  14    CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                         1995         1994
                                  (Pounds)000  (Pounds)000
        Bank loans and overdrafts       7,000        8,375
                                        =====        =====

        The above loan of (Pounds)7,000,000 was secured by a fixed charge over the freehold premises and by a floating charge over the assets and undertakings of the company, and was secured by the subsidiary. It was due for repayment on 30 May 1997 and interest accrued at a rate equivalent to 0.5% over the bank's cost of funding.

        On 1 February 1996 this loan was repaid on the group's behalf by the third party provider of finance in accordance with the conditions relating to completion of the acquisition of the group.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  15    PROVISIONS FOR LIABILITIES AND CHARGES

        Analysis of movement on the provision in respect of vacated leasehold premises:



                                       (Pounds)000

        At 31 December 1993                 450
        Utilised during the year           (202)
        Released during the year            (48)
                                           ----
        At 31 December 1994                 200
        Utilised during 1995                (38)
                                           ----

        At 31 December 1995                 162
                                           ====

  16    DEFERRED TAXATION

        No amounts have been provided for deferred taxation. The extent of potential unprovided deferred tax assets/(liabilities) is as follows:

                                            1995          1994
                                      Unprovided    Unprovided
                                          asset/        asset/
                                     (liability)   (liability)
                                     (Pounds)000   (Pounds)000
        Difference between
         accumulated depreciation
         and amortisation and
         capital allowances                  219           231
        Other timing differences            (101)          (38)
                                            ----           ---

                                             118           193
        Unrelieved losses                      -             -
                                            ----           ---

                                             118           193
                                            ====           ===

        In addition to the above timing differences, for which no asset has been recognised in the financial statements, the group has significant tax losses (refer note 8).

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  17    CALLED UP SHARE CAPITAL

                                                                            1995         1994
                                                                     (Pounds)000  (Pounds)000
        Authorised
        Ordinary shares of (Pounds)1 each                                 13,000       13,000
                                                                          ======       ======

        Allotted, called up and fully paid
        6,000,200 (1994:6,000,200) ordinary shares of (Pounds)1 each       6,000        6,000
                                                                          ======       ======

        As at 31 December 1994 and 1995, the third party provider of finance to Stamina held an option to subscribe for a number of new shares in the company for a maximum aggregate consideration of (Pounds)7 million exercisable at any time up to 31 May 1998. The number of shares would have been such that upon exercise of the option, together with an existing option for the purchase from Stamina of 240,000 shares, the provider of finance would own 54% of the total enlarged share capital of the company.

        On 1 February 1996 the third party provider of finance relinquished its rights to subscribe for, and acquire, shares in the company under the above options in accordance with the conditions relating to completion of the acquisition of the group.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  18    RESERVES

                                              Profit and loss             Share        Capital
                                                                        premium   contribution
                                                 (Pounds)000        (Pounds)000    (Pounds)000

        At 31 December 1993                          (36,180)            11,575              -

        Retained loss for the year                    (2,149)                 -              -
        Issue of shares during the year                    -                  -            635
                                                     -------             ------            ---

        At 31 December 1994                          (38,329)            11,575            635
        Retained loss for the year                    (4,745)                 -              -
        Capital contributions received from the
         third party provider of finance                   -                  -            100
                                                     -------             ------            ---

        At 31 December 1995                          (43,074)            11,575            735
                                                     =======             ======            ===

        The capital contribution reserve is a distributable reserve.

  19    RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' DEFICIT

                                                      1995           1994
                                               (Pounds)000    (Pounds)000

        LOSS FOR THE FINANCIAL YEAR                 (4,745)        (2,149)
        Capital contributions received from the
         provider of finance                           100            635
        New share capital subscribed
         (refer to note 17)                              -              -
                                                   -------        -------

        NET INCREASE IN SHAREHOLDERS'
         DEFICIT                                    (4,645)        (1,514)
        Opening shareholders' deficit              (20,119)       (18,605)
                                                   -------        -------

        CLOSING SHAREHOLDERS' DEFICIT              (24,764)       (20,119)
                                                   =======        =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  20    COMMITMENTS

                                                                        1995         1994
                                                                 (Pounds)000  (Pounds)000
        Capital expenditure authorized but
         not yet contracted for                                            -            -
                                                                        =====       =====
                                                                         1995        1994
                                                                  (Pounds)000 (Pounds)000
        At the year end the group had annual commitments under
         non-cancellable operating leases as follows:

        Land and buildings
        Operating leases which expire:
         within one year                                                   -            -
         from two to five years                                           80           80
                                                                       -----        -----
                                                                          80           80
                                                                       =====        =====

        Other
        Operating leases which expire:
         within one year                                                   2            3
         from two to five years                                            2            5
                                                                       -----        -----

                                                                           4            8
                                                                       =====        =====

        The above disclosure includes gross rentals payable in respect of leasehold premises which have been sublet. Full provision has been made for future net rentals payable in respect of these premises (refer to note 15).


  21    CONTINGENT LIABILITIES

        The group has guaranteed the repayment of loans made to Stamina. Details are provided in note 27.

        The group was in breach of an agreement with a third party ("the supplier") for the supply of raw materials in so far as it has failed to purchase the minimum volume of materials as stipulated by the terms of the agreement.

        Subsequent to the year end, a termination agreement has been negotiated, which was confirmed on 1 February 1996. As a result of this agreement the existing agreement has been terminated and new arrangements are in place under which the group is committed to acquire plant and equipment from the supplier for total consideration of (Pounds)430,000. The equipment is to be purchased in two stages, on 1 April 1996 and on 1 January 1997. Payment will be made in three instalments. The first payment of (Pounds)100,000 was made on 1 February 1996, with payments of (Pounds)200,000 and (Pounds)130,000 to be made on 29 April 1996 and 1 January 1997 respectively.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  22 RECONCILIATION OF OPERATING LOSS TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES

                                                               1995          1994          1993
                                                        (Pounds)000   (Pounds)000   (Pounds)000

        Operating loss                                       (3,922)       (2,316)      (13,405)
        Depreciation charge                                   1,464         1,483         2,294
        Amortisation charge                                     132           132           127
        Write-down of fixed assets (refer to note 3)              -             -         2,891
        Loss on disposal of tangible fixed assets                 2            10             3
        Decrease/(increase) in stocks                            81            83           (23)
        Decrease/(increase) in debtors:
           - gross increase                                     673          (481)        1,330
           - debtor assigned to parent
             undertaking (refer to note 27)                       -             -          (390)
        (Decrease)/increase in creditors                       (552)           84        (2,775)
        (Increase)/decrease in balance due from
         Stamina                                                 62             2          (180)
        (Decrease)/increase in provisions                       (38)         (250)          450
        Exchange gain/(loss)                                      -            34           (48)
                                                            -------       -------       -------

        Net cash outflow from operating activities           (2,098)       (1,219)       (9,726)
                                                            =======       =======       =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  23    ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

                                             Share capital      Subordinated          Bank         Capital
                                                (inc share        loan stock         loans   contributions
                                                  premium)   and other loans
                                                                from Stamina
                                               (Pounds)000       (Pounds)000   (Pounds)000     (Pounds)000

        Balance at 1 January 1993                    6,000            16,900        14,500               -
        Subordinated loan stock issued                   -             9,200             -               -
        Subordinated loan stock
         cancelled on the assignment
         of a debtor (refer to note 22)                  -              (390)            -               -
        Rights issue                                 2,000                 -             -               -
        Repayment of long-term loan
         out of proceeds of rights
         issued                                          -                 -        (2,000)              -
        Conversion of subordinated
         loans to share capital                      9,575            (9,575)            -               -
                                                    ------            ------        ------          ------

        Balance at 31 December 1993                 17,575            16,135        12,500
        Subordinated loan stock issued                   -             2,554             -               -
        Capital contributions received
         from the third party provider
         of finance                                      -                 -             -             635
        Repayment of mortgage loan                       -                 -        (1,125)              -
                                                    ------            ------        ------          ------

        Balance at 31 December 1994                 17,575            18,689        11,375             635
        Subordinated loan stock issued                   -             1,827             -               -
        Other loans from Stamina                         -               379             -               -
        Capital contributions received
         from the third party provider of
         finance                                         -                 -             -             100
                                                    ------            ------        ------          ------

        Balance at 31 December 1995                 17,575            20,895        11,375             735
                                                    ======            ======        ======          ======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  23    ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR (continued)

                                                           1995         1994         1993
                                                    (Pounds)000  (Pounds)000  (Pounds)000

        Financing is represented by:
        Share capital (inc share premium)               17,575       17,575       17,575
        Subordinated loan stock and other loans
         from stamina                                   20,895       18,689       16,135
        Bank loans                                      11,375       11,375       12,500
        Capital contributions                              735          635            -
                                                         ------       ------       ------

                                                         50,580       48,274       46,210
                                                         ======       ======       ======

  24    ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS

                                                           Cash    Overdraft          Net
                                                    (Pounds)000  (Pounds)000  (Pounds)000

        Balance at 1 January 1993                         3,196           (9)       3,187
        Net cash outflow                                 (2,755)        (121)      (2,876)
                                                         ------       ------       ------

        Balance at 31 December 1993                         441         (130)         311
        Net cash inflow                                     434          130          564
                                                         ------       ------       ------

        Balance at 31 December 1994                         875            -          875
        Net cash outflow                                   (651)         (99)        (750)
                                                         ------       ------       ------

        Balance at 31 December 1995                         224          (99)         125
                                                         ======       ======       ======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  25    SUBSEQUENT EVENTS

        On 1 February 1996, The Female Health Company ("FHC") acquired the whole of the issued share capital of the company. The following matters occurred on completion of this transaction, or immediately following completion:

        . the (Pounds)7 million and (Pounds)3 million bank loans were repaid on the company's behalf by the third party provider of finance to Stamina;

        . the mortgage repayment of (Pounds)312,500 due in January 1996 was paid on behalf of the company by the third party provider of finance in consideration for which the company issued a loan in the same amount (see below);

        . the company was released from any obligation to repay the subordinated loans and other loans provided by Stamina, being an amount of (Pounds)21,188,000 as at 1 February 1996, together with interest accrued thereon. This amount includes (Pounds)293,563 of additional funding provided subsequent to 31 December 1995;

        . the company issued two loan notes to the third party provider of finance. A loan of (Pounds)312,500 is repayable by 31 July 1996 with interest accruing at a rate equivalent to LIBOR plus 1.125%, and a loan of (Pounds)520,000 is repayable by 31 January 1999 which is interest free and guaranteed by FHC and the subsidiary;

        . a new mortgage facility of (Pounds)1,062,500 was agreed which is repayable by 31 October 1996 and accrues interest at a rate equivalent to LIBOR plus 2.25%; and

        . the group concluded a termination agreement with a supplier of raw materials under which the group will acquire certain plant and equipment for a total purchase price of (Pounds)430,000, of which (Pounds)100,000 was paid on 1 February 1996 and funded by FHC, and further amounts of (Pounds)200,000 and (Pounds)130,000 are payable on 29 April 1996 and 1 January 1997 respectively.

        In addition to the above subsequent events, FHC has provided funding to the group since 1 February 1996 at a rate of approximately (Pounds)40,000 per week.

        The group has also applied for and been offered a regional assistance development grant in the amount of (Pounds)480,000, the receipt of which is subject to the fulfilment of certain conditions.


  26    ULTIMATE PARENT COMPANY AND PARENT UNDERTAKING OF LARGER GROUP

        During the year the company's ultimate parent company was Stamina Investments Limited, incorporated in The British Virgin Islands. The largest and smallest group in which the results of the company have been consolidated was that headed by Chartex Resources Limited.

        As noted above, with effect from 1 February 1996 the company's ultimate parent company was The Female Health Company.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  27    RELATED PARTY TRANSACTIONS

        Details of certain transactions undertaken by the group, where the other party to the transaction is a related party, are referred to below.

        STAMINA INVESTMENTS LIMITED ("STAMINA")

        Stamina was the company's parent company. Stamina is owned by a discretionary trust, of which Mr V Frantzen, was the settlor. Stamina has entered into the following transactions with the group:

        i) pursuant to an agreement dated 21 October 1993 whereby a third party provided additional loan facilities to Stamina, the company and its subsidiary guaranteed the repayment of loans totalling (Pounds)19,356,000 (1994: (Pounds)18,129,000; 1993:
              (Pounds)14,975,000) on behalf of Stamina. In addition, the company and its subsidiary had pledged as security all of their assets to the third party provider of finance in respect of these loans to Stamina. This pledge was subordinated to the security pledged in respect of bank loans (refer to note 14). These guarantees and pledges were released on 1 February 1996;

        ii) the group agreed to reimburse legal fees incurred by Stamina and the third party provider of finance in connection with loan agreements between Stamina and the third party. The group is the principal beneficiary of the loans advanced to Stamina by means of additional subordinated loan facilities from Stamina. The value of such fees incurred during 1995 were (Pounds)nil (1994:
              (Pounds)nil; 1993:(Pounds)25,765) and (Pounds)nil (1994:(Pounds)3,528; 1993:(Pounds)174,231) respectively. This arrangement ceased with effect from 1 February 1996;

        iii) pursuant to an agreement dated 24 June 1992, the group agreed to incur the cost of consultancy fees payable by Stamina pursuant to a separate agreement dated 28 January 1992 between Herald Limited (see over) and Stamina, whereby Dr Hessel, the inventor of femidom(R), provides consultancy services to the group until 31 January 1997. A provision of (Pounds)196,000 was charged to the profit and loss account in 1993 in respect of this agreement, which is released as the costs are incurred; and

        iv) prior to October 1993 the group from time to time collected income and settled expenses on behalf of Stamina in connection with that company's trading activities. No charge was made by the group for this service as the additional costs involved were considered by the directors not to be significant. In addition, in connection with these trading activities, the group had provided a guarantee to a third party in the sum of Danish Kroner 40,000 (approximately equivalent to (Pounds)4,200) on behalf of Stamina. This guarantee was withdrawn in January 1994.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  28 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The company's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). Differences which have a significant effect on the consolidated net loss of the company in each of the years in the three year period ended 31 December 1995 and on shareholders' equity for the years ended 31 December 1995 and 1994, respectively, are set out below. While this is not a comprehensive summary of all differences between UK and US GAAP, other differences would not have a significant effect on the consolidated net loss or shareholders' equity of the company.

        WAIVER OF INTEREST PAYABLE

        In 1996 and 1995, Stamina agreed to waive the repayment of all interest payable by the group on the subordinated loan stock to 31 December 1995 and 31 December 1994. The interest waived of (Pounds)1,446,000 and (Pounds)1,909,000 respectively was included in the consolidated profit and loss account prepared under UK GAAP, as a reduction of interest expense. Under US GAAP the waiver of interest payable by the group would be recorded as additional capital contributed.

        INTEREST ON BORROWINGS

        Prior to 12 February 1993, the subordinated loan notes issued to Stamina were interest free. Subsequent to that date, interest accrued on all the subordinated loan notes with the exception of an amount of (Pounds)11,125,000 outstanding at that time, of which (Pounds)1,098,000 remained outstanding as at 31 December 1995. Accordingly, the consolidated financial statements prepared in accordance with UK GAAP did not include an interest expense on any of these loans prior to that date, or subsequently on the amount of (Pounds)11,125,000, reducing to (Pounds)1,098,000. In addition no interest has been charged on the other loans provided by Stamina. Under US GAAP the consolidated financial statements are required to include an interest charge to reflect an appropriate interest expense on borrowings which was not charged to the group. Under US GAAP interest expense charged for which no payment is made would be recorded as additional capital contributed.

        CAPITALISATION OF INTEREST

        The consolidated financial statements prepared in accordance with UK GAAP exclude from the cost of fixed assets the cost of interest arising on the funds expended to construct those assets. Under US GAAP, the cost of interest incurred on funds borrowed to construct certain fixed assets, up to the date when those assets become operational, would be capitalised and included in the recorded cost of such assets. The assets upon which interest would be capitalised include buildings and their related construction and conversion costs, and items of plant and equipment which were constructed by the group. Note that for this purpose the interest incurred on borrowed funds includes the imputed interest on borrowings referred to above.

        To the extent that interest capitalised in this way increases the carrying value of assets which have been subject to write down due to impairment in value, then the extent of such write downs would be increased accordingly.

        DEVELOPMENT COSTS

        The consolidated financial statements prepared in accordance with UK GAAP include, in the original cost of plant and equipment, costs incurred in the design and development of the production process. Under US GAAP such development costs would be expensed as incurred. By not capitalising these costs the extent of the write down of the value of fixed assets made in 1993 would be reduced.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  28 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

        INTELLECTUAL PROPERTY RIGHTS

        The consolidated financial statements prepared in accordance with UK GAAP include in the value of intangible fixed assets, all costs incurred by the group to acquire and retain the intellectual property rights ("IPR") relating to the product femidom(R). In addition, pursuant to the agreement under which the IPR were acquired, Stamina granted Herald Limited, a company connected with the inventor of femidom(R), an option to acquire shares in, and loan stock issued by the group. The cost of granting this option was not recorded in the consolidated financial statements prepared in accordance with UK GAAP. Under US GAAP, the cost of granting this option would be capitalised as part of the cost to the group of the IPR. The amount capitalised would be recorded as additional capital contributed. The increased cost of the IPR would be amortised over the economic life of the IPR.

        DEPRECIATION OF INVESTMENT PROPERTIES

        Depreciation is not provided on property held for investment purposes in the company's consolidated financial statements prepared under UK GAAP, as it is the group's policy to maintain its properties in a state of good repair. Under US GAAP depreciation is required on the building and improvements element of the investment properties. The investment properties would be depreciated over a period of 50 years for the building, and 10 years for improvements, in equal annual depreciated instalments. The investment properties were sold during 1994, and as a result the additional depreciation which would arise under US GAAP would generate a profit on disposal.

        LOANS

        Where the repayment date stated in loan agreements is more than twelve months after the balance sheet date, the consolidated financial statements prepared in accordance with UK GAAP have included such loans within amounts falling due after more than one year. Under US GAAP, where loans are technically in default of certain contractual conditions, regardless of whether or not as a result of such a default the lender has exercised its rights to demand repayment, such loans are disclosed as amounts falling due within one year. The group was technically in default of certain contractual conditions in respect of both of the loans which comprise the balance of (Pounds)7,000,000 and (Pounds)8,375,000 disclosed as amounts falling due after more than one year as at 31 December 1995 and 31 December 1994 respectively (refer to note 14), and therefore all loans would be classified as current liabilities under US GAAP.

        CASH FLOWS

        Under UK GAAP the group complies with Financial Reporting Standard No. 1 "Cash Flow Statements" ("FRS 1"). Its objective and principles are similar to those set out in SFAS No. 95 "Statement of Cash Flows". The principal difference between the standards is in respect of classification. Under FRS 1, the group presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS No. 95 requires only three categories of cash flow activity (a) operating; (b) investing; and (c) financing.

        Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 would be included as operating activities under SFAS No. 95. In addition, under FRS 1, cash and cash equivalents include short term borrowings with original maturities of less then 90 days. SFAS No. 95 requires movements on such short term borrowings to be included in financing activities.

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  28 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

        DEFERRED TAXATION

        Deferred corporate taxes have, in accordance with UK GAAP, been provided under the liability method to the extent that it is probable that a liability will crystallise in the foreseeable future. Under US GAAP, deferred taxes are provided fully under the liability method in respect of the tax consequences of all temporary differences between carrying values for financial reporting purposes and the tax bases of assets and liabilities.

        The tax effects of temporary differences under UK GAAP that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

                                                       1995          1994
                                                (Pounds)000   (Pounds)000

        Deferred tax assets:
          Financial provisions not deducted
           for tax purposes                              53            66
          Net operating loss carry forwards          12,870        11,550
          Other                                         236           312
                                                    -------       -------

        Gross deferred tax assets                    13,159        11,928
        Less valuation allowance                    (12,988)      (11,743)
                                                    -------       -------

                                                        171           185

        Deferred tax liabilities:
          Other                                        (171)         (185)
                                                    -------       -------

        Net deferred tax liability                        -             -
                                                    =======       =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  28 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

        Details of the effect on the Company's consolidated net loss and shareholders' equity of differences between UK GAAP and US GAAP are as follows:

        Effect on net loss of differences between UK and US GAAP

                                                             1995          1994          1993
                                                      (Pounds)000   (Pounds)000   (Pounds)000

        Net loss in accordance with UK GAAP                (4,745)       (2,149)      (15,281)
                                                           ======        ======       =======

        US GAAP adjustments:
          Waiver of interest payable                       (1,446)       (1,909)            -
          Interest on borrowings                              (88)          (75)         (591)
          Development costs                                     -             -          (239)
          Depreciation adjustments arising from
           the capitalisation of interest and
           development costs                                  (10)          (10)          613
          Amortisation of additional IPR costs                (24)          (24)          (24)
          Profit on the disposal of investment
           properties                                           -            46             -
          Adjustment to the write down of
           fixed assets                                         -             -         1,931
          Depreciation of investment properties                 -             -           (19)
                                                           ------        ------       -------

        US GAAP adjustments before taxation                (1,568)       (1,972)        1,671
        Taxation                                                -             -             -
                                                           ------        ------       -------

        US GAAP adjustments after taxation                 (1,568)       (1,972)        1,671
                                                           ------        ------       -------

        Net loss in accordance with US GAAP                (6,313)       (4,121)      (13,610)
                                                           ======        ======       =======

CHARTEX RESOURCES LIMITED AND SUBSIDIARY

  28 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

        Cumulative effect on shareholders' deficit of differences between UK and US GAAP

                                                                      1995          1994
                                                               (Pounds)000   (Pounds)000

        Shareholders' deficit in accordance with UK GAAP           (24,764)      (20,119)
                                                                   =======       =======

        US GAAP adjustments:
          Waiver of interest payable                                (3,355)       (1,909)
          Interest on borrowings                                    (2,804)       (2,716)
          Additional capital contributed                             6,159         4,625
          Capitalised interest                                         266           266
          Depreciation adjustment arising from the
           capitalisation of interest                                  (47)          (37)
          Additional cost of IPR                                       400           400
          Amortisation of additional IPR costs                        (119)          (95)
                                                                   -------       -------

        US GAAP adjustments before taxation                            500           534
        Taxation                                                         -             -
                                                                   -------       -------

        US GAAP adjustments after taxation                             500           534
                                                                   =======       =======

        Shareholders' deficit in accordance with US GAAP           (24,264)      (19,585)
                                                                   =======       =======

        Shareholders' deficit in accordance with US GAAP at
         beginning of fiscal year                                  (19,585)      (18,083)
        Net loss in accordance with US GAAP                         (6,313)       (4,121)
        Capital contribution under UK GAAP                             100           635
        Additional capital contributed under US GAAP                 1,534         1,984
                                                                   -------       -------

        Shareholders' deficit in accordance with US GAAP at
         end of fiscal year                                        (24,264)      (19,585)
                                                                   =======       =======

     No person is authorized to give any   information or to make any
representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of Common Stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


     TABLE OF CONTENTS                                         Page
                                                               ----
Available Information........................................
The Company..................................................
The Offering.................................................
Summary Financial Information................................
Risk Factors.................................................
Use of Proceeds..............................................
Capitalization...............................................
Dilution.....................................................
Dividends....................................................
Price Range of Common Stock..................................
Selected Consolidated Financial Data.........................
Management's Discussion and Analysis of Financial Condition
and Results of Operations Business...........................
Management...................................................
Principal and Selling Shareholders...........................
Certain Transactions.........................................
Description of Capital Stock.................................
Shares Eligible for Future Sale..............................
Plan of Distribution.........................................
Experts......................................................
Legal Opinion................................................
Index to Financial Statements................................





                                1,790,580 Shares



                                   THE FEMALE
                                 HEALTH COMPANY

                                  COMMON STOCK


                                   PROSPECTUS
                                   ----------



                                 ________, 1996

                  II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

          Not including underwriting discounts and commissions, the expenses of issuance and distribution which are to be paid by the Company are estimated as follows:




                  Item                          Amount
                  ----                          ------
Securities and Exchange Commission
 Registration Fee                              $  2,621

American Stock Exchange Listing Fee              17,500

Legal Fees and Expenses                          75,000

Accounting Fees and Expenses                     75,000

Miscellaneous Expenses                           75,000
                                               --------

          Total                                $245,121
                                               ========

Item 14.  Indemnification of Directors and Officers

         Pursuant to Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under Sections 180.0850 to 180.0858 as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

         Consistent with Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, Article VIII of the Company's By-Laws provides that the Company shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as an officer or director of the Company in the circumstances described above. Article VIII of the Amended and Restated By-Laws also provides that the directors of the Company are not subject to personal liability to the Company, its shareholders or persons asserting rights on behalf thereof, as provided in the Wisconsin Business Corporation Law. The Amended and Restated By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the Amended and Restated By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law or otherwise.

         The indemnification provided as set forth above is not exclusive of any other rights to which a director or an officer of the Company may be entitled.

         The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 15.  Recent Sales of Unregistered Securities

     Described below is a summary of all transactions within the past three years in which the Company sold its securities without registration under the Securities Act.

     On July 27, 1994, the Company and its previously wholly-owned subsidiary, WPC Holdings, Inc. ("Holdings"), entered into an agreement with Reflect, Inc. pursuant to which Holdings purchased substantially all of the assets of Reflect, Inc. In consideration of such assets, the Company issued 52,942 shares of the Company's Common Stock to Reflect, Inc. and agreed to make certain royalty payments to Reflect, Inc. based on the Company's future sales of the Reflect products. On the date the shares were issued to Reflect, Inc. they had an aggregate value of $547,050 based on the last listed sale price of the Company's Common Stock on such date. Subsequently, on or about June 15, 1995, the Company issued an additional 30,000 shares to Reflect, Inc. in settlement of a dispute between Reflect, Inc., Holdings and the Company relating to this asset acquisition. At the time these 30,000 shares were issued, the shares had a value of $114,375 based on the last sale price of the Company's Common Stock on such date.

     On March 13, 1995, as amended on April 22, 1996 the Company issued to CCRI Corporation a warrant to purchase 150,000 shares of the Company's Common Stock at an exercise price of $3.50 per share, the last sale price of the Company's Common Stock on the date the agreement was entered into. The Company issued the warrant to CCRI Corporation in consideration of its financial consulting services to the Company. See "Principal and Selling Shareholders" for a description of the material terms of this warrant. CCRI Corporation provided and continues to provide certain investor relations consulting services to the Company.

     On November 21, 1995, the Company borrowed $1,000,000 from an affiliate of Mr. Dearholt, a current director of the Company, under a one year note payable in full on November 20, 1996. As part of this transaction, Mr. Dearholt guaranteed the Company's obligations under the $1,000,000 promissory note. In consideration of the transaction, the Company issued warrants to each of Mr. Dearholt and the lender, which entitle each of them to purchase 10,000 shares of the Company's Common Stock at $3.00 per share, which represented the average trading price of the Company's Common Stock for the five trading days prior to the issuance of such warrants. The warrants expire upon the earlier of their exercise or November 20, 2000.

     On March 12, 1996, the Company entered into an agreement with John A. Wundrock and Thomas J. Bonesho, two of its former directors. Pursuant to this agreement, the Company acknowledged that Mr. Wundrock and Mr. Bonesho incurred $67,186.87 of expenses in connection with the Company's special meeting proxy related to the approval of the sale of Holdings and the change in the Company's name. In accordance with this agreement, the Company agreed to reimburse Messrs. Wundrock and Bonesho for such expenses by issuing them 15,580 shares of the Company's Common Stock, representing the number of shares required to reimburse them for such expenses based on the last sale price of the Company's Common Stock on March 11, 1996.

     On March 25, 1996, the Company borrowed $1,000,000 from Mr. Dearholt under a one year note payable in full on April 25, 1997. As part of the transaction, the Company issued to Mr. Dearholt and his affiliate, warrants to purchase 200,000 and 20,000 shares of the Company's Common Stock, respectively, at $3.10 per share. The $3.10 per share price represented the average trading price of the Company's Common Stock for the five trading days immediately prior to the transaction. The warrants expire upon the earlier of their exercise or March 25, 2001.

     The Company believes that the sales described above were exempt from registration under section 4(2) of the Securities Act and/or Regulation D promulgated under the Act because such sales were made to a limited group of persons, each of whom was believed to have been a sophisticated investor and, in all but the Reflect transaction, had a pre-existing business or personal relationship with the Company or its management and since each person was purchasing for investment without a view to further distribution. Restrictive legends were placed on all instruments evidencing the securities described above.

     On September 30, 1993, the Company issued 150,000 shares of its Common Stock to a foreign investor for an aggregate offering price of $1,260,000, from which the Company paid aggregate commissions to the placement agent in the offering of $210,000.

     In February 1995, the Company sold 970,000 shares of its Common Stock to two foreign investors for an aggregate offering price of $3,453,150, from which the Company paid aggregate commissions to the placement agent in the offering of $289,010.

     The Company believes that the sales described above were exempt from registration under Regulation S of the Securities Act, because such sales were made to nonresidents of the United States in an offshore transaction without any directed selling efforts made in the United States by the Company, any distributor or any of their respective affiliates or any person acting on behalf of any of such parties. In addition, the Company believes it implemented all offering restrictions and complied with all other terms and conditions of Regulation S which are imposed on the issuer of the securities.

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits.



         Exhibit
         Number                                   Description
         ------                                   -----------
         1.1          Engagement letter with GS/2/ Securities, Inc.*

         1.2          Consulting Agreement with Collopy & Company, Inc.*

         3.1          Amended and Restated Articles of Incorporation, as amended./1/

         3.2          Amended and Restated By-Laws of Company, as amended./2/

         4.1          Amended and Restated Articles of Incorporation, as amended (same as Exhibit
                      3.1)./1/

         4.2          Articles II, VII and XI of the Amended and Restated By-Laws of the Company
                      (included in Exhibit 3.2)./2/

         5            Opinion of Counsel.*

         10.1         Employment Agreement between John Wundrock and the Company dated
                      October 1, 1989./1/

         10.2         Employment Agreement between Thomas Bonesho and the Company dated
                      October 1, 1989./1/

         10.3         Employment Agreement between Charles Nevsimal and the Company dated
                      October 1, 1990./2/

         10.4         Wisconsin Pharmacal Company, Inc. (k/n/a The Female Health Company) 1990
                      Stock Option Plan./3/

         10.5         Management Services Agreement between Phoenix Health Care of Illinois, Inc.
                      a General Partner of Phoenix Health Care Group Limited Partnership and the
                      Company dated April 6, 1991./4/

         10.6         Commercial Building Lease dated May 1, 1992 covering the Jackson, Wisconsin office and manufacturing facility./5/

         10.7         Reality Female Condom Clinical Trial Data Agreement between the Company and Family Health International dated September 24, 1992./6/

         10.8         Trademark License Agreement for Reality Trademark./7/


         10.9         Office space lease between the Company and John Hancock Mutual Life
                      Insurance Company dated June 1, 1994./8/

         10.10        Employment Agreement dated September 10, 1994 between the Company and
                      Dr. Mary Ann Leeper./9/

         10.11        1994 Stock Option Plan./10/

         10.12        Investor relations and development services Consulting Agreement between the Company and C.C.R.I. Corporation dated March 13, 1995./11/

         10.13        Consultant Warrant Agreement dated March 13, 1995 between the Company and C.C.R.I. Corporation, as amended on April 22, 1996.

         10.14        Offshore Securities Subscription Agreement for the sale of 370,000 shares of
                      Company Common Stock dated February 7, 1995./11/

         10.15        Offshore Securities Subscription Agreement for the sale of 100,000 shares of
                      Company Common Stock dated February 7, 1995./11/

         10.16        Offshore Securities Subscription Agreement for the sale of 500,000 shares of
                      Company Common Stock dated February 7, 1995./11/

         10.17        Settlement Agreement and Mutual Release of All Claims between WPC
                      Holdings, Inc., Reflect, Inc. and the Company dated June 15, 1995./12/

         10.18        Stock Purchase Agreement by and between WPC Acquisition Corporation and the Company dated June 20, 1995./12/

         10.19        Agreement relating to the acquisition of the entire issued share capital of
                      Chartex Resources Limited and exhibits thereto./13/

         10.20        Demand note payable between the Company and an officer/stockholder of the
                      Company dated October 2, 1995./2/

         10.21        Company Promissory Note Payable to Dean & Co. for $1 million dated
                      November 21, 1995 and related Note Purchase and Warrant Agreement,
                      Guarantee Agreements and Stock Issuance Agreement by and between the
                      Company, Dean & Co., Steven M. Dearholt, O.B. Parrish, William R. Gargiulo,
                      Jr. and Mary Ann Leeper./2/

         10.22        Company Promissory Note payable to Stephen M. Dearholt for $1 million dated
                      March 25, 1996 and related Note Purchase and Warrant Agreement, Warrants and Stock Issuance Agreement.

         10.23        Outside Director Stock Option Plan.*

         10.24        Exclusive Distribution Agreement between Chartex International Plc and Taiho
                      Pharmaceutical Co., Ltd. dated October 18, 1994.*


         10.25        Supply Agreement between Chartex International Plc and Deerfield
                      Urethane, Inc. dated August 17, 1994.*

         10.26        Employment Letter dated February 28, 1990 from Chartex Resources
                      Ltd. to Michael Pope and Board amendments thereto.*

         10.27        Grant Letter dated March 7, 1996 from the Government Office for
                      London of the Secretary of State of Trade and Industry regarding economic development grant to the Company.*

         10.28        Letter Amendment to Asset Sale Agreement dated April 29, 1996 between the Company and Dowty Seals Limited and Chartex
                      International Plc.*

         23.1         Consent of Ernst & Young LLP, Independent Auditors.

         23.2         Consent of KPMG, Independent Auditors.

         23.3         Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.
                      (included in Exhibit 5).*

         (b)  Financial Statement Schedules.

         Schedule                              Description
         --------                              -----------

          I                  Condensed Financial Information of Registrant


          II                 Valuation and Qualifying Accounts.

_________________________

*    Previously filed

1 Incorporated herein by reference to the Company's Registration Statement on Form S-18, Registration No. 33-35096, as filed with the Securities and Exchange Commission on May 25, 1990.

2    Incorporated herein by reference to the Company's 1995 Form 10-K.

3    Incorporated herein by reference to the Company's December 31, 1990 Form
     10-Q.

4    Incorporated herein by reference to the Company's June 30, 1991 Form 10-Q.

5    Incorporated herein by reference to the Company's June 30, 1992 Form 10-Q.

6 Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-51586, as filed with the Securities and Exchange Commission on September 28, 1992.

7    Incorporated herein by reference to the Company's 1992 Form 10-K.

8    Incorporated herein by reference to the Company's June 30, 1994 Form 10-Q.

9 Incorporated herein by reference to the Company's Registration Statement on Form S-2, Registration No. 33-84524, as filed with the Securities and Exchange Commission on September 28, 1994.

10   Incorporated herein by reference to the Company's 1994 Form 10-K.

11   Incorporated herein by reference to the Company's March 31, 1995 Form 10-Q.

12   Incorporated herein by reference to the Company's June 30, 1995 Form 10-Q.

13 Incorporated herein by reference to the Company's Current Report on Form 8-K dated November 20, 1995.

Item 17.  Undertakings

     The undersigned registrant undertakes as follows:

          (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements on filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 12th day of June 1996.

                              THE FEMALE HEALTH COMPANY

                              BY               /s/ O.B. Parrish
                                ----------------------------------------------
                                     O.B. Parrish, Chairman of the Board,
                                           Chief Executive Officer,
                                      acting Principal Financial Officer
                                    and acting Principal Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.



Signature                        Title                             Date
- ---------                        -----                             ----
     /s/ O.B. Parrish            Chairman of the Board, Chief      June 12, 1996
- -----------------------------    Executive Officer, acting
          O.B. Parrish           Principal Financial Officer,
                                 acting Principal Accounting
                                 Officer and Director

/s/ William R. Gargiulo, Jr.*    Vice President, Secretary and     June 12, 1996
- -----------------------------    Director
     William R. Gargiulo, Jr.

/s/ Mary Ann Leeper, Ph.D.*      President and Chief Operating     June 12, 1996
- -----------------------------    Officer and Director
     Mary Ann Leeper, Ph.D.

- -----------------------------    Director                          _______, 1996
     David R. Bethune

- -----------------------------    Director                          _______, 1996
   Stephen M. Dearholt

* By: O.B. Parrish
  Attorney in Fact


                                 EXHIBIT INDEX



Exhibit                                                                 Page
Number                          Description                            Number
- --------                        -----------                            ------
 23.1      Consent of Ernst & Young LLP, Independent
           Auditors.

 23.2      Consent of KPMG, Independent Auditors.
